EXHIBIT 2.1

________________________________________________________________

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

UNRIVALED BRANDS, INC.,

PEOPLE’S RIVERSIDE, LLC,

PEOPLE’S LOS ANGELES, LLC,

PEOPLE’S COSTA MESA, LLC

and

PEOPLE’S CALIFORNIA, LLC

dated as of November 22, 2021

________________________________________________________________

i

ii

iii

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) dated as of November 22, 2021, is entered into by and among Unrivaled Brands, Inc., a Nevada corporation (“Purchaser”); People’s Riverside, LLC, a California limited liability company (“People’s Riverside”); People’s Los Angeles, LLC, a California limited liability company (“People’s LA”); and People’s Costa Mesa, LLC, a California limited liability company (“People’s Costa Mesa,” and together with People’s Riverside, People’s LA, and People’s Costa Mesa, each, a “Company” and, collectively, the “Companies”), and People’s California, LLC, a California limited liability company (the “Owner”).

W I T N E S S E T H:

WHEREAS, Purchaser, Owner and People’s First Choice, LLC, a California limited liability company (“People’s First Choice”), entered into that certain Membership Interest Purchase Agreement, dated August 15, 2021, (the “Primary Purchase Agreement”), pursuant to which Purchaser acquired from the Owner, and the Owner sold to Purchaser, all of the issued and outstanding membership interests of People’s First Choice;

WHEREAS, Purchaser and Owner entered into that certain Membership Interest Purchase Agreement, dated November 4, 2021 (the “Costa Mesa Effective Date”), pursuant to which Purchaser acquired from the Owner, and the Owner sold to Purchaser, fifty percent (50%) of the issued and outstanding membership interests of People’s Costa Mesa (the “Costa Mesa Purchase Agreement”);

WHEREAS, the Owner owns all of the issued and outstanding membership interests of the Companies (other than the interests sold to Purchaser pursuant to the Costa Mesa Purchase Agreement) (the “Interests”);

WHEREAS, Purchaser desires to acquire all of the Interests, and the Owner desires to sell to Purchaser all of the Interests, upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.01 Definitions. As used in this Agreement, the following terms have the meanings set forth or as referenced below:

“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Purchaser) concerning (a) a merger, consolidation, liquidation, recapitalization, share exchange, or other business combination transaction involving the Companies or any of their Subsidiaries; (b) the issuance or acquisition of shares of capital stock or other equity securities of the Companies or any of their Subsidiaries; or (c) the sale, lease, exchange, or other disposition of any significant portion of the Companies’ or any of their Subsidiaries’ properties, assets or Liabilities (including through a reinsurance or hedging transaction).

1

“Action” means any action, suit, arbitration, hearing, mediation, or other proceeding, whether civil or criminal, at law or in equity, before or by any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person. Notwithstanding anything to the contrary contained herein, from and after the Initial Closing, none of the Companies or any of their Subsidiaries shall be deemed to be an Affiliate of the Owner.

“Agreement” has the meaning set forth in the Preamble.

“Amended and Restated Operating Agreements” means the amended and restated operating agreements of People’s Riverside and People’s LA, substantially in the forms set forth on E xhibit A, which, if not set forth on such Exhibit as of the date hereof, the parties agree a mutually agreed-upon form of which may be attached to this Agreement prior to the Initial Closing without the need for a formal amendment hereto.

“Ancillary Agreements” means the Management Agreements and the Amended and Restated Operating Agreements.

“ARP Act” means the American Rescue Plan Act of 2021. “Burdensome Condition” has the meaning set forth in Section 6.03(d).

“Business Day” means any day other than a Saturday, a Sunday or any day on which banks in Orange County, California are authorized or required by applicable Law to be closed for business.

“Cannabis” means “cannabis,” “cannabis products,” and “cannabis goods” as those terms are defined in the California Medicinal and Adult-Use Cannabis Regulation and Safety Act, Business and Professions Code § 26001 and the regulations issued by the Department set out in Title 16, Division 42 of the California Code of Regulations, as amended.

“Cap” has the meaning set forth in Section 10.04(a).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020.

“Closings” means the Initial Closing and the Second Closing.

“Closing Date” means the date of the applicable Closing.

“Code” means the Internal Revenue Code of 1986.

2

“Collective Bargaining Agreement” means any collective bargaining agreement or other labor contract (including any contract or agreement with any works council, labor, or trade union or other employee representative body).

“Commercial Cannabis Activities” means the cultivation, possession, manufacture, distribution, processing, storing, laboratory testing, packaging, labeling, transportation, delivery, or sale of Cannabis as provided for pursuant to State Cannabis Laws.

“Company” or “Companies” has the meaning set forth in the Preamble.

“Company Benefit Plan” means each (a) “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), (b) other benefit and compensation plan, Contract, policy, program, practice, arrangement or agreement, including, but not limited to, pension, profit-sharing, savings, termination, executive compensation, phantom stock, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which any of the Companies or their Subsidiaries are the owners, the beneficiaries, or both), employee loan, educational assistance, fringe benefit, deferred compensation, retirement or post- retirement, severance, equity or equity-based, incentive and bonus plan, contract, policy, program, practice, arrangement or agreement, and (c) other employment, consulting, or other individual agreement, plan, practice, policy, contract, program, and arrangement, in each case; (i) which is sponsored, maintained or contributed to by any of the Companies or any of their Subsidiaries or any of the Companies’ ERISA Affiliates for or on behalf of any of the Companies’ Service Providers or (ii) with respect to which any of the Companies or any of their Subsidiaries have any Liability.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Companies to the Purchaser in connection with the execution and delivery of this Agreement.

“Company Employees” has the meaning set forth in Section 4.12(a).

“Company ERISA Affiliate” means any Person which is considered a single employer with the Companies or any of their Subsidiaries under Section 4001(b)(1) of ERISA or Section 414 of the Code.

“Company Financial Statements” has the meaning set forth in Section 4.06(a).

“Company Fundamental Representations” means the representations and warranties set forth in Section 4.01, Section 4.02, Section 4.03, Section 4.05(a), Section 4.15(b), Section 4 .16(a), and Section 4.18.

“Company Insurance Policies” has the meaning set forth in Section 4.17.

“Company Intercompany Agreement” means any Contract between (a) any of the Companies or any of their Subsidiaries, on the one hand, and (b) the Owner, or any Affiliate of the Owner (other than the Companies or any of their Subsidiaries), any of their respective directors, officers or employees or any spouse, parent, siblings, descendants (including adoptive relationships and stepchildren) of the Owner, and the spouses of each such natural persons, on the other hand.

3

“Company IP” means any and all Intellectual Property owned by, claimed in writing to be owned by, or held for use by the Companies or any of their Subsidiaries.

“Company Lease” has the meaning set forth in Section 4.16(b).

“Company Leased Real Property” has the meaning set forth in Section 4.16(b).

“Company Material Contract” has the meaning set forth in Section 4.14(a).

“Company Registered IP” has the meaning set forth in Section 4.13(a).

“Company Releasee” has the meaning set forth in Section 6.06(a).

“Company Service Provider” means any employee, consultant, contractor or other Person providing similar services to any of the Companies.

“Competing Business” means the cannabis retail business, including the cannabis delivery retail business, but shall not include the activities permitted under Section 6.13 of the Primary Purchase Agreement.

“Confidential Information” has the meaning set forth in Section 6.02(b).

“Contract” means any written note, bond, mortgage, indenture, guarantee, license, franchise, permit, agreement, contract, lease, commitment, legally binding letter of intent, or other similar instrument, and any amendments thereto.

“Control” means, with respect to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. The terms “Controlled,” “Controlled by,” and “under common Control with” shall have correlative meanings.

“Costa Mesa Purchase Price” has the meaning set forth in Section 2.01(c).

“CSA” means the Controlled Substances Act of the United States, 21 U.S.C. § 801 et seq. (including any implementing regulations and schedules), as amended.

“Department” means the Department of Cannabis Control, as amended or consolidated.

“Direct Claim” has the meaning set forth in Section 10.06.

“Encumbrance” means any lien, encumbrance, charge, security interest, mortgage, pledge, indenture, deed of trust, right of way, encroachment, easement, covenant, option, right of first offer or refusal or transfer restriction, or any other similar restrictions or limitations on the ownership or use of real or personal property or similar irregularities in title thereto.

“Enforceability Exceptions” has the meaning set forth in Section 3.02(a).

4

“Environment” means: (a) any and all buildings, structures, fixtures, fittings, appurtenances, pipes, conduits, valves, tanks, vessels and containers whether above or below ground level; and (b) ambient air, land surface, sub-surface strata, soil, surface water, ground water, river sediment, marshes, wet lands, flora and fauna.

“Environmental Law” means all Laws relating to (i) pollution, natural resources or natural resource damages, endangered or threatened species, the protection of the Environment or of human health or safety; or (ii) the presence of, manufacture, formulation, processing, treatment, storage, containment, labeling, handling, transportation, exposure to, distribution, recycling, reuse, release, disposal, removal, remediation, abatement or clean-up of any Hazardous Material.

“Environmental License” means any Permit required by or pursuant to any applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Excluded Liabilities” has the meaning set forth in Section 1.01(a) of the Company Disclosure Schedule.

“Federal Cannabis Laws” means any United States federal statute, law, ordinance, regulation, rule, code, United States federal Governmental Order, constitution, treaty, common law, other requirement or rule of law of any United States federal Governmental Authority, but only as and to the extent that they relate, either directly or indirectly, to Commercial Cannabis Activities, including, without limitation, the CSA, the prohibition on drug trafficking under 21 U.S.C. § 841(a), et seq., the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957, and 1960 and the regulations and rules promulgated under any of the foregoing. For the avoidance of doubt, (i) Federal Cannabis Laws shall not be construed to include any foreign, state or local Cannabis laws (including State Cannabis Laws) or any foreign, federal, state or local Hemp laws and (ii) Federal Cannabis Laws shall not be construed to include any United States federal laws, civil, criminal or otherwise, to the extent they would be applied in any relevant instance to any activities other than Commercial Cannabis Activities.

“GAAP” means generally accepted accounting principles and practices in the United States.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law) or any arbitrator, arbitration panel, court or tribunal.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

5

“Hazardous Material” means any explosives, radioactive materials, hazardous wastes or materials, chemicals, hazardous or toxic substances (including without limitation, petroleum, petroleum based substances, polychlorinated biphenyls, emerging contaminants, per and polyfluoroalkyl substances, lead based paint or lead containing materials, asbestos or any material containing asbestos (including, without limitation, vinyl asbestos tile), urea formaldehyde foam insulation, radon, mold or any other substance or material as defined by any Environmental Laws; provided that Cannabis and marijuana are explicitly excluded from this definition of Hazardous Material, as are any substances or products that would be deemed Hazardous Material solely because they contain Cannabis or marijuana.

“Hemp” means “Hemp” as defined in 7 U.S.C. § 1639o(1), as amended.

“Holdback Amounts” means the Stark Note Holdback Amount and the Stark Litigation Holdback Amount.

“Indebtedness” means all of the Companies’ and their Subsidiaries’ (i) indebtedness for borrowed money, including all outstanding amounts under notes, bonds, debentures, mortgages, and similar instruments, (ii) capitalized leases, (iii) obligations under conditional sale or other title retention agreements, (iv) deferred purchase price for property or services (including all “earn out” and similar obligations but excluding only those accounts payable incurred in the ordinary course of business and included in the Purchaser Pre-Initial Closing Costs), (v) obligations, contingent or otherwise, as an account party in respect of letters of credit and letters of guaranty, (vi) deferred compensation and other similar liabilities or arrangements, or any amounts due to personnel (whether employees or independent contractors) related to periods prior to the Initial Closing Date, (vii) obligations, contingent or otherwise, in respect of any accrued interest, success fees, prepayment penalties, interest rate swap breakage costs, make- whole premiums or penalties and all costs and expenses associated with the repayment of any of the foregoing, and (viii) guaranties of any obligations described in clauses (i) through (vii) above of any other Person and any costs and expenses associated with their release.

“Indemnified Party” means the party making a claim under Article X.

“Indemnified Taxes” means, without duplication, any and all Losses incurred or sustained by, or imposed upon, the Purchaser Indemnitees based upon, arising out of, with respect to or by reason of (a) any liability for Taxes (including the non-payment therefor) of the Owner, (b) any Taxes imposed on or with respect to the Companies or any of their Subsidiaries for any Pre-Initial Closing Tax Period, (c) Taxes arising out of or attributable to any misrepresentation, inaccuracy, or breach of any representation, warranty, covenant, or agreement related to Taxes by the Owner or the Companies contained in this Agreement (or in any certificate, document, list, or schedule delivered to Purchaser by the Owner hereunder), (d) Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Companies or any of their Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Initial Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign Law, (e) Taxes of any Person imposed on the Companies or any of their Subsidiaries as a transferee or successor, by Contract or otherwise, in each case, which Taxes relate to any event or transaction occurring on or before the Initial Closing, (f) Taxes that are the responsibility of the Owner pursuant to Section 7.01 and (g) any Tax Liabilities of the Companies or any of their Subsidiaries resulting from deferral of the employer portion of payroll Taxes pursuant to Section 2302 of the CARES Act or pursuant to any executive order, or administrative notice, to the extent relating to a Pre-Initial Closing Tax Period. For the avoidance of doubt, neither the good faith Tax position of Owner, the Companies, or any Subsidiary will act to absolve Owner of Owner’s obligations with respect to Indemnified Taxes, including, without limitation, the good faith mistake of law or fact of Owner, the Companies, any Subsidiary, or any of their respective Representatives with respect to the permissibility of accounting methods under or pursuant to Section 471(c) of the Code with respect to Inventory or any other assets or Liabilities.

6

“Indemnifying Party” means the party against whom a claim is asserted under Article X.

“Initial Closing” has the meaning set forth in Section 2.02.

“Initial Closing Date” has the meaning set forth in Section 2.02.

“Initial Closing Interests” has the meaning set forth in Section 2.01(a).

“Intellectual Property” means any and all intellectual property rights throughout the world, including any and all of the following (a) utility, utility model, design and plant patents and patent disclosures, including any continuations, divisions, continuations-in-part, reexaminations, extensions, renewals, reissues and foreign counterparts of or for any of the foregoing, (b) Trademarks, (c) Internet domain names and associated websites, as well as social media usernames, handles and similar identifiers and associated social media account content, (d)works of authorship, copyrights and copyrightable subject matter, and moral and economic rights therein, (e) rights in Software, data and databases, (f) trade secrets and other confidential and proprietary information, including confidential and proprietary customer and supplier lists, pricing and cost information, and business and marketing plans and proposals (collectively, “Trade Secrets”), (g) rights in ideas, know-how, inventions (whether or not patentable or reduced to practice), processes, formulae and methodologies, compositions, technologies, techniques, specifications, protocols, schematics and research and development information, (h) any and all applications, registrations and recordings for any of the foregoing and (i) all rights in the foregoing (including pursuant to licenses, common-law rights, statutory rights and contractual rights), in each case to the extent protectable under applicable Law.

“Intercompany Account” means any intercompany account balance outstanding as of immediately prior to the Initial Closing between (a) any of the Companies or any of their Subsidiaries, on the one hand, and (b) the Owner or any Affiliate of the Owner (other than the Companies or any of their Subsidiaries), any of their respective directors, officers or employees or any spouse, parent, siblings, descendants (including adoptive relationships and stepchildren) of the Owner and the spouses of each such natural persons, on the other hand.

“Interests” has the meaning set forth in Recitals.

“Inventory” means all Cannabis inventory owned by the Companies and their Subsidiaries that are usable and salable by the Companies and their Subsidiaries in the ordinary course of business following the Initial Closing Date.

“IRS” means the Internal Revenue Service.

7

“Knowledge” means with respect to (a) the Companies, the actual or constructive knowledge of Bernard Steimann and Jay Yadon, after reasonable inquiry, and (b) Purchaser, the actual or constructive knowledge of Frank Knuettel, after reasonable inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, Governmental Order, constitution, treaty, common law, other requirement or rule of law of any Governmental Authority, including, without limitation, State Cannabis Laws, provided that the Federal Cannabis Laws are specifically excluded from the definition of Law, but only until such time as adult recreational use of Cannabis is either decriminalized or legalized at the federal level in the United States, at which time the definition of Law shall include the Federal Cannabis Laws.

“Liabilities” means any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Locations” means (a) 125 La Cadena Dr. West, Riverside, CA 92506 (as to People’s Riverside); (b) 1149 and 1135 S. Los Angeles Street, Los Angeles, CA 90015 (as to People’s LA); and (c) 1844 Newport Blvd., Costa Mesa, CA 92627 (as to People’s Costa Mesa).

“Losses” means any and all losses, lost profits, diminution in value, damages, Liabilities, deficiencies, obligations, claims, costs, interest, awards, judgments, fines, charges, penalties, Taxes, settlement payments and expenses (including reasonable expenses of investigation, enforcement and collection and reasonable attorneys’, actuaries’, accountants’, and other professionals’ fees, disbursements and expenses) of any kind; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third-party.

“Management Agreements” means the management agreements substantially in the form set forth on Exhibit B.

“Material Adverse Effect” means, (a) with respect to a Person, a material adverse effect on the business, condition (financial or otherwise), assets or Liabilities or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that no event, change, circumstance, effect, development, condition or occurrence resulting from, arising out of or relating to any of the following shall constitute or be deemed to contribute to a Material Adverse Effect, or shall otherwise be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur (i) changes in applicable Laws, GAAP or other applicable accounting rules, (ii) changes in general economic, political, business or regulatory conditions, (iii) changes in United States or global financial, credit, commodities, currency or capital markets or conditions, (iv) the outbreak or escalation of war, military action or acts of terrorism or changes due to natural disasters, (v) any action expressly required by this Agreement or (vi) the public announcement, pendency or completion of the transactions contemplated by this Agreement, except, in the case of clauses (i) through (iv), to the extent such event, change, circumstance, effect, development, condition or occurrence has or would reasonably be expected to have a disproportionate impact on such Person and its Subsidiaries as compared to other Persons in such Person’s industry (which, in the case of the Companies, shall be the cannabis retail industry), or, (b) with respect to the Companies or the Owner, a material adverse effect on the ability of the Companies or the Owner to perform their respective obligations under this Agreement or to consummate the transactions contemplated hereby.

8

“Note” means that certain promissory note issued to the Owner pursuant to the Primary Purchase Agreement.

“Orange County Courts” has the meaning set forth in Section 11.06(b).

“Owner” has the meaning set forth in the Preamble.

“Owner Fundamental Representations” means the representations and warranties set forth in Section 3.01, S ection 3.02, Section 3.03(a), Section 3.04 and Section 3.05.

“Owner Indemnitees” has the meaning set forth in Section 10.03.

“Owner Releasee” has the meaning set forth in Section 6.06(b).

“Owner Releasor” has the meaning set forth in Section 6.06(a).

“People’s Costa Mesa” has the meaning set forth in the Preamble.

“People’s First Choice” has the meaning set forth in Recitals.

“People’s LA” has the meaning set forth in the Preamble.

“People’s Riverside” has the meaning set forth in the Preamble.

“Permits” means all licenses, permits, franchises, waivers, orders, registrations, consents and other authorizations and approvals of or by a Governmental Authority.

“Permitted Encumbrances” means (a) Encumbrances for Taxes not yet due and payable and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts which are not yet due and payable or the amount and validity of which are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (c) solely in the case of real property, any non-monetary minor imperfection in title or Encumbrances, encroachments or conditions, if any, that, individually or in the aggregate, do not materially interfere with the continued use or operation of any real property, as currently used or operated and (d) non- exclusive licenses of Intellectual Property granted in the ordinary course of business consistent with past practice which licenses expire upon the expiration or early termination of the applicable Contract under which such license has been granted.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a joint venture, a trust or other entity or organization, including a Governmental Authority.

“Post-Initial Closing Tax Returns” has the meaning set forth in Section 7.03(b).

9

“Post-Costa Mesa Effective Date Tax Returns” has the meaning set forth in Section 7.03(b).

“Pre-Initial Closing Tax Period” means any Tax period ending on or before the Initial Closing Date and, with respect to any Straddle Period, the portion of such Tax period ending on and including the Initial Closing Date.

“Pre-Initial Closing Tax Returns” has the meaning set forth in Section 7.03(a).

“Pre-Costa Mesa Effective Date Tax Period” means any Tax period ending on or before the Costa Mesa Effective Date and, with respect to any Straddle Period, the portion of such Tax period ending on and including the Costa Mesa Effective Date.

“Pre-Costa Mesa Effective Date Tax Returns” has the meaning set forth in Section 7.03(a).

“Primary Purchase Agreement” has the meaning set forth in the Recitals.

“Product” or “Products” has the meaning set forth in Section 4.21.

“Product Obligations” has the meaning set forth in Section 4.21.

“Protected Party” has the meaning set forth in Section 6.07(b).

“Purchase Price” has the meaning set forth in Section 2.01(a). “Purchaser” has the meaning set forth in the Preamble.

“Purchaser Fundamental Representations” means the representations and warranties set forth in Section 5.01, and Section 5.02.

“Purchaser Indemnitees” has the meaning set forth in Section 10.02.

“Purchaser Pre-Costa Mesa Effective Date Capital Expenditures” means costs for those items set forth on Schedule I that were incurred by People’s Costa Mesa and its Subsidiaries prior to the Costa Mesa Effective Date, but which are due and payable after the Costa Mesa Effective Date.

“Purchaser Pre-Initial Closing Capital Expenditures” means costs for those items set forth on Schedule I that were incurred by the Companies and their Subsidiaries (other than People’s Costa Mesa) prior to the Initial Closing, but which are due and payable after the Initial Closing.

“Purchaser Releasor” has the meaning set forth in Section 6.06(b).

“Receivables” means all of the Companies’ and each of their Subsidiaries’ trade accounts receivable, notes receivable, negotiable instruments, and chattel paper, including receivables arising from or related to goods sold or services rendered before or on a given date.

10

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Schedule Update” has the meaning set forth in Section 6.13.

“Second Closing” has the meaning set forth in Section 2.02.

“Second Closing Date” has the meaning set forth in Section 2.02.

“Second Closing Interests” has the meaning set forth in Section 2.01(b).

“Significant Supplier” has the meaning set forth in Section 4.22(a).

“Software” means any and all computer programs, including all software implementations of algorithms, models and methodologies, whether in source code (human readable format) or object code (machine readable format) or other format and including executables, libraries and other components thereof.

“Stark Litigation Holdback Amount” means $1,500,000.

“Stark Note Holdback Amount” means $1,435,000.

“State Cannabis Laws” means any applicable state or local statute, law, ordinance, regulation, rule, code, state or local Governmental Order, constitution, treaty, common law, other requirement or rule of law of any state or local Governmental Authority, including the California Medicinal and Adult-Use Cannabis Regulation and Safety Act and the regulations of the Department, and the local jurisdictional rules and regulations of the jurisdictions in which the parties operate, in each case related to the cultivation, manufacture, development, distribution, or sale of Cannabis or products containing Cannabis.

“Straddle Period” means, with respect to People’s Riverside and People’s LA, any Tax period beginning on or before the Initial Closing Date and ending after the Initial Closing Date and with respect to People’s Costa Mesa, any Tax period beginning on or before the Costa Mesa Effective Date and ending after the Costa Mesa Effective Date.

“Subsidiary” means, with respect to any entity, any other entity as to which it owns, directly or indirectly, or otherwise Controls, more than fifty percent (50%) of the voting shares or other similar interests.

“Tax” or “Taxes” means any and all federal, state, county, local, foreign and other taxes, charges, fees, imposts, and governmental levies and assessments including all income, gross receipts, capital stock, premium, franchise, profits, production, value added, occupancy, gains, personal property replacement, employment and other employee and payroll related taxes (including, without limitation, amounts due, or required to be withheld by, the California EDD), withholding, foreign withholding, social security, welfare, unemployment, disability, real property, personal property, license, ad valorem, transfer, workers’ compensation, windfall and net worth taxes, environmental, customs duty, severances, stamp, excise, occupations, sales, use, transfer, alternative minimum, accumulated earnings, estimated taxes, inventory, escheat, unclaimed property, guaranty fund assessment, and other taxes, duties, fees, levies, customs, tariffs, imposts, obligations, charges and assessments of the same or a similar nature imposed, imposable or collected by any Governmental Authority, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, whether disputed or not, and any transferee, successor or other liability in respect of any items described above payable by reason of contract, assumption, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under foreign, state or local law) or otherwise, otherwise, including, without limitation (i) Liabilities arising from the failure to obtain tax clearance certificates from the California Department of Tax and Fee Administration. For the avoidance of doubt, “Taxes” include all Taxes arising under State Cannabis Laws or Federal Cannabis Laws, including, without limitation, California Cannabis Excise Taxes (including from non-arm’s length transactions) and Cultivation Taxes, and cannabis taxes assessed, charged, collected, or otherwise levied by local Governmental Authorities, such as (but without limitation) cannabis taxes assessed by the City of Los Angeles.

11

“Tax Authority” means any Governmental Authority responsible for the administration or the imposition of any Tax.

“Tax Proceeding” has the meaning set forth in Section 7.05.

“Tax Refund” has the meaning set forth in Section 7.07.

“Tax Returns” means any return, report, declaration, election, estimate, information statement, claim for refund and return or other document (including any related or supporting information and any amendment to any of the foregoing and any sales and use and resale certificates) filed or required to be filed with any Tax Authority with respect to Taxes.

“Third-Party Claim” has the meaning set forth in Section 10.05(a).

“Threshold” has the meaning set forth in Section 10.04(a).

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Trademarks” means trademarks, trade names, corporate names, brands, business names, trade styles, service marks, service names, logos, slogans, trade dress or other source or business identifiers and general intangibles of like nature, whether registered or unregistered, and whether arising under the laws of the United States or any state or territory thereof or any other jurisdiction anywhere in the world, and all registrations and applications for registration with respect to any of the foregoing, together with all goodwill of the business connected with the use of and symbolized by any of the foregoing. Notwithstanding the provisions of Federal Cannabis Laws, nor the interpretation or validity of Trademarks in connection therewith, the Parties agree that to the fullest extent permissible by Law, Trademarks will be defined and construed to have the meaning which would be ascribed thereto in the absence of Federal Cannabis Laws.

“Trading Market” means any of the following markets or exchanges: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the Toronto Stock Exchange, the TSX Venture Exchange or the OTC Markets (or any successors to any of the foregoing).

12

“Transaction Expenses” means (a) all fees, costs and expenses incurred by or on behalf of the Owner, the Companies or any of their Subsidiaries in connection with the negotiation, documentation and consummation of the transactions contemplated by this Agreement, including all of the fees, disbursements and expenses of attorneys, actuaries, accountants, financial advisors and other advisors, and (b) any severance, change of control, sale, retention or similar bonuses, compensation or payments (together with the employer portion of employment Taxes payable in connection with such amounts) payable to any current or former director, officer, employee or natural independent contractor of any of the Companies or any of their Subsidiaries as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

“Transfer Taxes” means any and all Taxes arising from or in connection with the change of control resulting from the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements (excluding Taxes measured in whole or in part by net income, but including any Taxes which arising from any technical transfer of Inventory), including sales, use, excise, value-added, gross receipts, registration, real estate, stamp, documentary, notarial, filing, recording, permit, license, authorization and similar Taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges.

“Treasury Regulations” means the regulations promulgated under the Code.

“Unrivaled” means Unrivaled Brands, Inc., a Nevada corporation.

Section 1.02 Interpretation.

(a) As used in this Agreement, references to the following terms have the meanings indicated:

(i) to the Preamble or to the Recitals, Sections, Articles, Exhibits or Schedules are to the Preamble or a Recital, Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise clearly indicated to the contrary;

(ii) to any Contract (including this Agreement) or “organizational document” are to the Contract or organizational document as amended, modified, supplemented or replaced from time to time;

(iii) to any Law are to such Law as amended, modified, supplemented or replaced from time to time and all rules and regulations promulgated thereunder, and to any section of any Law include any successor to such section;

(iv) to any Governmental Authority includes any successor to the Governmental Authority and to any Affiliate includes any successor to the Affiliate;

(v) to any “copy” of any Contract or other document or instrument are to a true and complete copy thereof;

(vi) to “hereof,” “herein,” “hereunder,” “hereby,” “herewith” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or clause of this Agreement, unless otherwise clearly indicated to the contrary;

13

(vii) to the “date of this Agreement,” “the date hereof” and words of similar import refer to the date first set forth in the Preamble; and

(viii) to “this Agreement” includes the Exhibits and Schedules (including the Company Disclosure Schedule) to this Agreement.

(b) Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The word “or” need not be disjunctive. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(c) Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a Business Day, the party having such right or duty shall have until the next Business Day to exercise such right or discharge such duty. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day. With respect to any determination of any period of time, unless otherwise set forth herein, the word “from” means “from and including” and the word “to” means “to but excluding.”

(d) The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(e) References to a “party” hereto means Purchaser, the Companies, and the Owner and references to “parties” hereto means Purchaser, the Companies, and the Owner, unless the context otherwise requires.

(f) References to “dollars” or “$” mean United States dollars, unless otherwise clearly indicated to the contrary.

(g) The parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(h) No summary of this Agreement prepared by or on behalf of any party shall affect the meaning or interpretation of this Agreement.

(i) All capitalized terms used without definition in the Exhibits and Schedules (including the Company Disclosure Schedule) to this Agreement shall have the meanings ascribed to such terms in this Agreement.

14

ARTICLE II

CLOSINGS

Section 2.01 Purchase of Interests.

(a) On the terms and subject to the conditions set forth in this Agreement, at the applicable Closings, the Owner shall, sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Owner, all of the Interests and all of the Owner’s right, title and interest in and to the Interests, free and clear of all Encumbrances, and the Purchaser shall pay an aggregate amount equal to Two Million Nine Hundred Ninety-Nine Thousand Nine Hundred Ninety-Nine Dollars ($2,999,999) (the “Purchase Price”), (i) less the Stark Litigation Holdback Amount, (ii) less the Stark Note Holdback Amount, (iii) less Transaction Expenses, as further provided herein; provided, that, if the amounts in Section 2.01(a)(i), (ii) and (iii) are in excess of the Purchase Price, the aggregate principal amount of the Note shall be reduced in the amount of such excess. For the avoidance of doubt, any reduction in the aggregate principal amount of the Note described above, shall be in addition to any reduction in the aggregate principal amount of the Note pursuant to the Primary Purchase Agreement. On the terms and subject to the conditions set forth in this Agreement, at the Initial Closing, the Owner shall sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Owner, Eighty Percent (80%) of the Interests of People’s Riverside and People’s LA (the “Initial Closing Interests”) and the Owner’s right, title and interest in and to the Initial Closing Interests, free and clear of all Encumbrances, and the Purchaser shall pay the full amount of the Purchase Price, payable in cash and allocated among the Companies as follows; provided, that, if Purchaser and Owner enter into a management services agreement with respect to either or both of People’s Riverside and People’s LA, Purchaser shall owe to Owner the respective Purchase Price on such date, subject to the release of the Holdback Amounts in Section 2.05:

(i) the aggregate dollar amount to satisfy any Transaction Expenses that remain unpaid at the Initial Closing shall be paid to the Persons entitled thereto in accordance with invoices from such Persons provided by the Owner and Company to the Purchaser prior to the Initial Closing (the “Transaction Expense Invoices”);

(ii) subject to this Section 2.01(a) and Section 2.05, One Million Dollars ($1,000,000) of the Purchase Price shall be paid by the Purchaser to Owner in consideration for the Initial Closing Interests of People’s Riverside; and

(iii) subject to this Section 2.01(a) and Section 2.05, One Million Dollars ($1,000,000) of the Purchase Price shall be paid by the Purchaser to Owner in consideration for the Initial Closing Interests of People’s LA (collectively, the “Riverside and LA Purchase Price”);

provided, that, in each case, no amounts shall be paid by the Purchaser to Owner until such amounts are released from the Holdback Amounts pursuant to Section 2.05.

15

(b) Subject to Section 2.01(a), on the terms and subject to the conditions set forth in this Agreement, at the Second Closing, the Owner shall sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Owner Twenty Percent (20%) of the Interests of People’s Riverside and People’s LA (the “Second Closing Interests”) and the Owner’s right, title and interest in and to the Second Closing Interests, free and clear of all Encumbrances, for no additional consideration.

(c) Subject to Section 2.01(a) and Section 2.05, on the terms and subject to the conditions set forth in this Agreement, at the Costa Mesa Closing, the Owner shall sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Owner Fifty Percent (50%) of the Interests of People’s Costa Mesa (“Costa Mesa Closing Interests”) and the Owner’s right, title and interest in and to the Costa Mesa Second Closing Interests, free and clear of all Encumbrances, for Nine Hundred Ninety-Nine Thousand Nine Hundred Ninety-Nine Dollars ($999,999) of the Purchase Price to be paid by the Purchaser to Owner (the “Costa Mesa Purchase Price”); provided, that, no amounts shall be paid by the Purchaser to Owner until such amounts are released from the Holdback Amounts pursuant to Section 2.05.

Section 2.02 Closings. The closing of the purchase and sale of the Initial Closing Interests (the “Initial Closing”) shall take place electronically by mutual exchange of portable document format (.PDF) signatures and electronic delivery of funds with respect to People’s Riverside and People’s LA, within three (3) Business Days after the satisfaction or waiver of the conditions to the Initial Closing applicable to People’s Riverside and People’s LA set forth in Section 8.01 and Section 8.02, or at such other time and date as the Owner and the Purchaser may mutually agree in writing subject to the terms and conditions hereof. The date on which the Initial Closing occurs with respect to each Company is referred to herein as the “Initial Closing Date.” The closing of the purchase and sale of the Second Closing Interests (the “Second Closing”) shall take place electronically by mutual exchange of portable document format (.PDF) signatures and electronic delivery of funds, on a date selected by the Purchaser after the satisfaction or waiver of the conditions to the Second Closing set forth in Section 8.03, or at such time and date as the Owner and the Purchaser may mutually agree in writing subject to the terms and conditions hereof. The date on which the Second Closing occurs is referred to herein as the “Second Closing Date”. The closing of the purchase and sale of the Costa Mesa Closing Interests (the “Costa Mesa Closing” and together with the Initial Closing, the “Closings”) shall take place electronically by mutual exchange of portable document format (.PDF) signatures and electronic delivery of funds, on a date selected by the Purchaser after the satisfaction or waiver of the conditions to the Costa Mesa Closing set forth in Section 8.01 and Section 8.02, or at such time and date as the Owner and the Purchaser may mutually agree in writing subject to the terms and conditions hereof. The date on which the Costa Mesa Closing occurs is referred to herein as the “Costa Mesa Closing Date” and collectively with the Initial Closing Date and the Second Closing Date, the “Closing Dates”. Each Closing shall be deemed to occur and be effective at 11:59 p.m., local time, in Orange County, California, on the applicable Closing Date.

Section 2.03 Initial Closing Deliverables.

(a) At the Initial Closing, People’s Riverside, People’s LA and/or the Owner, as applicable, shall deliver or cause to be delivered to the Purchaser the following:

(i) Unaudited Company financial statements through each Company’s last two (2) fiscal years;

16

(ii) Reviewed Company financial statements through each Company’s last fiscal quarter;

(iii) the executed certificate(s) described in Sections 8.01(a), (b), (c), (d) and (e).

(iv) certificates representing all of the Initial Closing Interests duly endorsed in blank, or accompanied by unit powers duly executed in blank, in proper form for transfer on the share transfer books of each Company, with any requisite transfer Tax stamps properly affixed thereto;

(v) the Amended and Restated Operating Agreements, duly executed by the Companies, other than People’s Costa Mesa and the Owner;

(vi) the duly tendered resignations;

(vii) a duly executed certificate dated as of the Initial Closing Date from each Company satisfying the requirements set forth in Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h), certifying that neither Company is nor has been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) at any time during the five (5) years preceding the date of the certificate and a form of notice from each Company to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2), along with written authorization for the Purchaser, as agent for such Company, to deliver such notice form to the IRS on behalf of each Company upon the Initial Closing;

(viii) The consents, approvals, waivers, authorizations, notices and filings set forth in Schedule II for delivery at the Initial Closing; and

(ix) without limitation by specific enumeration of the foregoing, all other documents reasonably required by the Purchaser to consummate the transactions contemplated by this Agreement to take place at the Initial Closing.

(b) At the Initial Closing, the Purchaser shall deliver or cause to be delivered to the Owner the following:

(i) The executed certificate(s) described in Sections 8.02(a) and (b);

(ii) The Riverside and LA Purchase Price;

(iii) the Amended and Restated Operating Agreements, duly executed by the Purchaser; and

(iv) without limitation by specific enumeration of the foregoing, all other documents reasonably required by the Owner to consummate the transactions contemplated by this Agreement to take place at the Initial Closing.

17

(c) At the Second Closing, People’s Riverside, People’s LA and/or the Owner, as applicable, shall deliver or cause to be delivered to the Purchaser the following:

(i) certificates representing all of the Second Closing Interests duly endorsed in blank, or accompanied by unit powers duly executed in blank, in proper form for transfer on the share transfer books of each Company, with any requisite transfer Tax stamps properly affixed thereto;

(ii) statements by the Representatives of Owner confirming to the Department and the city and/or municipality of the applicable Company that they have transferred their remaining ownership interest in the Companies to Purchaser as the existing owner, pursuant to Section 15023(c)(2) of the State Cannabis Laws;

(iii) The consents, approvals, waivers, authorizations, notices and filings set forth in Schedule II for delivery at the Second Closing; and

(iv) The consents, approvals, waivers, authorizations, notices and filings and all other documents reasonably required by the Purchaser to consummate the transactions contemplated by this Agreement to take place at the Second Closing.

(d) At the Costa Mesa Closing, People’s Costa Mesa and/or the Owner, as applicable, shall deliver or cause to be delivered to the Purchaser the following:

(i) Unaudited Company financial statements through the Company’s last two (2) fiscal years;

(ii) Reviewed Company financial statements through the Company’s last fiscal quarter;

(iii) the executed certificate(s) described in Sections 8.01(a), (b), (c), (d) and ( e).

(iv) certificates representing all of the Costa Mesa Closing Interests duly endorsed in blank, or accompanied by unit powers duly executed in blank, in proper form for transfer on the share transfer books of the Company, with any requisite transfer Tax stamps properly affixed thereto;

(v) a duly executed certificate dated as of the Costa Mesa Closing Date from the People’s Costa Mesa satisfying the requirements set forth in Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h), certifying that the Company is nor has been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) at any time during the five (5) years preceding the date of the certificate and a form of notice from the Company to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2), along with written authorization for the Purchaser, as agent for the Company, to deliver such notice form to the IRS on behalf of the Company upon the Costa Mesa Closing Date;

(vi) statements by the Representatives of Owner confirming to the Department and the city and/or municipality of the Company that they have transferred their remaining ownership interest in the Company to Purchaser as the existing owner, pursuant to Section 15023(c)(2) of the State Cannabis Laws;

18

(vii) the consents, approvals, waivers, authorizations, notices and filings set forth in Schedule II for delivery at the Costa Mesa Closing; and

(viii) without limitation by specific enumeration of the foregoing, all other documents reasonably required by the Purchaser to consummate the transactions contemplated by this Agreement to take place at the Initial Closing.

(e) At the Costa Mesa Closing, the Purchaser shall deliver or cause to be delivered to the Owner the following:

(i) The executed certificate(s) described in Sections 8.02(a) and (b);

(ii) The Costa Mesa Purchase Price; and

(iii) without limitation by specific enumeration of the foregoing, all other documents reasonably required by the Owner to consummate the transactions contemplated by this Agreement to take place at the Initial Closing

Section 2.04 Withholding. The Purchaser shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement, any amounts required to be deducted and withheld under the Code, or any provision of any federal, state, local or foreign Tax Law. Any amounts so withheld shall be timely and properly paid over to the appropriate Tax Authority by the Purchaser. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 2.05 Holdback Amounts. The Holdback Amounts are being withheld by Purchaser for the purpose of allowing Purchaser to recover therefrom any amounts due from Owner pursuant to Article X and Schedule IV hereto. The Holdback Amounts shall be released as follows:

(a) on the date that the Stark Litigation (as defined in Schedule IV hereto) is finally adjudicated or settled as to Holistic Supplements, a California corporation and wholly owned subsidiary of People’s LA (“Holistic Supplements”), including any claim related to the ownership of Holistic Supplements, Purchaser shall, within twenty-one (21) days, pay in immediately available funds, via wire transfer, to the Owner the amount of the Stark Litigation Holdback Amount less any applicable Losses; provided, that for purposes of this Section 2.05(a), the term “finally adjudicated” means that all claims in the Stark Litigation are fully resolved and all appeals have been exhausted; and

(b) on the date that the Stark Note (as defined in Schedule IV hereto) is satisfied and discharged in full, Purchaser shall, within twenty-one (21) days, pay in immediately available funds, via wire transfer, to the Owner the amount of the Stark Note Holdback Amount less any applicable Losses;

provided, that in each of (a) and (b) above, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice Purchaser to Owner prior to applicable release date shall be deemed a Loss and as such, withheld from release and not applied to an increase in the aggregate principal amount of the Note until such claim is finally determined in accordance with this Agreement.

19

Section 2.06 Owner Indebtedness Assumption. As of the date hereof, the Owner accepts and agrees (i) to assume all duties and obligations of and (ii) to pay, perform and discharge, as and when due, all of the obligations of each of People’s LA, People’s Riverside, People’s Costa Mesa and Holistic Supplements, under all indebtedness or other obligations listed on Schedule 2.06 of the Company Disclosure Schedule.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE OWNER

Except as set forth in the Company Disclosure Schedule, the Owner represents and warrants to the Purchaser as follows:

Section 3.01 Organization and Authority. The Owner is duly incorporated or formed, validly existing and in good standing (or the equivalent thereof) under the laws of its jurisdiction of organization.

Section 3.02 Authority and Enforceability.

(a) The Owner has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The Owner has taken all requisite corporate or other actions to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Owner and, assuming the due authorization, execution and delivery by each of the other parties hereto, this Agreement constitutes the valid and binding obligation of the Owner, enforceable against the Owner in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in equity or at law) (the “Enforceability Exceptions”).

(b) The Owner and any of its Affiliates (other than the Companies and their Subsidiaries) executing any Ancillary Agreements have all requisite power and authority to execute and deliver the Ancillary Agreements to which they will be a party, to perform their obligations thereunder and to consummate the transactions contemplated thereby. The Owner has, and prior to the applicable Closing any such Affiliates (other than the Companies and their Subsidiaries) will have, taken all requisite corporate or other actions to authorize the execution and delivery of the Ancillary Agreements to which it will be a party, the performance of its obligations thereunder and the consummation of the transactions contemplated thereby. Each Ancillary Agreement, if and when executed by the Owner or any of its Affiliates (other than the Companies and its Subsidiaries) upon the terms and subject to the conditions set forth in this Agreement, will be duly executed and delivered by the Owner or such Affiliate (other than the Companies and their Subsidiaries), as the case may be, and, assuming the due authorization, execution and delivery by each of the other parties thereto, each Ancillary Agreement will constitute the valid and binding obligation of the Owner or such Affiliate (other than the Companies and their Subsidiaries), as applicable, enforceable against the Owner or such Affiliate (other than the Companies and their Subsidiaries), as applicable, in accordance with its terms, subject to the Enforceability Exceptions.

20

Section 3.03 No Violations. Assuming the consents, approvals, authorizations, waivers, notices and filings referred to in Section 4.04 are obtained or made, the execution and delivery of this Agreement and the Ancillary Agreements by the Owner or any of its Affiliates (other than the Companies and their Subsidiaries), as applicable, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of the Owner or any of its Affiliates (other than the Companies and their Subsidiaries), (b) conflict with or result in a violation or breach of any provision of any Law or Permit applicable to the Owner or any of its Affiliates (other than the Companies and their Subsidiaries), (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Owner or any of its Affiliates (other than the Companies and their Subsidiaries) is a party or by which the Owner or any of its Affiliates (other than the Companies and their Subsidiaries) is bound or to which any of their respective properties and assets are subject, or (d) result in the creation or imposition of any Encumbrance, other than Permitted Encumbrances, on any properties or assets of the Owner.

Section 3.04 Ownership of Interests. Except as set forth in Section 3.04 of the Company Disclosure Schedule, the Owner owns all of the Interests of each Company, of record and beneficially, free and clear of all Encumbrances (other than restrictions on transfer imposed by federal and state insurance and securities Laws).

Section 3.05 Fees to Brokers and Finders. The Owner has no obligation to pay any fee or commission to any investment banker, broker, financial adviser, finder or other similar intermediary in connection with the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANIES

Except as set forth in the Company Disclosure Schedule, the Owner represents and warrants to the Purchaser as follows:

Section 4.01 Organization and Qualification. Each Company and each of their Subsidiaries is a corporation, limited liability company or other entity duly incorporated or formed, validly existing and in good standing (or the equivalent thereof) under the laws of their jurisdiction of organization. The Companies and each of their Subsidiaries have all requisite power and authority to carry on their business as currently conducted by them and to own and make use of their assets as currently used. The Companies and each of their Subsidiaries are duly qualified to do business and are in good standing (or the equivalent thereof) in each jurisdiction where the ownership or operation of their assets or the operation or conduct of their business are currently conducted requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The Companies have made available to the Purchaser prior to the date hereof correct and complete copies of the organizational documents of each of the Companies and their Subsidiaries in effect as of the date hereof. Each such organizational document is in full force and effect, and the Companies and each of their Subsidiaries are in compliance with their respective organizational documents.

21

Section 4.02 Authority and Enforceability.

(a) The Companies have all requisite power and authority to execute and deliver this Agreement, to perform their obligations hereunder, and to consummate the transactions contemplated hereby. The Companies have taken all requisite corporate or other actions to authorize the execution and delivery of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Companies and, assuming the due authorization, execution and delivery by each of the other parties hereto, this Agreement constitutes the valid and binding obligation of the Companies, enforceable against the Companies in accordance with its terms, subject to the Enforceability Exceptions.

(b) The Companies and any of their Subsidiaries executing any Ancillary Agreements have all requisite power and authority to execute and deliver the Ancillary Agreements to which they will be a party, to perform their obligations thereunder, and to consummate the transactions contemplated thereby. The Companies have, and prior to the applicable Closing any such Subsidiary will have, taken all requisite corporate or other actions to authorize the execution and delivery of the Ancillary Agreements to which they will be a party, the performance of their obligations thereunder and the consummation of the transactions contemplated thereby. Each Ancillary Agreement, if and when executed by the Companies or any of their Subsidiaries upon the terms and subject to the conditions set forth in this Agreement, will be duly executed and delivered by the Companies or such Subsidiary, as the case may be, and, assuming the due authorization, execution and delivery by each of the other parties thereto, each Ancillary Agreement will constitute the valid and binding obligation of the Companies or any such Subsidiary, as applicable, enforceable against the Companies or any such Subsidiary, as applicable, in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.03 Capital Structure.

(a) Section 4.03(a) of the Company Disclosure Schedule sets forth (i) all of the authorized capital stock or other equity interests of the Companies and each of their Subsidiaries and (ii) the number of shares of each class or series of capital stock or other equity interests in the Companies and each of their Subsidiaries that are issued and outstanding, together with the record or beneficial owners thereof. The capital stock or other equity interests of the Companies and each of their Subsidiaries have been duly authorized, are validly issued and are fully paid and non-assessable. Except for this Agreement, or as set forth in Section 4.03(a) of the Company Disclosure Schedule, there are no preemptive or other outstanding rights, options, warrants, subscriptions, puts, calls, conversion rights or agreements or commitments of any character (including any stockholder rights plan or similar plan commonly referred to as a “poison pill”) relating to the authorized and issued, unissued or treasury shares of capital stock, or other equity or voting interests, of the Companies and any of their Subsidiaries, and neither the Companies nor any of their Subsidiaries are committed to issue any of the foregoing. The capital stock or other equity interests of the Companies and their Subsidiaries have not been issued in violation of any applicable Laws or the organizational documents of the Companies or any of their Subsidiaries, as applicable. Neither the Companies nor any of their Subsidiaries have any debt securities outstanding that have voting rights or are exercisable or convertible into, or exchangeable or redeemable for, or that give any Person a right to subscribe for or acquire, capital stock or other equity interests of the Companies or any of their Subsidiaries. There are no obligations, contingent or otherwise, to repurchase, redeem (or establish a sinking fund with respect to redemption) or otherwise acquire any capital stock or other equity interests of the Companies or any of their Subsidiaries. There are no shares of capital stock or other equity or voting interests of the Companies or any of their Subsidiaries reserved for issuance. Except for this Agreement or as set forth in Section 4.03(a) of the Company Disclosure Schedule, there are no voting trusts, shareholder agreements, proxies, or other agreements or understandings in effect with respect to the voting or transfer of any of the equity interests of the Companies or any of their Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of, or other equity or voting interests in, the Companies or any of their Subsidiaries.

22

(b) Except as set forth in Section 3.04 of the Company Disclosure Schedule, the Owner owns all of the Interests in each Company, in each case of record and beneficially, free and clear of all Encumbrances (other than restrictions on transfer imposed by federal and state insurance and securities Laws).

(c) Neither the Companies nor any of their Subsidiaries own, directly or indirectly, any capital stock or other equity or voting interest of any Person, have any direct or indirect equity or ownership interest in any business or are members of or participants in any partnership, joint venture or other entity (other than their Subsidiaries). There are no outstanding contractual obligations of the Companies or any of their Subsidiaries to provide funds to make any investment (in the form of a loan, capital contribution, or otherwise) in any other entity. Except for this Agreement or as set forth in Section 4.03(c) of the Company Disclosure Schedule, there are no irrevocable proxies, voting trusts or other agreements to which the Companies or any of their Subsidiaries are parties with respect to any capital stock of, or other equity or voting interests in, the Companies or any of their Subsidiaries. There are no restrictions that prevent or restrict the payment of dividends or other distributions by the Companies or any of their Subsidiaries other than those imposed by applicable Law.

Section 4.04 Governmental Filings and Consents. No consents, approvals, authorizations or waivers of, or notices or filings with, any Governmental Authority are required to be made or obtained by the Companies or any of their Subsidiaries in connection with the execution and delivery of this Agreement and the Ancillary Agreements by the Companies or any of their Subsidiaries, as applicable, the performance of their obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, except for consents, approvals, authorizations, waivers, notices and filings set forth in Section 4.04 of the Company Disclosure Schedule.

23

Section 4.05 No Violations. Assuming the consents, approvals, authorizations, waivers, notices and filings referred to in Section 4.04 are obtained or made, and except as set forth in Section 4.05 of the Company Disclosure Schedule, the execution and delivery of this Agreement and the Ancillary Agreements by the Companies or any of their Subsidiaries, as applicable, the performance of their obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of the Companies and their Subsidiaries, (b) conflict with or result in a violation or breach of any provision of any Law or Permit applicable to the Companies or any of their Subsidiaries, (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Company Material Contract, or (d) result in the creation or imposition of any Encumbrance, other than Permitted Encumbrances, on any properties or assets of the Companies or any of their Subsidiaries, or the shares of capital stock or equity interests directly or indirectly owned by the Owner in the Companies or any of their Subsidiaries.

Section 4.06 Financial Statements; No Undisclosed Liabilities.

(a) Section 4.06(a) of the Company Disclosure Schedule contains copies of the unaudited consolidated balance sheet of each of the Companies and their Subsidiaries as of September 30, 2021 (collectively, the “Company Financial Statements”). The Company Financial Statements (A) have been prepared in accordance with GAAP applied on a consistent basis for the respective periods referred to in the Company Financial Statements, (B) have been derived from the books and records of each of the Companies and their Subsidiaries, and (C) present fairly, in all material respects, the financial position and results of operations of each of the Companies and their Subsidiaries as of the respective dates and for the respective periods referred to in the Company Financial Statements.

(b) Each of the Companies and their Subsidiaries have no Liabilities, other than Liabilities (i) that are reflected or reserved against in the Company Financial Statements or (ii) incurred since December 31, 2020, in the ordinary course of business and consistent with past practices. None of the Companies or their Subsidiaries have ever effected or otherwise been involved in any “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K under the Securities Exchange Act of 1934, as amended). Without limiting the generality of the foregoing, except as set forth on Section 4.06(b) of the Company Disclosure Schedule, none of the Companies or their Subsidiaries have ever guaranteed any debt or other obligation of any other Person.

(c) All of the Receivables, are (i) valid obligations owed to the Companies or their Subsidiaries arising from sales actually made or services actually performed by the Companies or their Subsidiaries in the ordinary course of business consistent with past practices of the Companies or their Subsidiaries, as the case may be, and (ii) are fully collectible and not disputed or subject to any counterclaim or right of setoff other than in the ordinary course of business consistent with past practices of the Companies and their Subsidiaries. There is no default or delinquency in any payment of the Receivables that has not been reserved against in the Company Financial Statements (which reserves are adequate and consistent with past practices of the Companies and their Subsidiaries).

24

(d) Section 4.06(d) of the Company Disclosure Schedule sets forth a true, correct, and complete list of the Indebtedness of each of the Companies and their Subsidiaries and the corresponding holders of such Indebtedness.

Section 4.07 Absence of Certain Changes. Since December 31, 2020, through the date of this Agreement (x) the business of each of the Companies and their Subsidiaries have been operated in the ordinary course of business consistent with past practice, (y) no Material Adverse Effect has occurred, and to the Knowledge of each Company, no event, change, circumstance, effect, development, condition or occurrence exists or has occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to have a Material Adverse Effect and (z) none of the Companies nor any of their Subsidiaries have taken any action or failed to take any action that, if taken or failed to have been taken after the date hereof, would have resulted in a breach of Section 6.01.

Section 4.08 Compliance with Laws; Permits.

(a) The Companies and each of their Subsidiaries are and have been in compliance in all material respects with all applicable Laws. None of the Companies nor any of their Subsidiaries have received any written or, to the Knowledge of the Companies, oral notice from any Governmental Authority regarding any actual or alleged material violation of, or material failure on the part of the Companies or any of their Subsidiaries to comply with, any applicable Law. The Companies have not sold, distributed or otherwise disposed of any Cannabis outside the State of California.

(b) Except as set forth in Section 4.08(b) of the Company Disclosure Schedule, the Companies and each of their Subsidiaries hold and maintain in full force and effect, and have held and maintained in full force and effect, all Permits required to conduct their business in the manner, and in all such jurisdictions as, it is currently conducted, including for the operation of any Cannabis business under and pursuant to all applicable Laws, including, without limitation, the Cannabis businesses located at the Locations, which businesses have the Permits set forth in Section 4.08(b) of the Company Disclosure Schedule and any other Permits required for the business operations of each Company. The Companies and each of their Subsidiaries are and have been in compliance with all such Permits. None of the Companies nor any of their Subsidiaries have received any written or, to the Knowledge of the Companies, oral notice from any Governmental Authority regarding any actual or alleged violation of, or failure on the part of the Companies or any of their Subsidiaries to comply with, any term or requirement of any such Permits, or any pending or threatened investigation thereof.

Section 4.09 Litigation; Governmental Orders.

(a) Except as set forth in Section 4.09(a) of the Company Disclosure Schedule, there is no (i) Action or claim pending or, to the Knowledge of the Companies, threatened, or, (ii) governmental investigation pending by, or, to the Knowledge of the Companies, threatened, against or involving the Companies or any of their Subsidiaries or any of their respective properties or assets, including, without limitation for violation of any Federal Cannabis Laws or State Cannabis Laws.

25

(b) None of the Companies or any of their Subsidiaries are subject to any Governmental Orders that restrict the operation of the business of any of the Companies or any of their Subsidiaries.

Section 4.10 Taxes.

(a)(i) Except as set forth in Section 4.10 of the Company Disclosure Schedule, all Tax Returns required to be filed by or on behalf of the Companies and their Subsidiaries have been timely filed (taking into account any extensions of time within which to file), (ii) all such Tax Returns are true, correct and complete in all material respects, including with respect to any deductions taken on such Tax Returns, which shall, without limitation, have been made in compliance with Section 280E of the Code, and (iii) all material Taxes (whether or not shown as due on such Tax Returns) have been fully and timely paid.

(b) Except as set forth in Section 4.10 of the Company Disclosure Schedule, the Companies and each of their Subsidiaries have complied with all applicable Tax Laws with respect to the withholding of Taxes (including reporting and recordkeeping requirements related thereto) and have duly and timely withheld and paid over to the appropriate Tax Authority all material amounts required to be so withheld and paid over.

(c) Except as set forth in Section 4.10 of the Company Disclosure Schedule, none of the Companies or any of their Subsidiaries have any liability for Taxes of any Person (other than the Companies or any of their Subsidiaries) (i) under any Tax indemnity, Tax sharing or Tax allocation agreement or any other contractual obligation (excluding for this purpose, agreements entered into in the ordinary course of business the primary purpose of which is not related to Taxes, such as leases, licenses or credit agreements), (ii) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or non-U.S. Law, or (iii) as a transferee or successor.

(d) No Encumbrances for Taxes have been filed against the Companies or any of their Subsidiaries, except for Permitted Encumbrances.

(e) No material Taxes with respect to the Companies and their Subsidiaries are under audit or examination by any Tax Authority, and there are no audits, claims, assessments, levies, administrative or judicial proceedings pending, threatened, proposed (tentatively or definitely) or contemplated against, or regarding, any material Taxes of the Companies or any of their Subsidiaries, and no Tax Authority has proposed, assessed or asserted in writing any material deficiency with respect to Taxes against the Companies or any of their Subsidiaries with respect to any Tax period for which the period of assessment or collection remains open.

(f) No jurisdiction in which the Companies or any of their Subsidiaries do not currently file Tax Returns have claimed that the Companies or any of their Subsidiaries are, or may be, subject to taxation by that jurisdiction or required to file such Tax Returns. None of the Companies or any of their Subsidiaries have commenced a voluntary disclosure proceeding in any jurisdiction that has not been fully resolved or settled.

26

(g) No written waiver of or agreement to extend any statute of limitations relating to Taxes for which the Companies or any of their Subsidiaries are liable and that remain in effect has been granted or requested.

(h) The unpaid Taxes of the Companies and their Subsidiaries (i) do not, as of the most recent Company Financial Statements, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent Company Financial Statements of each Company (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Initial Closing Date in accordance with the past custom and practice of the Companies and their Subsidiaries in filing their Tax Returns.

(i) None of the Companies or any of their Subsidiaries are required to make any adjustment (nor has any Tax Authority proposed in writing any such adjustment) pursuant to Section 481 of the Code, or any similar provision of applicable Law, for any period on or after the Initial Closing Date as a result of a change in accounting method. None of the Companies or any of their Subsidiaries are required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Initial Closing Date as a result of any (i) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of Tax Law) executed on or prior to the Initial Closing Date, (ii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of Tax Law), (iii) installment sale or open transaction disposition made on or prior to the Initial Closing Date, (iv) prepaid amount received on or prior to the Initial Closing Date, (v) election under Section 965(h) of the Code; (vi) any adjustment in the methodology of discounting unpaid losses under Sections 846 of the Code, (vii) change in method of accounting for a taxable period ending on or prior to the Initial Closing Date, or (viii) use of an improper method of accounting for a taxable period ending on or prior to the Initial Closing Date.

(j) None of the Companies or any of their Subsidiaries (i) are or have ever been a member of an “affiliated group” as defined in Section 1504(a) of the Code or any affiliated, combined, unitary, consolidated or similar group under state, local or foreign Law (other than a group all of the members of which consisted of the Companies and its Subsidiaries) and (ii) have any Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by Contract, by operation of Law or otherwise (other than Taxes of the Companies or any of their Subsidiaries).

(k) None of the Companies or any of their Subsidiaries have constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in a distribution or which could constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code).

27

(l) None of the Companies or any of their Subsidiaries have requested, applied for, or sought any relief, assistance, or benefit, from any Governmental Authority under the CARES Act, the ARP Act, or similar state and local stimulus fund programs enacted by a Governmental Authority in connection with or in response to COVID-19, other than to file amended Tax Returns or similar claims for the refund of Taxes.

Section 4.11 Employee Benefits.

(a) There are no Company Benefit Plans except as set forth on Section 4.11(a) of the Company Disclosure Schedule.

(b) Each Company Benefit Plan has been maintained, operated, and administered in compliance with its terms and applicable Law. All contributions required to be made, insurance premiums required to be paid and benefits and expenses due with respect to each Company Benefit Plan have been timely made and deposited or paid and all reports, returns, notices and similar documents required to be filed with any Governmental Authority or distributed to any Company Benefit Plan participant or beneficiary have been timely filed or distributed.

(c) None of the Companies, any of their Subsidiaries or any of the Companies’ ERISA Affiliate sponsors, maintain, or contribute to, or are obligated to contribute to, or have ever sponsored, maintained or contributed to, or had an obligation to contribute to, or have any Liability with respect to a plan that is: (i) subject to Title IV of ERISA or Section 412 of the Code; (ii) a “multiple employer plan” within the meaning of Sections 4063 or 4064 of ERISA; (iii) a “multiemployer plan” as defined in Section 3(37) of ERISA; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. None of the Companies or any of their Subsidiaries have any current or contingent liability or obligation with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) as a consequence of at any time being considered a single employer under Section 414 of the Code with any other Person. No Company Service Provider is or may become entitled under any Company Benefit Plan to receive health, life insurance or other welfare benefits (whether or not insured), beyond their retirement or other termination of service, other than health continuation coverage as required by Section 4980B of the Code.

(d) Each Company Benefit Plan that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code is in documentary compliance with, and the Companies and their Subsidiaries have complied in practice and operation with, all applicable requirements of Section 409A of the Code.

(e) The execution and delivery of this Agreement and the Ancillary Agreements by the Companies or any of their Subsidiaries, as applicable, the performance of their obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby do not and will not (either alone or in combination with any other event) (i) entitle any Company Service Provider to severance pay, unemployment compensation, or any other similar termination payment, (ii) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such Company Service Provider, (iii) increase any benefits under any Company Benefit Plan, (iv) result in the forgiveness of any Indebtedness of any Company Service Provider, (v) result in any payment or benefit that would constitute an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code), or (vi) the application of any limitation or restriction on the ability of the Companies to amend or terminate any Company Benefit Plan. None of the Companies or any of their Subsidiaries have any obligation to gross-up, indemnify or otherwise reimburse any Company Service Provider for any Tax incurred by such individual under Section 409A or 4999 of the Code.

28

(f) None of the Companies or any of their Subsidiaries have used the services of workers provided by third-party contract labor suppliers, temporary employees, “leased employees” within the meaning of Section 414(n) of the Code or individuals who have provided services as independent contractors in a manner that could result in the disqualification of any Company Benefit Plan or the imposition of penalties or excise taxes with respect to any Company Benefit Plan by the Internal Revenue Service, the Department of Labor or any other Governmental Authority.

(g) Copies of the following materials have been delivered or made available to Purchaser: (i) all current and prior plan documents for each Company Benefit Plan or, in the case of an unwritten Company Benefit Plan, a written description thereof, (ii) all determination letters from the IRS with respect to any of the Company Benefit Plans, (iii) all current and prior summary plan descriptions, summaries of material modifications, annual reports, and summary annual reports, (iv) all current and prior trust agreements, insurance contracts, and other documents relating to the funding or payment of benefits under any Company Benefit Plan, and (v) any other documents, forms or other instruments relating to any Company Benefit Plan reasonably requested by Purchaser.

(h) There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Company Benefit Plans that could result in any liability or excise tax under ERISA or the Code being imposed on the Companies or any of their Subsidiaries.

(i) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified and has heretofore been determined by the IRS to be so qualified, and each trust created thereunder has heretofore been determined by the IRS to be exempt from tax under the provisions of Section 501(a) of the Code, and nothing has occurred since the date of any such determination that could reasonably be expected to give the IRS grounds to revoke such determination.

(j) There is no pending or threatened assessment, complaint, proceeding, or investigation of any kind in any court or government agency with respect to any Company Benefit Plan (other than routine claims for benefits), nor is there any basis for one.

(k) None of the Companies or any of their Subsidiaries have agreed or committed to institute any plan, program, arrangement or agreement for the benefit of Company Service Providers other than the Company Benefit Plans, or to make any amendments to any of the Company Benefit Plans.

29

Section 4.12 Employee Matters.

(a) As of the date hereof and as of immediately prior to the Initial Closing, the Companies and their Subsidiaries shall have in their employ a number of employees (the “Company Employees”) sufficient to permit the Purchaser (provided that the Purchaser hires all such employees at the Initial Closing) to conduct the business of the Companies and their Subsidiaries immediately following the Initial Closing in the same manner as such business was conducted during the six (6) month period prior to the date hereof. (i) None of the Companies or any of their Subsidiaries are party to or bound by any Collective Bargaining Agreement or other similar labor agreement with respect to any Company Employees, (ii) no Company Employees are covered by any Collective Bargaining Agreement or other similar labor agreement or represented by any labor or trade union, works council, or other employee representative body, in each case, with respect to their employment with the Companies or any of their Subsidiaries, (iii) to the Knowledge of the Companies, there has not been any labor organizing activity by or with respect to any Company Employees; and (iv) there have not been any, and there are no pending or, to the Knowledge of the Companies, threatened, (A) labor disputes involving the Companies or any of their Subsidiaries, or (B) unfair labor practice charges, strikes, slowdowns; or work stoppages by or with respect to any Company Employees.

(b) (i) The Companies and each of their Subsidiaries are, and have been, in compliance in all material respects with all applicable local, state, federal and foreign Laws relating to employment, labor relations, wages and hours, health and safety, and contractor classification and (ii) none of the Companies or any of their Subsidiaries have received notice of any pending or, to the Knowledge of the Companies, threatened charge, complaint, investigation, arbitration, mediation, proceeding, litigation or audit with respect to or relating to any material noncompliance by the Companies or any of their Subsidiaries with any applicable local, state, federal or foreign Laws relating to employment or compensation.

(c) None of the Companies or any of their Subsidiaries are party to a settlement agreement with any Company Employees that involves allegations relating to sexual harassment or sexual misconduct by either (i) an officer of the Companies or any of their Subsidiaries or (ii) a Company Employee at the management level. To the Knowledge of the Companies, no allegations of sexual harassment or sexual misconduct have been made against any (A) officer of the Companies or any of their Subsidiaries with respect to or involving any Company Employees or (B) Company Employees at a management level.

(d) To the Knowledge of the Companies, no Company Employee is in violation of any material term of any employment agreement, nondisclosure agreement, non- competition agreement, non-solicitation agreement or other agreement containing similar restrictive covenant obligations, in each case: (i) to the Companies or any of their Subsidiaries or (ii) with a former employer of any such employee relating (A) to the right of any such employee to be employed by the Companies or any of their Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

Section 4.13 Intellectual Property.

(a) Section 4.13(a) of the Company Disclosure Schedule sets forth a list (in all material respects) of all U.S. and foreign (i) utility, utility model, design, and plant patents and pending patent applications, (ii) registrations and pending applications for registration of Trademarks, (iii) registrations and applications for registration of copyrights, and (iv) internet domain name registrations, in each case that are Company IP (collectively, the “Company Registered IP”), listing for each, the owner(s), title/mark, jurisdiction(s) and registration and application number(s) and date(s).

30

(b) Each Company and its Subsidiaries, individually or collectively, shall own exclusively all right, title and interest in and to all of its Company IP, free and clear of all Encumbrances other than Permitted Encumbrances, and owns or has the valid right to use all other material Intellectual Property used (or held for use) in or necessary for the conduct of their respective businesses in the same manner as conducted during the six (6) month period prior to the date of this Agreement.

(c) To the Knowledge of the Companies, the Companies and their Subsidiaries and the conduct of their respective businesses have not infringed, misappropriated or otherwise violated, and do not infringe, misappropriate or otherwise violate, any Intellectual Property rights of any third-party. There is no Action or claim pending or, to the Knowledge of the Companies, threatened against or involving the Companies or any of their Subsidiaries either (i) alleging infringement, misappropriation or other violation by the Companies or any of their Subsidiaries of any Intellectual Property rights of any third-party, or (ii) challenging the use, ownership, enforceability or validity of any Company IP. To the Knowledge of the Companies, no Person is engaging in any activity that infringes, misappropriates or otherwise violates any Company IP and no such claims are pending or threatened in writing against any Person by the Companies or any of their Subsidiaries, in each case in any material respect.

(d) The consummation of the transactions contemplated hereby or by any of the Ancillary Agreements will not alter or impair any rights of the Companies or any of their Subsidiaries to use any Intellectual Property material to the operation of their respective businesses.

Section 4.14 Material Contracts.

(a) Section 4.14(a) of the Company Disclosure Schedule sets forth a list of all Contracts which are in effect as of the date hereof and which any of the Companies or any of their Subsidiaries are a party or by which the Companies or any of their Subsidiaries or any of their respective businesses, properties or assets are bound that meet any of the following criteria (each, a “Company Material Contract”):

(i) calls for the payment, reimbursement or offset by or on behalf of the Companies or any of their Subsidiaries in excess of $15,000 per annum, or the delivery by the Companies or any of their Subsidiaries of goods or services with a fair market value in excess of $15,000 per annum, during the remaining term thereof and which by its terms does not terminate or is not terminable without material penalty by the Companies or any of their Subsidiaries upon ninety (90) days or less prior notice;

(ii) provides for the Companies or any of their Subsidiaries to receive any payments, reimbursements or offsets in excess of, or any property with a fair market value in excess of $15,000 during the remaining term thereof, and which, by its terms, does not terminate or is not terminable without material penalty by the Companies or any of their Subsidiaries upon ninety (90) days’ or less prior notice;

31

(iii) contains covenants (A) limiting in any material respect the ability of the Companies or any of their Subsidiaries (or any of their respective successors or Affiliates) to compete or operate in any line of business or geographical area or provide any products or services of or to any other Person, (B) obligating the Companies or any of their Subsidiaries (or any of their respective successors or Affiliates) to conduct any business on an exclusive basis with any Person or (C) providing the counterparty thereto with “most favored nation,” rights of first refusal or offer or similar rights;

(iv) provides for Companies or any of their Subsidiaries to receive material administrative services or management services;

(v) was entered into in connection with the acquisition or disposition by the Companies or any of their Subsidiaries of any businesses or the shares, capital stock or other ownership interests of any other Person and (A) under which there are any material ongoing obligations or (B) which acquisition is not yet complete;

(vi) there is any option, warrant, call, subscription or other right, agreement, arrangement or commitment to acquire any business or the shares, capital stock or other ownership interests of any other Person;

(vii) was entered into with any Governmental Authority;

(viii) relates to any indebtedness for borrowed money that creates payment obligations from or to any party to or from the Companies or any of their Subsidiaries in excess of $15,000, other than in the ordinary course of business;

(ix) pursuant to which the Companies or any of their Subsidiaries (A) are granted or obtain any right to use any material Intellectual Property (other than any non-exclusive end user click-wrap, shrink-wrap, or form license agreement for commercial-off-the-shelf Software that is available for immediate purchase by the general public), (B) permits or agrees to permit any Person, or is permitted by any Person, to use any material Intellectual Property, (C) is restricted in the use, enforcement or registration of any material Intellectual Property, or (D) other than as a result of limitations on the scope, territory or term of a license to Intellectual Property, is restricted in any material respect from using Intellectual Property to engage in any particular business or operating in any territory or during any period of time, including co-existence agreements, settlement agreements and covenants not to assert Intellectual Property rights;

(x) pursuant to which the Companies or any of their Subsidiaries have directly or indirectly guaranteed or otherwise agreed to be responsible for indebtedness for borrowed money or other Liabilities of any Person in excess of $10,000;

(xi) is a Company Intercompany Agreement;

32

(xii) was entered into outside of the ordinary course of business; any Person;

(xiii) requires the Companies or any of their Subsidiaries to indemnify

(xiv) is a Contract between any Company Service Provider, on the one hand, and any of the Companies or any of their Subsidiaries, on the other hand;

(xv) creates any partnership, joint venture, limited liability company or similar arrangement;

(xvi) is a Contract between any of the Companies or any of their Affiliates, on the one hand, and with any investment banker, broker, financial advisor or similar service provider, on the other, whether or not such agreement entitles such service provider to a fee as a direct result of the transactions contemplated by this Agreement; or

(xvii) is otherwise material to the business or operations of the Companies or any of their Subsidiaries.

(b) (i) Each Company Material Contract is a valid and binding obligation of a Company or one of its Subsidiaries and, to the Knowledge of the Companies, each other party or parties thereto, in accordance with its terms and, unless terminated by the other parties thereto or expired in accordance with the terms of such Company Material Contract following the date hereof, is in full force and effect, subject to the Enforceability Exceptions, and (ii) the Companies and their Subsidiaries are not, and, to the Knowledge of the Companies, no other party thereto is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in each of the Company Material Contracts (and none of the Companies or any of their Subsidiaries have received any notice alleging any such default).

(c) The Companies have made available to the Purchaser prior to the date hereof copies of each Company Material Contract.

Section 4.15 Title to Assets; Sufficiency of Assets; Inventory.

(a) Each of the Companies and their Subsidiaries owns, and has good and valid title to, all assets purported to be owned by them, including: (i) all assets reflected on the most recent of the Company Financial Statements; (ii) all of the rights of the Companies and their Subsidiaries under the Company Material Contracts; and (iii) all other assets reflected in the books and records of the Companies and their Subsidiaries as being owned thereby. All of said assets are owned by the Companies and their Subsidiaries free and clear of any liens or other Encumbrances, except for Permitted Encumbrances.

(b) As of the Initial Closing Date, the assets, properties, Intellectual Property, Contracts and rights of the Companies and their Subsidiaries will constitute all of the assets, properties, Intellectual Property, Contracts and rights necessary to permit the Purchaser to conduct the business of the Companies and their Subsidiaries immediately following the Initial Closing in the same manner as such business was conducted during the six (6) month period prior to the date hereof.

33

(c) Section 4.15(c) of the Company Disclosure Schedule sets forth a reasonably detailed description of the Companies and their Subsidiaries’ Inventory. The Inventory (i) consists only of finished goods, packaging and supplies of a quality and quantity usable and saleable and with adequate reserves for repair, obsolete, slow-moving or non-salable goods in the ordinary course of the business consistent with past practice, (ii) does not include any inventory which is obsolete or surplus, and (iii) is valued at the lower of the Companies’ or their Subsidiaries’ cost or fair market value, in accordance with GAAP. All Inventory is owned by the Companies or their Subsidiaries, free and clear of any Encumbrances other than Permitted Encumbrances. Inventory on hand was purchased in the ordinary course of business consistent with past practice at a cost not exceeding market prices prevailing at the time of purchase. The quantities of each item of Inventory are not excessive but are reasonable in the present circumstances of the Companies and their Subsidiaries.

Section 4.16 Real Property; Environmental Matters.

(a) The Companies and their Subsidiaries do not own nor have they ever owned any real property or interests in real property.

(b) Section 4.16(b) of the Company Disclosure Schedule sets forth a list of all leases, subleases, licenses or other agreements, including all amendments, supplements, modifications and extensions to which the Companies or any of their Subsidiaries are a party or by which they are bound (each, a “Company Lease”), for the use or occupancy of real property by the Companies or any of their Subsidiaries (collectively, the “Company Leased Real Property”), together with the property address of the Company Leased Real Property related thereto.

(c) (i) Each Company Lease is a valid and binding obligation of a Company or one of its Subsidiaries and, to the Knowledge of the Companies, each other party or parties thereto, in accordance with its terms and, unless terminated by the other parties thereto or expired in accordance with the terms of such Company Lease following the date hereof, is in full force and effect, subject to the Enforceability Exceptions, and (ii) the Companies and their Subsidiaries are not, and, to the Knowledge of the Companies, no other party thereto is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in each Company Lease (and none of the Companies or any of their Subsidiaries have received any notice alleging any such default), nor has there been any event occurrence, condition or act that with notice, lapse of time, or the happening of any other event or condition, that would constitute a default under a Company Lease. No condemnation proceeding is pending or, to the Knowledge of the Companies, threatened which would preclude or materially impair the use of any Company Leased Real Property by any Company or any applicable Subsidiary of the Companies for the purposes for which it is used as of the date hereof, and the Companies and their Subsidiaries enjoy quiet possession of the Company Leased Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances. None of the Companies or any of their Subsidiaries sublease or sublicense any portion of the Company Leased Real Property to any Person other than the Companies or any of their Subsidiaries.

(d) The Companies have made available to the Purchaser prior to the date hereof copies of each Company Lease.

34

(e) The Companies and their Subsidiaries are and have been in compliance with all applicable Environmental Laws, which compliance includes the possession by the Companies and their Subsidiaries of all Environmental Licenses, and compliance with the terms and conditions thereof, and all such Environmental Licenses may be relied upon by the Purchaser for the lawful operation of the business on and after the Initial Closing Date without transfer, reissuance or other governmental action. A list of all material Environmental Licenses is set forth on Schedule 4.16(e) of the Company Disclosure Schedule. None of the Companies or their Subsidiaries have received any complaint, claim, notice, demand, order, request for information or other communication, whether from any Person, Governmental Authority, citizens group, any current or former employee of the Companies or their Subsidiaries, or otherwise, that alleges that any of the Companies or their Subsidiaries are not in compliance with any Environmental Law, and there are no circumstances that may prevent, impede, increase the costs with the operation of the business or interfere with any of the Companies’ or their Subsidiaries’ compliance with any Environmental Law in the future. The Companies and their Subsidiaries have not owned or operated any real property or treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any Hazardous Material so as to give rise to any Liabilities (including any Liability for response costs, reporting, investigation, assessment, remediation, corrective action costs, personal injury, natural resource damages, property damage or attorneys’ fees or any investigative, corrective or remedial obligations) pursuant to any Environmental Law. The Companies and their Subsidiaries have not retained or assumed, by contract or operation of Law, any Liabilities of third parties under any Environmental Law. The Companies and their Subsidiaries have provided to Purchaser copies of all material documentation in their possession or control regarding Hazardous Materials or concerning compliance with Environmental Laws.

Section 4.17 Insurance. Section 4.17 of the Company Disclosure Schedule sets forth a list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Companies or any of their Subsidiaries (collectively, the “Company Insurance Policies”). The Companies have made available to the Purchaser prior to the date hereof copies of such Company Insurance Policies. None of the Companies or any of their Subsidiaries have received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Company Insurance Policies. All premiums due on such Company Insurance Policies have either been paid or, if due and payable prior to the Initial Closing, will be paid prior to the Initial Closing in accordance with the payment terms of each Company Insurance Policy. Each such Company Insurance Policy is valid and binding in accordance with its terms and is in full force and effect unless terminated by the insurance carrier or expired in accordance with the terms of such insurance policies or replaced with substantially equivalent insurance following the date hereof. None of the Companies or any of their Subsidiaries are in default under, or have otherwise failed to comply with, in any material respect, any provision contained in any such Company Insurance Policy.

Section 4.18 Fees to Brokers and Finders. None of the Companies nor any of their Subsidiaries have any obligation to pay any fee or commission to any investment banker, broker, financial adviser, finder or other similar intermediary in connection with the transactions contemplated by this Agreement.

35

Section 4.19 Bank Accounts. Section 4.19 of the Company Disclosure Schedule sets forth a list of the following information with respect to each account maintained by or for the benefit of any of the Companies or their Subsidiaries at any bank or other financial institution: (a) the name of the bank or other financial institution at which such account is maintained; (b) the account number; (c) the type and primary use of account; (d) the names of all Persons who are authorized to sign checks or other documents with respect to such account and the type of access each such signer holds (Administrative, View, Transactional, etc.); and (e) the approximate amount held in such account as of the date of this Agreement. There are no safe deposit boxes or similar arrangements maintained by or for the benefit of any of the Companies or their Subsidiaries.

Section 4.20 FCPA. None of the Companies or their Subsidiaries (including any of their respective officers, directors, agents, employees or other Person associated with or acting on their behalf) have, directly or indirectly, taken any action which would cause them to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered, or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly.

Section 4.21 Warranty Obligations and Product Liability Obligations. The products manufactured, sold, distributed and/or delivered by the Companies and their Subsidiaries (the “Product” or “P roducts”) were manufactured in compliance with all applicable Law. No product warranty, recall or similar claims have been made against Companies or their Subsidiaries, and none of the Companies or their Subsidiaries have received notices as to any claim or allegation of personal injury, death or property or economic damages, product recall, any claim for punitive or exemplary damages, any claim for contribution or indemnification, or any claim for injunctive relief in connection with any Products, or in connection with any service provided by the Companies and their Subsidiaries. There are no statements, citations, or decisions by any Governmental Authority stating or implying that any Product is defective or unsafe or fails to meet any standards promulgated by the Governmental Authority. There are no, and have not been, any (i) facts relating to any Product that may impose upon the Companies or their Subsidiaries a duty to recall any such Product or a duty to warn customers of a defect in any such Product, (ii) design, manufacturing or other defects of any kind in any Product, or (iii) material liabilities for warranty claims, returns or servicing with respect to any Product (collectively “Product Obligations”), and, to the Knowledge of the Companies, there are no Product Obligations threatened against the Companies or their Subsidiaries. Except as provided by the Laws enacted in various jurisdictions with respect to implied warranties of merchantability and the like, and the Companies’ and their Subsidiaries’ standard forms of warranty set forth on Section 4.21 of the Company Disclosure Schedule, no Products, to the Knowledge of the Companies, are subject to any guaranty or indemnity of any kind. The Companies have delivered to Purchaser a true and correct copy of each product warranty that each Company and its Subsidiaries utilized in connection with the sale of Products. Neither the Companies nor their Subsidiaries have received any notice of any claim based on any such warranty.

36

Section 4.22 Suppliers.

(a) Section 4.22(a) of the Company Disclosure Schedule lists the Companies’ and their Subsidiaries’ ten largest suppliers (the “Significant Suppliers”), measured in terms of goods and services purchased by the Companies and their Subsidiaries during each of the last three fiscal years and during the current fiscal year through the last full month ended prior to the date hereof.

(b) No Significant Supplier has notified the Companies in writing, or, to any Company’s Knowledge, orally, that it intends to terminate, limit or negatively alter its business relationship with the Companies or their Subsidiaries. To the Knowledge of the Companies, there is no fact or circumstances that would reasonably be anticipated to cause a Significant Supplier to terminate, limit or negatively alter its business relationship with the Companies or their Subsidiaries.

Section 4.23 OFAC Representation. Neither the Companies, nor Owner, nor any of their Affiliates is a Person with whom U.S. Persons are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) (including those named on OFAC’s especially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism), or other governmental action. This Section is material and essential, and any breach or default hereof shall be deemed a total material default under and breach of this Agreement by the Companies and Owner.

Section 4.24 Anti-Money Laundering. Neither the Companies, nor Owner, nor any of their respective Affiliates (i) has violated or is in violation of any applicable anti-money laundering Law or (ii) has engaged or engages in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of offenses designated in any applicable Law, regulation or other binding measure implementing the “Forty Recommendations” and “Nine Special Recommendations” published by the Organization for Economic Cooperation and Development’s Financial Action Task Force on Money Laundering.

Section 4.25 Disclosure. No representation or warranty by the Owner, or any certificate furnished by the Owner to the Purchaser pursuant to this Agreement, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading. The Companies are not aware of any fact, condition, or circumstance that may materially and adversely affect the assets, liabilities, business, prospects, condition, or results or operations of the Companies and their Subsidiaries or the business that has not been previously disclosed to the Purchaser in writing.

37

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Owner as follows:

Section 5.01 Organization and Qualification. The Purchaser is a limited liability company or other entity duly incorporated or formed, validly existing and in good standing under the laws of its jurisdiction of organization.

Section 5.02 Authority and Enforceability.

(a) The Purchaser has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The Purchaser has taken all requisite corporate or other actions to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery by each of the other parties hereto, this Agreement constitutes the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the Enforceability Exceptions.

(b) The Purchaser has all requisite power and authority to execute and deliver the Ancillary Agreements to which it will be a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The Purchaser has taken all requisite corporate or other actions to authorize the execution and delivery of the Ancillary Agreements to which it will be a party, the performance of its obligations thereunder and the consummation of the transactions contemplated thereby. Each Ancillary Agreement, if and when executed by the Purchaser upon the terms and subject to the conditions set forth in this Agreement, will be duly executed and delivered by the Purchaser, and, assuming the due authorization, execution and delivery by each of the other parties thereto, each such Ancillary Agreement will constitute the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.03 Governmental Filings and Consents. Except as set forth on Schedule III, no consents, approvals, authorizations or waivers of, or notices or filings with, any Governmental Authority are required to be made or obtained by the Purchaser in connection with the execution and delivery of this Agreement and the Ancillary Agreements, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby.

Section 5.04 No Violations. Assuming the consents, approvals, authorizations, waivers, notices and filings referred to in Section 5.03, if any, are obtained or made, the execution and delivery of this Agreement and the Ancillary Agreements by Purchaser the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or result in a violation or breach of, or default under, any provision of the Purchaser’s organizational documents, or (b) conflict with or result in a violation or breach of any provision of any Law or Permit applicable to the Purchaser.

Section 5.05 Litigation; Governmental Orders. There is no Action or claim pending or, to the Knowledge of the Purchaser, threatened, or, to the Knowledge of the Purchaser, governmental investigation threatened or pending by, against or involving the Purchaser, that would prevent Purchaser from consummating the transactions contemplated hereby, or to otherwise perform its obligations under this Agreement or any Ancillary Agreement to which the Purchaser is or will be a party, in any material respect.

38

ARTICLE VI

COVENANTS

Section 6.01 Conduct of Business. Other than with respect to People’s Costa Mesa, during the period from the date of this Agreement through the earlier of the (i) applicable Closing or (ii) the termination of this Agreement in accordance with its terms, except as otherwise expressly required by, and in accordance with, this Agreement, as set forth in Section 6.01 of the Company Disclosure Schedule, as required by applicable Law, or with the prior written consent of the Purchaser, the Owner shall, and shall cause the Companies and their Subsidiaries to, (x) conduct their business in the ordinary course of business consistent with past practice, (y) use reasonable best efforts to maintain and preserve intact their respective business organizations and operations and maintain their relationships and goodwill with policyholders, reinsurers, employees, customers, suppliers, Governmental Authorities and others having business relationships with the Companies and their Subsidiaries, and (z) not:

(a) (i) declare, set aside or pay any dividend or distribution on any shares of their capital stock or other equity interests, or (ii) purchase, redeem or repurchase any shares of its capital stock or other equity interests;

(b) issue, sell, pledge, transfer, dispose of or encumber any shares of their capital stock or other equity interests or securities exercisable or convertible into, or exchangeable or redeemable for, any such shares or other equity interests, or any rights, warrants, options, calls or commitments to acquire any such shares or other equity interests, or merge with or into or consolidate with, or agree to merge with or into or consolidate with, any other Person;

(c) split, combine, subdivide or reclassify any of their capital stock or other equity interests;

(d) (i) incur any indebtedness for borrowed money or issue any debt securities, (ii) make any loans, advances or capital contributions to, or investments in, any other Person (other than any transactions solely between or among the Companies or any of their Subsidiaries), or (iii) waive any material claims or rights of, or cancel any debts to, any of the Companies or any of their Subsidiaries;

(e) amend (by merger, consolidation or otherwise) their organizational documents;

(f) voluntarily adopt a plan of complete or partial liquidation or rehabilitation or authorize or undertake a dissolution, rehabilitation, consolidation, restructuring, recapitalization or other reorganization;

(g) (i) purchase, sell, lease, exchange, pledge, encumber, issue or otherwise dispose of or acquire any property or assets, individually or in the aggregate, material to the Companies or any of their Subsidiaries, (ii) grant or take any other action that will result in the imposition of any Encumbrances, other than Permitted Encumbrances, on any property or assets of the Companies or any of their Subsidiaries, or (iii) make or incur any capital expenditure in excess of $10,000 individually or $50,000 in the aggregate;

39

(h) (i) amend or assign, renew or extend or terminate any existing Company Material Contract or Company Lease, (ii) enter into any Contract that would be a Company Material Contract or Company Lease if in effect on the date hereof, or (iii) waive, release or assign any material rights or claims under any existing Company Material Contract or Company Lease;

(i) grant or acquire, from any Person, or dispose of or permit to lapse, any rights to any Intellectual Property material to the Companies or any of their Subsidiaries;

(j) pay, settle, release or forgive any Action or threatened Action or waive any right thereto;

(k) make any filings with any Governmental Authority relating to (i) the withdrawal or surrender of any license or Permit held by the Companies or any of their Subsidiaries or (ii) the withdrawal by the Companies or any of their Subsidiaries from any lines or kinds of business;

(l) (i) make, revoke or amend any Tax election, (ii) enter into any closing agreement, settlement, or compromise of any Tax Liability or refund, (iii) extend or waive the application of any statute of limitations regarding the assessment or collection of any Tax, (iv) file any request for rulings or special Tax incentives with any Tax Authority, (v) surrender any right to claim a Tax refund, offset or other reduction in Tax Liability, or (vi) adopt or change any method of Tax accounting;

(m) other than as required by the terms of any Company Benefit Plan as in effect on the date hereof and listed on Section 4.11(a) of the Company Disclosure Schedule, (i) grant or increase any severance, change in control, retention or termination pay of (or amend any existing severance, change in control, retention or termination pay arrangement with) any Company Service Provider, (ii) establish, enter into, adopt, renew, terminate, modify or amend any Company Benefit Plan (or any new arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement), (iii) take any action to accelerate the vesting or payment of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under any Company Benefit Plan, (iv) increase the compensation payable to any Company Service Provider, (v) grant any awards under any bonus, incentive, performance, equity or other compensation plan or arrangement or Company Benefit Plan, or (vi) except as may be required by GAAP, change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or materially change the manner in which contributions to such plans are made or the basis on which such contributions are determined;

(n) (i) terminate the employment of any employee of the Companies or any of their Subsidiaries (other than for cause or as a result of a voluntary resignation of such employee), (ii) hire any new employee into the Companies or any of their Subsidiaries, (iii) waive the restrictive covenant obligations of any current or former director, officer, employee, or natural independent contractor of the Companies or any of their Subsidiaries, (iv) implement any group layoffs, furloughs or employment terminations, whether temporary or permanent, with respect to any employee of the Companies or any of their Subsidiaries, or (v) return any employee of the Companies or any of their Subsidiaries to the workplace, other than in compliance with applicable Laws;

40

(o) (i) modify, extend, or enter into any Collective Bargaining Agreement or (ii) recognize or certify any labor or trade union, works council, employee representative body, labor organization, or group of employees of the Companies or any of their Subsidiaries as the bargaining representative for any employees of the Companies or any of their Subsidiaries;

(p) terminate, cancel or materially modify or amend any insurance coverage maintained by the Companies or any of their Subsidiaries with respect to any material assets without replacing such coverage with a comparable amount of insurance coverage;

(q) (i) acquire any corporation, partnership, joint venture, association or other business organization or division thereof, or substantially all of the assets of any of the foregoing, or (ii) enter into any new lines of business or introduce any new material products or services; or

(r) enter into any Contract with respect to any of the foregoing.

Section 6.02 Confidentiality.

(a) Other than with respect to People’s Costa Mesa, during the period from the date of this Agreement through the earlier of the Second Closing or the termination of this Agreement in accordance with its terms, the Companies shall, and shall cause their Subsidiaries to, (i) afford the Purchaser and its Representatives full and free access to and the right to inspect all of the properties, assets, premises, books and records, Contracts and other documents and data related to the Companies and their Subsidiaries, (ii) furnish the Purchaser and its Representatives with such financial, operating and other data and information related to the Companies and their Subsidiaries as the Purchaser or any of its Representatives may reasonably request, and (iii) instruct the Representatives of the Companies and their Subsidiaries to cooperate with the Purchaser in its investigation of the Companies and their Subsidiaries. Other than with respect to People’s Costa Mesa, in exercising its rights hereunder, the Purchaser shall conduct itself so as not to unreasonably interfere in the conduct of the Companies’ and their Subsidiaries’ businesses. No investigation by the Purchaser or other information received by the Purchaser shall operate as a waiver or otherwise affect any representation, warranty, covenant or agreement given or made by the Owner or the Companies in this Agreement.

(b) From and after the date of this Agreement, without the prior written consent of the Purchaser, the Owner shall not, directly or indirectly, disclose (and each such party will direct its representatives not to disclose) any Confidential Information. Prior to the date of this Agreement, without the prior written consent of the Owner, the Purchaser shall not, directly or indirectly, disclose (and will direct its representatives not to disclose) any Confidential Information, other than with respect to People’s Costa Mesa. The term “Confidential Information” means any information of or relating to the Companies or their Subsidiaries not generally known to the public (other than as a result of disclosure in violation of this Agreement) in spoken, printed, electronic or any other form or medium, including, but not limited to, business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, transactions, potential transactions, know-how, Trade Secrets, databases, manuals, records, supplier information, financial information, accounting information, legal information, marketing information, pricing information, payroll information, personnel information, patient information, patient lists, and supplier lists.

41

(c) Other than with respect to Peoples’ Costa Mesa and except as and to the extent required by applicable Law or as otherwise set forth herein, neither the Purchaser nor the Owner will make (and each will direct its representatives not to make, directly or indirectly) any public comment, statement or communication with respect to, or otherwise to disclose or to permit the disclosure of the existence of this Agreement or the transaction between the parties or any of the terms, conditions or other aspects of the transaction set forth in this Agreement. If a party is required by applicable Law to make any such disclosure, it must first provide to the other parties the content of the proposed disclosure, the reasons that such disclosure is required by applicable Law and the time and place that the disclosure will be made.

Section 6.03 Reasonable Best Efforts; Regulatory Matters.

(a) Upon the terms and subject to the conditions set forth in this Agreement, the Purchaser, the Companies, and the Owner shall, and shall cause their respective Subsidiaries to, use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using reasonable best efforts to (i) prepare and make all necessary, proper or advisable notices and filings with any Governmental Authority; and (ii) obtain all necessary, proper or advisable consents, approvals, authorizations or waivers of any Governmental Authority, including but not limited to those set forth on Schedule II. The Purchaser and the Owner shall be equally responsible for all filing and other similar fees payable in connection with the consents, approvals, authorizations, waivers, notices and filings set forth in Schedule II.

(b) The Purchaser, the Owner and the Companies shall reasonably consult with each other with respect to the making of all notices and filings with, and obtaining all consents, approvals, authorizations or waivers of, any Governmental Authority necessary, proper or advisable to consummate the transactions contemplated by this Agreement and each party shall keep the other apprised on a prompt basis of the status of such matters relating to such notices, filings, consents, approvals, authorizations and waivers. The Purchaser and the Companies shall have the right to review in advance and shall be provided with a reasonable opportunity to comment on, and to the extent practicable each will consult the other on, in each case, subject to applicable Law, any material notice or filing with, or written materials submitted to, any Governmental Authority in connection with the transactions contemplated by this Agreement, and each party shall in good faith consider comments of the other parties thereon. The party responsible for any such action shall promptly deliver to the other parties evidence of the making of all notices, filings and submissions relating thereto, and any supplement, amendment or item of additional information in connection therewith. Notwithstanding the foregoing, in no event shall a party be required to disclose to any other party any of its or its Subsidiaries’ Trade Secrets.

42

(c) The Purchaser, the Owner and the Companies shall promptly advise each other upon receiving any communication from any Governmental Authority whose consent, approval, authorization, or waiver is necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including promptly furnishing each other copies of any written or electronic communication. Each party shall, to the extent reasonably practicable and permitted by applicable Law or Governmental Authority (i) in advance, notify the other party, of any meeting any Governmental Authority in connection with the transactions contemplated by this Agreement, and reasonably consult with the other parties in scheduling any of these meetings, and (ii) give the other parties an opportunity to participate in such meeting.

(d) Notwithstanding anything to the contrary contained herein, in no event shall (i) a party or any of its Subsidiaries be required to agree, or take or refrain from taking, any action which is not conditioned upon a Closing, or (ii) the Purchaser or any of its Affiliates be required to agree to, or take or refrain from taking, any action or permit or suffer to exist or agree to permit or suffer to exist any action, restriction, condition, limitation or requirement which, individually or together with all other such actions (taken or refrained from being taken), restrictions, conditions, limitations or requirements, would or would reasonably be expected to (A) have a material adverse effect on the business, condition (financial or otherwise), assets or Liabilities or results of operations of (I) the Companies and their Subsidiaries, taken as a whole, or (II) the Purchaser and its Subsidiaries, taken as a whole (with such materiality measured on a scale relative to the Companies and their Subsidiaries, taken as a whole), (B) materially and adversely affect the economic benefits reasonably anticipated by the Purchaser from the transactions contemplated hereby, (C) restrict or prohibit any lines or types of business in which the Purchaser or any of its Subsidiaries shall be permitted to engage, (D) result in the imposition of any arrangement involving the sale, disposition or separate holding of the assets or businesses of the Companies or any of their Subsidiaries or the assets or businesses of any of the Purchaser or any of its Subsidiaries (including, following any Closing, the Companies or any of their Subsidiaries), (E) result in the contribution of capital or entry into or requirement for any guaranty, keep-well, capital maintenance or similar arrangement, by the Purchaser or any of its Subsidiaries to or of the Companies or any of their Subsidiaries or any restrictions on dividends or distributions by the Companies or any of their Subsidiaries, or (F) result in a material restriction being placed on the business or properties of the Purchaser or any equity holder of the Purchaser or any of their respective portfolio companies (including the post-Closing operation of the Companies and their Subsidiaries) (each, a “Burdensome Condition”).

Section 6.04 Employee Matters. The Companies shall not, and shall cause their Subsidiaries not to, make any broad-based communication or written communications (including website postings) pertaining to employment, compensation or benefit matters that are or may be affected by the transactions contemplated herein unless approved by the Purchaser in advance. The Companies shall provide the Purchaser with a copy of the intended communication no later than ten (10) Business Days prior to the intended date any such communication is to be delivered or made available by the Companies.

43

Section 6.05 Intercompany Agreements and Accounts. Except as set forth in Section 6.05 of the Company Disclosure Schedule, (a) all Company Intercompany Agreements shall be terminated and discharged and deemed to be void and of no further force and effect, effective immediately prior to the Initial Closing or the Costa Mesa Closing, as applicable, in each case, (i)without any fee, penalty or other payment by the Companies or any their Subsidiaries, (ii) in a manner reasonably satisfactory to the Purchaser, and (iii) without survival of any rights or obligations (including any provision expressed or intended to survive the termination of such agreement), including any Liability that has accrued prior to such termination, and (b) the Owner shall take such action and make such payments as may be necessary so that, as of immediately prior to the Initial Closing or the Costa Mesa Closing, as applicable, the Companies and their Subsidiaries, on the one hand, and the Owner, its Affiliates (other than the Companies and their Subsidiaries), the spouse, parents, siblings, and descendants (including adoptive relationships and stepchildren) of the Owner, and the spouses of each such natural persons, on the other hand, settle, discharge, offset, pay, repay, terminate or extinguish in full all Intercompany Accounts.

Section 6.06 Releases.

(a) Owner Release. Effective as of the Initial Closing with respect to People’s Riverside and People’s LA and effective as of the Costa Mesa Effective Date with respect to People’s Costa Mesa, the Owner, for itself and on behalf of its Affiliates (other than the Companies and their Subsidiaries) and each of their and their successors, assigns, heirs and executors (each, a “Owner Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, Liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any such Owner Releasor has, may have or might have or may assert now or in the future, against the Purchaser and its Affiliates (except for claims arising under this Agreement), the Companies or any of their Subsidiaries and any of their respective successors, assigns, heirs, executors, officers, directors, partners, managers and employees (in each case in their capacity as such) (each, a “Company Releasee”), arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted or begun prior to the Initial Closing or the Costa Mesa Effective Date, as applicable. The Owner shall, and shall cause the Owner Releasors to, refrain from, directly or indirectly, asserting any claim or demand or commencing, instituting or maintaining, or causing to be commenced, any legal or arbitral proceeding of any kind against any Company Releasee based upon any matter released pursuant to this Section 6.06(a). The parties hereto hereby acknowledge and agree that the execution of this Agreement shall not constitute an acknowledgment of or an admission by any Owner Releasor or Company Releasee of the existence of any such claims or of Liability for any matter or precedent upon which any Liability may be asserted.

(b) Purchaser Release. Effective as of the Initial Closing with respect to People’s Riverside and People’s LA and effective as of the Costa Mesa Effective Date with respect to People’s Costa Mesa, the Purchaser, for itself and on behalf of its Affiliates (other than the Companies and their Subsidiaries) and each of their and their successors, assigns, heirs and executors (each, a “Purchaser Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, Liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any such Purchaser Releasor has, may have or might have or may assert now or in the future, against the Owner and its Affiliates (except for claims arising under this Agreement), and any of their respective successors, assigns, heirs, executors, officers, directors, partners, managers and employees (in each case in their capacity as such) (each, an “Owner Releasee”), arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted or begun prior to the Initial Closing or the Costa Mesa Effective Date, as applicable. The Purchaser shall, and shall cause the Purchaser Releasors to, refrain from, directly or indirectly, asserting any claim or demand or commencing, instituting or maintaining, or causing to be commenced, any legal or arbitral proceeding of any kind against any Owner Releasee based upon any matter released pursuant to this Section 6.06(b). The parties hereto hereby acknowledge and agree that the execution of this Agreement shall not constitute an acknowledgment of or an admission by any Purchaser Releasor or Owner Releasee of the existence of any such claims or of Liability for any matter or precedent upon which any Liability may be asserted.

44

(c) Civil Code Section 1542. Each Person releasing claims under this Section 6.06 intends for this Section 6.06 to serve as a general release with respect to the claims released herein, and each such Person recognizes that such Person may have claims of which such Person is totally unaware and unsuspecting, but that which such Person is nevertheless releasing and giving up by executing this Agreement and providing the general release set forth above. In furtherance of such understanding and intention, each Person releasing claims under this Section 6.06 acknowledges that such Person is familiar with the provisions of California Civil Code Section 1542, and such party waives all such provisions of California Civil Code Section 1542, which provides as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

(d) Assumption of Risk. EACH PARTY TO THIS AGREEMENT HAS BEEN ADVISED BY SUCH PARTY’S LEGAL COUNSEL AS TO THE EFFECT OF THE RELEASE BEING PROVIDED HEREUNDER AND UNDERSTANDS THAT THE FACTS WITH RESPECT TO WHICH SUCH RELEASE IS GIVEN MAY BE DIFFERENT FROM THE FACTS NOW KNOWN OR BELIEVED BY SUCH PARTY TO BE TRUE. EACH PARTY ACCEPTS AND ASSUMES THE RISK THAT SUCH FACTS MAY TURN OUT TO BE DIFFERENT. NEVERTHELESS, EACH PARTY AGREES THAT THE RELEASE SUCH PARTY HAS PROVIDED UNDER THIS SECTION 6.06 SHALL REMAIN IN ALL RESPECTS EFFECTIVE AND SHALL NOT BE SUBJECT TO TERMINATION OR RESCISSION IN THE EVENT SUCH FACTS TURN OUT TO BE DIFFERENT.

(e) Third Party Beneficiary. Each Purchaser Releasee and Owner Releasee, as the case may be, is hereby expressly made a third party beneficiary under this Section 6.06.

Section 6.07 Non-Competition; Non-Solicitation. In consideration for, and as a necessary condition of the entrance into this Agreement and the purchase and sale of the Interests, and to assure that Purchaser will realize the benefits of the transactions contemplated hereby, the Owner acknowledges and agrees that the covenants in this Section 6.07 and in Sections 6.02, and 6.08 of this Agreement are necessary to protect the legitimate business interests of Purchaser, are reasonable with respect to duration, geographical area, and proscription. Therefore, during the period from the date hereof to the date that is three (3) years following the Initial Closing, Owner shall not, and shall cause its Affiliates to not, directly or indirectly:

(a) engage in or participate in or be involved in any capacity, or own any shares or interests in, manage, operate, control, finance, contract with, or be employed or engaged by or associated with, serve in any capacity or provide services or advice nor lend or permit their name to be used in connection with any business, enterprise, facility or other Person engaged or involved in the Competing Business anywhere within or with respect to the State of California;

45

(b) solicit, or induce or attempt to solicit or induce any person, who at such time is or, at any time during the two (2) year period immediately preceding such solicitation, inducement, or attempt, was an employee, independent contractor, or agent of Purchaser, the Owner, the Companies or their Subsidiaries or the Company Service Providers or any Affiliate or Subsidiary of Purchaser or its service providers (each, a “Protected Party”), to terminate his, her, or its employment or other relationship with such Protected Party or otherwise interfere with such employment or other relationship, or directly or indirectly employ, hire, provide work to, or retain the services of any such person;

(c) solicit or induce or attempt to solicit or induce any person who is or, at any time during the two (2) year period immediately preceding such solicitation or inducement or attempt, was a client or customer of Purchaser, the Owner, the Companies or their Subsidiaries, either on any of the Owner’s or any of its Affiliates’ own account or for any other person, firm, corporation, or other organization, to terminate or otherwise interfere with their relationship with Purchaser, the Companies or their Subsidiaries; or

(d) solicit or induce or attempt to solicit or induce any person, who is or was a supplier, vendor, or other business relation of any Protected Party, to cease, reduce, or adversely modify its manner of, doing business with such Protected Party, or in any way adversely interfere with the relationship between any supplier, vendor, or other business relation, on the one hand, and such Protected Party, on the other hand.

These prohibitions shall be applicable regardless as to whether the Owner or any of its Affiliates are acting on their own behalf, as members of a partnership, members of a joint venture, members of a limited liability company, or in any capacity with an organized business entity. If any provision contained in this Section 6.07 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 6.07, but this Section 6.07 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section 6.07 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable Law.

46

Section 6.08 Non-Disparagement. From and after the date of this Agreement, the Owner shall not, and shall cause its Affiliates not to, directly or indirectly, take any action that would tend to diminish the value, or that would interfere with the business of, Purchaser, the Companies or their Subsidiaries, including disparaging, libeling, or defaming the name, products, services, or businesses of Purchaser, the Companies or their Subsidiaries, or any of their respective current or past shareholders, directors, members, managers, officers, employees, agents, or Affiliates.

Section 6.09 Exclusivity. During the period from the date of this Agreement through the earlier of (a)(i) the Second Closing with respect to People’s Riverside and People’s LA or (ii) the Costa Mesa Closing with respect to People’s Costa Mesa or (b) the termination of this Agreement in accordance with its terms, the Companies and the Owner shall not, and shall cause its Affiliates and its and their Representatives not to, directly or indirectly, (s) encourage, solicit, initiate, or facilitate inquiries regarding an Acquisition Proposal, (y) enter into, continue with, or participate in any discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal, or (z) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Owner shall promptly notify the Purchaser in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal, or inquiry, and the identity of the Person making the same.

Section 6.10 Public Disclosure. Other than with respect to People’s Costa Mesa, the parties shall agree on the form and content of any initial press release and, except with the prior written consent of the Owner and the Purchaser (which consent shall not be unreasonably withheld, delayed, or conditioned), shall not issue nor shall any Affiliate of such party issue any other press release or other public statement or public communication with respect to this Agreement or the transactions contemplated hereby; provided that the Owner, the Companies, and the Purchaser may, without the prior written consent of such other parties, make such public statement or issue such public communication (a) as may be required by applicable Law and, if practicable under the circumstances, after reasonable prior consultation with such other parties, (b)that consists solely of information contained in prior announcements made by any or all of the Purchaser, the Companies, the Owner, or any of their respective Representatives, or (c) to enforce its rights or remedies under this Agreement.

Section 6.11 Further Assurances. The Purchaser, the Companies and the Owner shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, notices and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company and the Owner shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, notices and assurances and take such further actions as may be reasonably requested by the Purchaser to document the prior and current ownership of the Company, its Subsidiaries and any of the Storefront Entities or their Subsidiaries, including, without limitation, instruments of conveyance or transfer, board, shareholder, member or manager approvals and consents, filings with any Governmental Authority, and any other limited liability company or other documentation related thereto.

47

Section 6.12 Management Agreements. Upon Purchaser’s written request to Owner, Owner shall cause any or all (as requested by Purchaser) of People’s Costa Mesa, People’s Riverside, and Holistic Supplements to enter into Management Agreements with Purchaser.

Section 6.13 Notice of Developments. From time to time during the period from the date of this Agreement through the earlier of (a)(i) the Second Closing with respect to People’s Riverside and People’s LA or (ii) the Costa Mesa Closing with respect to People’s Costa Mesa or (b) the termination of this Agreement in accordance with its terms, if any party becomes aware of any event, fact or condition or nonoccurrence of any event, fact or condition that constitutes a breach of any representation, warranty, covenant or agreement of such party, or would constitute a breach of any representation or warranty of such party if such representation or warranty were made on the date of the occurrence or discovery of such event, fact or condition or on a Closing Date, then such party will promptly provide the other parties hereto with a written description of such event, fact or condition. No fewer than three (3) Business Days prior to the Initial Closing Date with respect to People’s Riverside and People’s LA and the Costa Mesa Closing Date with respect to People’s Costa Mesa, the Companies shall supplement or amend the Company Disclosure Schedule with respect to any matter hereafter arising or of which they become aware after the date hereof (the “Schedule Update”), to the extent such matter would, if in existence on the date hereof, have been required to be set forth or described in the Company Disclosure Schedule. Any disclosure in any such Schedule Update shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 8.01 have been satisfied.

Section 6.14 Multiple Closings. The parties agree that, at any time prior to the Initial Closing, the Purchaser shall have the right to elect, in its discretion, to purchase (or cause an Affiliate to purchase) all of the Initial Closing Interests of any one or more of the Companies. In the event the Purchaser elects to so purchase the Initial Closing Interests of any one or more of the Companies, the parties shall cooperate in good faith to amend this Agreement and negotiate in good faith and enter into any additional agreements or instruments, to the extent necessary and appropriate to effect such purchase.

ARTICLE VII

TAX MATTERS

Section 7.01 Transfer Taxes. Notwithstanding anything to the contrary contained herein, the Owner shall be responsible for the timely payment of all Transfer Taxes, if any, arising out of or in connection with the transactions contemplated by this Agreement. The Owner shall, and the Purchaser shall cooperate to, prepare and timely file all necessary documentation and Tax Returns required to be filed with respect to such Transfer Taxes and shall promptly provide the Purchaser with copies of any such documentation and Tax Returns.

Section 7.02 Straddle Period.

(a) In the case of Taxes of the Companies and their Subsidiaries that are payable with respect to any Straddle Period, the portion of any such Taxes that are treated as Taxes for a Pre-Initial Closing Tax Period or Pre-Costa Mesa Effective Date Tax Period, as applicable, for purposes of this Agreement shall be (i) in the case of Taxes (A) based upon, or related to, income, receipts, profits, wages, capital or net worth, (B) imposed in connection with the sale, transfer or assignment of property, or (C) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended as of the close of business on the Initial Closing Date or the Costa Mesa Effective Date, as applicable, and the parties shall elect to do so if permitted by applicable Law; and (ii) in the case of other Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Initial Closing Date or the Costa Mesa Effective Date, as applicable, and the denominator of which is the number of days in the entire Straddle Period.

48

(b) Any credit or refund resulting from an overpayment of Taxes (and associated interest) for a Straddle Period shall be attributed to the portion of the Straddle Period ending on the Initial Closing Date and/or the portion of the Straddle Period beginning after the Initial Closing Date (or, in each case, with respect to People’s Costa Mesa, the Costa Mesa Effective Date) based upon the method employed in Section 7.02(a) taking into account the type of Tax to which the credit or refund relates. In the case of any Tax paid based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be apportioned under Section 7.02(a) shall be computed by reference to the level of such items on the Initial Closing Date or the Costa Mesa Effective Date, as applicable.

Section 7.03 Tax Returns.

Except as otherwise provided in Section 7.01:

(a) The Owner shall prepare or cause to be prepared, at the Owner’s sole cost and expense, and with reasonable assistance from the Companies and their Subsidiaries and the Purchaser, all Tax Returns of the Companies and their Subsidiaries for Tax periods that end on or before the Initial Closing Date or the Costa Mesa Effective Date, as applicable, that are required to be filed after the Initial Closing Date (with respect to People’s Riverside and People’s LA, the “Pre-Initial Closing Tax Returns” and with respect to People’s Costa Mesa, the “Pre-Costa Mesa Effective Date Tax Returns”); provided, however, that for each Pre-Initial Closing Tax Return or Pre-Costa Mesa Effective Date Tax Returns, as applicable, the Owner shall furnish, no later than twenty (20) Business Days prior to the anticipated filing date for such Pre- Initial Closing Tax Returns or Pre-Costa Mesa Effective Date Tax Returns, as applicable, a draft to the Purchaser of all such Pre-Initial Closing Tax Returns or Pre-Costa Mesa Effective Date Tax Returns, as applicable (including copies of all work papers related thereto) and such other information regarding such Pre-Initial Closing Tax Returns or Pre-Costa Mesa Effective Date Tax Returns, as applicable, as may be reasonably requested by the Purchaser for its review and comment, and the Owner shall not file such Pre-Initial Closing Tax Returns or Pre-Costa Mesa Effective Date Tax Returns, as applicable, without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed). Such Pre-Initial Closing Tax Returns or Pre-Costa Mesa Effective Date Tax Returns, as applicable, shall be prepared in a manner consistent with past practice and custom of the Companies and their Subsidiaries except as otherwise required by Law. The Owner shall pay all Taxes required to be paid in respect of such Pre-Initial Closing Tax Returns or Pre-Costa Mesa Effective Date Tax Returns, as applicable, in accordance with Section 7.06, and the Purchaser shall file or cause to be filed such Pre-Initial Closing Tax Returns or Pre-Costa Mesa Effective Date Tax Returns, as applicable.

49

(b) The Purchaser shall prepare or cause to be prepared, and file or cause to be filed, all other Tax Returns of the Companies and their Subsidiaries. In the case of a Purchaser Tax Return relating to Taxes for a Straddle Period or as to which Taxes are otherwise the obligation of the Owner under Section 10.02(d) (with respect to People’s Riverside and People’s LA, “Post-Initial Closing Tax Returns” and with respect to People’s Costa Mesa, “Post-Costa Mesa Effective Date Tax Returns”), the Purchaser shall prepare or cause to be prepared such Post-Initial Closing Tax Returns or Post-Costa Mesa Effective Date Tax Returns, as applicable, in a manner consistent with past practice and custom of the Companies and their Subsidiaries except as otherwise required by Law. The Purchaser shall furnish a draft to the Owner of all such Post-Initial Closing Tax Returns or Post-Costa Mesa Effective Date Tax Returns, as applicable (including copies of all work papers related thereto) and such other information regarding such Tax Returns as may be reasonably requested by the Owner at least twenty (20) Business Days prior to the anticipated filing date for such Post-Initial Closing Tax Returns or Post-Costa Mesa Effective Date Tax Returns, as applicable. The Owner shall have the right to review and comment, and the Purchaser shall not file such Post-Initial Closing Tax Returns or Post-Costa Mesa Effective Date Tax Returns, as applicable, without the prior written consent of the Owner (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.04 Assistance and Cooperation. After the Initial Closing or the Costa Mesa Effective Date, as applicable, the Purchaser and the Owner shall, and shall cause their respective Affiliates (including the Companies and their Subsidiaries) to, reasonably cooperate with respect to the preparing of any Tax Returns (including the preparation of any Tax Returns pursuant to Section 7.03) and for any audits of, or disputes with any Tax Authority. Such cooperation shall include the retention of all books and records with respect to Tax matters pertinent to the Companies and their Subsidiaries relating to any Tax period beginning before the Initial Closing Date or the Costa Mesa Effective Date, as applicable, until the expiration of the statute of limitations (and, to the extent notified by the Purchaser or the Owner, any extensions thereof) of the respective Tax periods, abiding by all record retention agreements entered into with any Tax Authority, and each party shall make itself and its employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided under this Section 7.04.

Section 7.05 Tax Proceedings. The Purchaser shall notify the Owner within five (5) Business Days after the receipt by the Purchaser or any of its Affiliates (including the Companies and their Subsidiaries) of notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes of the Companies or any of their Subsidiaries which is allocated to the Owner for which the Owner could be liable or responsible under this Agreement (together with any related proceeding, a “Tax Proceeding”). The failure to give such prompt written notice shall not, however, relieve the Owner of its indemnification obligations, except and only to the extent that the Owner forfeits material rights or defenses by reason of such failure. The Owner may elect, at the Owner’s sole expense, to have control over the conduct of any Tax Proceeding with respect to any Tax period ending on or before the Initial Closing Date or the Costa Mesa Effective Date, as applicable; provided that (a) the Purchaser shall have the right to participate in any such Tax Proceeding, (b) the Owner shall keep the Purchaser reasonably informed of the status of developments with respect to such Tax Proceeding, and (c) the Owner shall not settle, discharge, or otherwise dispose of any such Tax Proceeding without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed). The Purchaser, at Owner’s sole expense, shall have control over the conduct of any Tax Proceeding with respect to any Straddle Period or any Tax Proceeding with respect to any period referenced in the immediately preceding sentence that the Owner does not elect to control; provided that (i) the Owner shall have the right to participate in any such Tax Proceeding at the Owner’s sole expense, (ii) the Purchaser shall keep the Owner reasonably informed of the status of developments with respect to such Tax Proceeding, and (iii) the Purchaser and the Companies and their Subsidiaries shall not settle, discharge, or otherwise dispose of any such Tax Proceeding without the prior written consent of the Owner (which consent shall not be unreasonably withheld, conditioned or delayed).

50

Section 7.06 Tax Payments. With respect to any Tax Returns prepared pursuant to Section 7.01 or Section 7.03, the Owner shall pay the Purchaser the amount of Taxes for which the Owner is liable under Section 10.02(d) with respect to such Tax Return at least five (5) Business Days before the due date for filing the applicable Tax Return, except to the extent of any disputed Tax amount which amount shall be remitted to the Purchaser within three (3) Business Days after final resolution of the dispute pursuant to Section 7.05.

Section 7.07 Tax Refunds and Credits. The Owner shall be entitled to any Tax refunds or Tax credits actually received or utilized by the Purchaser, the Companies and their Subsidiaries, or any of their Affiliates that relate to Taxes paid or otherwise borne by the Owner or the Companies with respect to a Pre-Initial Closing Tax Period or Pre-Costa Mesa Effective Date Tax Period, as applicable, (each, a “Tax Refund”). The Purchaser shall cause the amount of any and all Tax Refunds, net of Taxes (if any) imposed on the receipt of such Tax Refunds and net of reasonable, documented out-of-pocket expenses incurred in connection with obtaining such Tax Refunds, to be promptly paid to the Owner in immediately available funds within ten (10) Business Days of the actual receipt or realization of the applicable Tax Refund. For purposes of clarity, the Purchaser shall be entitled to retain any refunds or credits of Taxes of the Companies and their Subsidiaries that are not for the benefit of the Owner pursuant to the immediately preceding sentences of this Section 7.07.

Section 7.08 Tax Sharing Agreements. All Tax indemnity, Tax sharing, Tax allocation agreements, and any other similar agreements (excluding for this purpose, agreements entered into in the ordinary course of business the primary purpose of which is not related to Taxes, such as leases, licenses or credit agreements) shall be terminated as of immediately before the Initial Closing or the Costa Mesa Effective Date, as applicable, and, after the Initial Closing or the Costa Mesa Effective Date, as applicable, none of the Companies or any of their Subsidiaries will be bound by or have any liabilities under any such agreements (whether for the current year, a past year or a future year).

Section 7.09 Conflicts. To the extent of any inconsistencies between any provision of this Article VII and Article X, the provisions of this Article VII shall control.

51

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.01 Conditions to the Obligations of the Purchaser at the Closings. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement to take place at the Initial Closing, with respect to People’s Riverside and People’s LA or at the Costa Mesa Closing Date, with respect to People’s Costa Mesa, is subject to the satisfaction (or waiver by the Purchaser) as of the respective Closing of the following conditions:

(a) Representations and Warranties Regarding the Owner. (i) The Owner Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the respective Closing Date as though made on and as of such Closing Date (except to the extent they refer to another date, in which case they shall be true and correct as though made on and as of such other date) and (ii) the representations and warranties set forth in Article III (other than Owner Fundamental Representations) shall be true and correct (without giving effect to any exception or qualification in such representations and warranties relating to “material,” “materially,” or “materiality” or “Material Adverse Effect” in any such representations and warranties) in all material respects as of the date of this Agreement and as of the respective Closing Date as though made on and as of such Closing Date (except to the extent they refer to another date, in which case they shall be true and correct as though made on and as of such other date as may be qualified below). The Purchaser shall have received a certificate to such effect dated the respective Closing Date and executed by the Owner.

(b) Representations and Warranties Regarding the Companies. (i) The Company Fundamental Representations and the representations and warranties set forth in Section 4.07 shall be true and correct in all respects as of the date of this Agreement and as of the respective Closing Date as though made on and as of such Closing Date (except to the extent they refer to another date, in which case they shall be true and correct as though made on and as of such other date) and (ii) the representations and warranties set forth in Article IV (other than Company Fundamental Representations and the representation and warranty set forth in Section 4.07) shall be true and correct (without giving effect to any exception or qualification in such representations and warranties relating to “material,” “materially,” “materiality” or “Material Adverse Effect” in any such representations and warranties) in all material respects as of the date of this Agreement and as of the respective Closing Date as though made on and as of such Closing Date (except to the extent they refer to another date, in which case they shall be true and correct as though made on and as of such other date as may be qualified below). The Purchaser shall have received certificates to such effect dated the respective Closing Date and executed by duly authorized officers of the Companies.

(c) Covenants of the Owner. The covenants and agreements of the Owner set forth in this Agreement to be performed or complied with at or prior to the respective Closing shall have been duly performed or complied with in all material respects. The Purchaser shall have received a certificate to such effect dated such Closing Date and executed by the Owner.

(d) Covenants of the Companies. The covenants and agreements of the Companies set forth in this Agreement to be performed or complied with at or prior to the respective Closing shall have been duly performed or complied with in all material respects. The Purchaser shall have received certificates to such effect dated such Closing Date and executed by duly authorized officers of each Company.

52

(e) No Material Adverse Effect. From the date of this Agreement, no Material Adverse Effect has occurred, and there shall be no event, change, circumstance, effect, development, condition or occurrence that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to have a Material Adverse Effect. The Purchaser shall have received certificates to such effect dated the respective Closing Date and executed by duly authorized officers of each Company.

(f) No Injunction or Prohibition. No Governmental Authority of competent jurisdiction shall have enacted, enforced or entered any Law or issued a Governmental Order that is in effect on the respective Closing Date and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(g) Regulatory Approvals. The consents, approvals, waivers, authorizations, notices and filings set forth in Schedule II for delivery at the respective Closing shall have been made or obtained and shall be in full force and effect without, in the case of the Purchaser, the imposition of a Burdensome Condition.

(h) Third-Party Consents. The consents, approvals or notices set forth in Schedule III shall have been made or obtained and shall be in full force and effect.

(i) Closing Deliverables. The Purchaser shall have received (or waived receipt of) those deliverables described in Section 2.03(a) and Section 2.03(d).

Section 8.02 Conditions to the Obligations of the Owner at the Closings. The obligations of the Owner to consummate the transactions contemplated by this Agreement to take place at the Initial Closing, with respect to People’s Riverside and People’s LA or at the Costa Mesa Closing Date, with respect to People’s Costa Mesa, is subject to the satisfaction (or waiver by the Owner) as of the respective Closing of the following conditions:

(a) Representations and Warranties. (i) The Purchaser Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the respective Closing Date as though made on and as of such Closing Date (except to the extent they refer to another date, in which case they shall be true and correct as though made on and as of such other date) and (ii) the representations and warranties set forth in Article V (other than the Purchaser Fundamental Representations) shall be true and correct (without giving effect to any exception or qualification in such representations and warranties relating to “material,” “materially” or “materiality” in any such representations and warranties) in all material respects as of the date of this Agreement and as of the respective Closing Date as though made on and as of such Closing Date (except to the extent they refer to another date, in which case they shall be true and correct as though made on and as of such other date as may be qualified below). The Owner shall have received a certificate to such effect dated the respective Closing Date and executed by a duly authorized officer of the Purchaser.

53

(b) Covenants. The covenants and agreements of the Purchaser set forth in this Agreement to be performed or complied with at or prior to the respective Closing shall have been duly performed or complied with in all material respects. The Owner shall have received a certificate to such effect dated such Closing Date and executed by a duly authorized officer of the Purchaser.

(c) No Injunction or Prohibition. No Governmental Authority of competent jurisdiction shall have enacted, enforced or entered any Law or issued a Governmental Order that is in effect on the respective Closing Date and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(d) Closing Deliverables. The Owner shall have received (or waived receipt of) those deliverables described in Section 2.03(b) and Section 2.03(e).

Section 8.03 Conditions to the Obligations of the Purchaser at the Second Closing. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement to take place at the Second Closing is subject to the satisfaction (or waiver by the Purchaser) as of the Second Closing of the following conditions:

(a) No Injunction or Prohibition. No Governmental Authority of competent jurisdiction shall have enacted, enforced or entered any Law or issued a Governmental Order that is in effect on the Second Closing Date and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) Regulatory Approvals. The consents, approvals, waivers, authorizations, notices and filings set forth in Schedule II for delivery at the Second Closing shall have been made or obtained and shall be in full force and effect without, in the case of the Purchaser, the imposition of a Burdensome Condition.

(c) Second Closing Deliverables. The Purchaser shall have received (or waived receipt of) those deliverables described in Section 2.03(c).

ARTICLE IX

TERMINATION

Section 9.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby abandoned, in each case, in whole or in part, at any time prior to the Initial Closing as follows:

(a) by mutual written consent of the Purchaser and the Owner;

(b) by the Purchaser or the Owner if (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited (other than in connection with any Federal Cannabis Law) or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable;

54

(c) by the Purchaser if (i) it is not in material breach of any of its obligations hereunder and (ii) the Owner or the Companies are in material breach of any of their respective representations, warranties or obligations hereunder that renders or would render the conditions set forth in S ection 8.01(a), Section 8.01(b), Section 8.01(c) or Section 8.01(d) incapable of being satisfied on the Outside Date, and such breach is either (A) not capable of being cured prior to the Outside Date or (B) if curable, is not cured within the earlier of (x) thirty (30) Business Days after the giving of written notice by the Purchaser to the Owner and (y) two (2) Business Days prior to the Outside Date; or

(d) by the Owner if (i) it is not in material breach of any of its obligations hereunder and (ii) the Purchaser is in material breach of any of its representations, warranties or obligations hereunder that renders or would render the conditions set forth in Section 8.02(a) or Section 8.02(b) incapable of being satisfied on the Outside Date, and such breach is either (A) not capable of being cured prior to the Outside Date or (B) if curable, is not cured within the earlier of (x) thirty (30) Business Days after the giving of written notice by the Owner to the Purchaser and (y) two (2) Business Days prior to the Outside Date.

Section 9.02 Procedure Upon Termination. In the event of termination and abandonment by the Owner or the Purchaser, or both, pursuant to Section 9.01, written notice thereof shall forthwith be given to the other party, and this Agreement shall terminate, without further action by any of the parties hereto.

Section 9.03 Effect of Termination. If this Agreement is terminated in accordance with Section 9.01, this Agreement shall thereafter become void and have no effect, and no party shall have any Liability to any other party, its Affiliates or any of their respective directors, officers, employees, equityholders, partners, members, agents or representatives in connection with this Agreement, except that, (a) the obligations of the parties contained in Section 6.02, this Section 9.03 and Article XI shall survive, and (b) termination will not relieve any party from Liability for any intentional and material breach of this Agreement or fraud prior to such termination.

ARTICLE X

INDEMNIFICATION

Section 10.01 Survival. The representations and warranties set forth in Article III, Article IV and Article V shall survive the Initial Closing with respect to People’s Riverside and People’s LA and the Costa Mesa Effective Date with respect to People’s Costa Mesa (each, an “Indemnity Date”) and shall remain in full force and effect until the date that is twenty-four (24) months from the respective Indemnity Date; provided that (a) the Owner Fundamental Representations, the Company Fundamental Representations and the Purchaser Fundamental Representations shall survive without expiration (or until the latest date permitted by applicable Law) and (b) the representations and warranties set forth in Sections 4.08, 4.10, 4.11, 4.12, and 4.16 (other than Section 4.16(a)) shall survive until sixty (60) days following the expiration of the applicable statute of limitations. All covenants and agreements of the parties set forth in this Agreement shall survive the Indemnity Date without expiration or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from a non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

55

Section 10.02 Indemnification by the Owner. Subject to the other terms and conditions of this Article X, from and after the respective Indemnity Date, the Owner shall indemnify and defend each of the Purchaser and its Affiliates (including the Companies and their Subsidiaries) and their respective Representatives (collectively, the “Purchaser Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Purchaser Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any Owner Fundamental Representation or Company Fundamental Representation as of the date of this Agreement or as of the respective Indemnity Date as though made on and as of such Indemnity Date (except to the extent they refer to another date, the inaccuracy in or breach of which will be determined with reference to such other date); forth in A

(b) any inaccuracy in or breach of any of the representations or warranties set rticle III (other than any Owner Fundamental Representation); or Article IV (other than any Company Fundamental Representation); as of the date of this Agreement or as of the respective Indemnity Date as though made on and as of such Indemnity Date (except to the extent they refer to another date, the inaccuracy in or breach of which will be determined with reference to such other date);

(c) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by the Owner or the Companies, in each case, pursuant to this Agreement or any of the Ancillary Agreements;

(d) any Indemnified Taxes;

(e) the business and operation of the Companies and their Subsidiaries prior to Initial Closing, other than the Purchaser Pre-Initial Closing Capital Expenditures or the Purchaser Pre-Costa Mesa Effective Date Capital Expenditures;

(f) any Transaction Expenses;

(g) any pre-Initial Closing Indebtedness or pre-Costa Mesa Effective Date Indebtedness;

(h) any Intercompany Accounts;

(i) any Excluded Liabilities; or

(j) the matters set forth on Schedule IV.

56

Section 10.03 Indemnification by the Purchaser. Subject to the other terms and conditions of this Article X, from and after the respective Indemnity Date, the Purchaser shall indemnify and defend the Owner, and its Affiliates and Representatives (collectively, the “Owner Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Owner Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any Purchaser Fundamental Representation as of the date of this Agreement or as of the respective Indemnity Date as though made on and as of such Indemnity Date (except to the extent they refer to another date, the inaccuracy in or breach of which will be determined with reference to such other date);

(b) any inaccuracy in or breach of any of the representations or warranties set forth in Article V (other than any Purchaser Fundamental Representation), as of the date of this Agreement or as of the respective Indemnity Date as though made on and as of such Indemnity Date (except to the extent they refer to another date, the inaccuracy in or breach of which will be determined with reference to such other date);

(c) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Purchaser pursuant to this Agreement; or

(d) the Purchaser Pre-Initial Closing Capital Expenditures or the Purchaser Pre-Costa Mesa Effective Date Capital Expenditures.

Section 10.04 Limitations; Effect of Investigation. The indemnification provided for in Section 10.02 and Section 10.03 shall be subject to the following limitations.

(a) The Owner shall not be liable to the Purchaser Indemnitees for indemnification under Section 10.02(b) until the aggregate amount of all Losses in respect of indemnification under (i) Section 10.02(b) of this Agreement, and (ii) Section 10.02(b) of the Primary Purchase Agreement exceeds $250,000 (the “Threshold”), in which event the Owner shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which the Owner shall be liable pursuant to (i) Section 10.02(b) of this Agreement, and (ii) Section 10.02(b) of the Primary Purchase Agreement shall not exceed $20,000,000 (the “Cap”). For the avoidance of doubt, neither the Threshold or Cap shall apply to Losses resulting from willful breach, intentional misrepresentation or fraud by the Owner or the Losses resulting from matters set forth on Schedule IV, which shall be subject to the relevant limits on Losses as described therein.

(b) The Purchaser shall not be liable to the Owner Indemnitees for indemnification under Section 10.03(b) until the aggregate amount of all Losses in respect of indemnification under (i) Section 10.03(b) of this Agreement and (ii) Section 10.03(b) of the Primary Purchase Agreement exceeds the Threshold, in which event the Purchaser shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which the Purchaser shall be liable pursuant to (i) Section 10.03(b) of this Agreement and (ii) S ection 10.03(b) of the Primary Purchase Agreement shall not exceed the Cap. For the avoidance of doubt, neither the Threshold or Cap shall apply to Losses resulting from willful breach, intentional misrepresentation or fraud by the Purchaser.

57

(c) For purposes of determining the amount of Losses incurred in connection with any inaccuracy in or breach of any representation or warranty set forth in this Agreement and for purposes of determining whether such breach or inaccuracy has occurred, such representation or warranty shall be determined without regard to any materiality, Material Adverse Effect, or other similar qualification contained in or otherwise applicable to such representation or warranty.

(d) The representations, warranties, covenants and agreements of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 8.01 or Section 8.02, as the case may be.

(e) Notwithstanding anything to the contrary contained herein or in any organizational documents of the Companies or any of their Subsidiaries, the Owner shall not be entitled to exculpation, indemnification or contribution from the Purchaser or, after the Initial Closing, the Companies or any of their Subsidiaries for or in connection with any facts or circumstances that are the subject matter of or related to an indemnification claim under this Article X brought by any Purchaser Indemnitees.

Section 10.05 Third-Party Claims.

(a) If any Indemnified Party receives written notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof. The failure to give such reasonably prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits material rights or defenses by reason of such failure.

(b) The Indemnifying Party shall have the right to participate in, or, by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided that if the Indemnifying Party is the Owner, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim (i) that seeks an injunction or other equitable relief against the Indemnified Party, or (ii) that alleges a violation of any applicable Law or (iii) where the amount claimed exceeds the aggregate amount of all Losses for which such Indemnifying Party shall be liable pursuant to Article X. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 10.05(d), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required.

58

(c) If the Indemnifying Party elects not to defend such Third-Party Claim, the Indemnified Party may, subject to Section 10.05(d), pay, compromise, and defend such Third- Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim.

(d) Notwithstanding anything to the contrary contained herein, the Indemnifying Party shall not settle any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as provided in this Section 10.05(d). If a firm offer is made to settle a Third- Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) Business Days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim, at its own expense, and in such event, the maximum liability of the Indemnifying Party as to such Third- Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume the defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 10.05(b), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

Section 10.06 Direct Claims. Any Action by an Indemnified Party on account of a Loss that does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes actually aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits material rights or defenses by reason of such failure. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. Subject to confidentiality limitations and attorney-client privilege, the Indemnified Party shall allow the Indemnifying Party and its Representatives to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall reasonably assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request (subject to confidentiality limitations and attorney-client privilege). If the Indemnifying Party does not so respond within such thirty (30) day period, then the Indemnifying Party shall be deemed to have accepted such claim, in which case the Indemnified Party shall be entitled to the remedies set forth in Section 10.07 and shall otherwise be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

59

Section 10.07 Payment. Subject to the Threshold and the Cap, once a Loss is agreed to or deemed accepted by the Indemnifying Party or adjudicated to be payable pursuant to this Article X, if the Indemnified Party is (a) an Owner Indemnitee, the Purchaser shall deposit, or cause to be deposited, with such Owner Indemnitee, the amount of such Loss by wire transfer of immediately available funds to an account or accounts designated by the Owner in writing, and (b) a Purchaser Indemnitee, at the Purchaser’s option, (i) the Purchaser may offset all or any portion of the amount of such Loss against any amounts owed by the Purchaser to the Owner, including any applicable Holdback Amounts and any amounts, including principal and accrued interest, outstanding under the Note, on a dollar-for-dollar basis. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within five (5) Business Days of such agreement or adjudication, as applicable, any amount payable shall accrue interest from the date of agreement of the Indemnifying Party or adjudication to the date such payment has been made at a rate equal to the rate announced in The Wall Street Journal, “Money Rates” column as the “Prime Rate” plus four percent (4%).

Section 10.08 Tax Treatment of Indemnification Payments. The parties agree that all indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 10.09 Exclusive Remedy. Except as provided in Article VII and Section 11.07, the indemnification provisions of Article X shall be the sole and exclusive remedy of the parties following the Initial Closing for any and all breaches or alleged breaches of any representations, warranties, covenants or agreements of the parties, or any other provision of this Agreement. Nothing in this Section 10.09, or otherwise in this Agreement or in any of the Ancillary Agreements, shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 11.07 or to seek any remedy on account of any party’s fraud or intentional misrepresentation. Notwithstanding anything to the contrary contained herein, each of the parties hereto acknowledges and agrees that, with respect to any fraud, intentional misrepresentation, willful misconduct or misfeasance, or knowing violation of Law (other than Federal Cannabis Laws), by or of either party or any of their Representatives, following the Initial Closing, each party shall be liable for any Liability resulting from that party’s fraud or intentional misrepresentation.

60

ARTICLE XI

MISCELLANEOUS

Section 11.01 Entire Agreement. This Agreement, the Ancillary Agreements, the Primary Purchase Agreement, and the other documents, instruments, certificates and Contracts required to be delivered at each Closing constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

Section 11.02 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by email or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses and email addresses (or to such other address or email address as a party may have specified by notice given to the other parties pursuant to this provision):

to the Companies and their Subsidiaries (prior to the Initial Closing):

People’s California, LLC

Attn: Bernard Steimann

3843 S. Bristol St., #614

Santa Ana, CA 92704

with a copy (which shall not constitute notice to the Companies for the purposes of this S ection 11.02) to:

Janus Capital Law Group

22 Executive Park, Suite 250

Irvine, California 92614

Email: dcolby@januscapitallaw.com

Attention: Deron M. Colby, Esq.

to the Purchaser or, after the Initial Closing, the Companies and their Subsidiaries:

Unrivaled Brands, Inc.

Attn: Joe Segilia, General Counsel

3242 S. Halladay Street

Santa Ana, California 92705

Email:

with a copy (which shall not constitute notice to the Purchaser or the Companies and their Subsidiaries for the purposes of this Section 11.02) to:

Thompson Hine LLP

Attn: Faith Charles; Naveen Pogula

3560 Lenox Rd. NE, Suite 1600

Atlanta, GA 30326

Email: faith.charles@thompsonhine.com

Naveen.pogula@thompsonhine.com

61

to the Owner:

People’s California, LLC

Attn: Bernard Steimann

3843 S. Bristol St., #614

Santa Ana, CA 92704

with a copy (which shall not constitute notice to the Owner for the purposes of this Section 11.02) to:

Janus Capital Law Group

22 Executive Park, Suite 250

Irvine, California 92614

Email:  dcolby@januscapitallaw.com

Attention: Deron M. Colby, Esq.

Section 11.03 Amendment; Modification and Waiver. Any provision of this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification, by the Purchaser and the Owner, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 11.04 Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations under it may be directly or indirectly assigned, delegated, sublicensed or transferred by any of the parties, in whole or in part, to any other Person (including any bankruptcy trustee) by operation of law or otherwise, whether voluntarily or involuntarily, without the prior written consent of the other parties, provided that Purchaser may freely assign this Agreement to any of its Affiliates and to any acquirer or successor of Purchaser, whether direct, indirect or by operation of law, without any other party’s consent. Any attempted or purported assignment in violation of this Section 11.04 will be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by each of the parties and their respective heirs, executors, administrators, successors, legal representatives, and permitted assigns (including, with respect to any trust, any additional or successor trustees of any such trust).

Section 11.05 No Third-Party Beneficiaries. Except for (i) the representations and warranties set forth in Article III and Article IV, and (ii) Article X, with respect to which, in each case, Purchaser shall be an express third party beneficiary thereof, nothing expressed or implied in this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the parties and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 11.06 Governing Law; Jurisdiction.

(a) This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arising out of or relating to this Agreement or the negotiation, execution and delivery or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the Laws of the State of California, without regard to its applicable principles of conflicts of laws that might require the application of the laws of another jurisdiction.

62

(b) Each of the parties hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction and venue of the federal or state court of the United States of America sitting in the County of Orange, State of California (“Orange County Courts”), and any appellate court from any decision thereof, in any Action that may be based upon, arising out of or relating to this Agreement or the negotiation, execution and delivery or performance of this Agreement and agrees that all claims in respect of any such Action shall be heard and determined in the Orange County Courts, (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action that may be based upon, arising out of or relating to this Agreement or the negotiation, execution and delivery or performance of this Agreement in the Orange County Courts, including any objection based on its place of incorporation or domicile, (iii) waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such Action in any such court and (iv) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each of the parties consents and agrees that service of process, summons, notice or document for any action permitted hereunder may be delivered by registered mail addressed to it at the applicable address set forth in Section 11.02 or in any other manner permitted by applicable Law.

Section 11.07 Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached or threatened to be breached and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. It is accordingly agreed that without posting bond or other undertaking, the parties shall be entitled to seek injunctive or other equitable relief to prevent breaches or threatened breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any such action is brought in equity to enforce the provisions of this Agreement, no party will allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law. The parties further agree that (a) by seeking any remedy provided for in this Section 11.07, a party shall not in any respect waive its right to seek any other form of relief that may be available to such party under this Agreement and (b) nothing contained in this Section 11.07 shall require any party to institute any action for (or limit such party’s right to institute any action for) specific performance under this Section 11.07 before exercising any other right under this Agreement.

63

Section 11.08 Regulatory Compliance and Severability. This Agreement is subject to strict requirements for ongoing regulatory compliance by the parties hereto, including, without limitation, requirements that the parties take no action in violation of State Cannabis Laws or the guidance or instruction of the Department, the California Department of Food and Agriculture, and/or the California Department of Public Health (collectively, together with any successor or local authority with similar or overlapping jurisdiction, the “Regulator”). The parties acknowledge and understand that State Cannabis Laws and the requirements of the Regulator are subject to change and are evolving as the marketplace for state-compliant cannabis businesses continues to evolve. If necessary or desirable to comply with the requirements of State Cannabis Laws or the Regulator, the parties hereby agree to (and to cause their respective affiliates and related parties and representatives to) use their respective reasonable best efforts to take all actions reasonably requested by Purchaser to ensure compliance with State Cannabis Laws and the Regulator, including, without limitation, negotiating in good faith to amend, restate, amend and restate, supplement, or otherwise modify this Agreement to reflect terms that most closely approximate the parties original intentions but are responsive to and compliant with the requirements of State Cannabis Laws and the Regulator. In furtherance, not in limitation of the foregoing, the parties further agree to cooperate with the Regulator, at their own respective cost and expense, to promptly respond to any informational requests, supplemental disclosure requirements, or other correspondence from the Regulator and, to the extent permitted by the Regulator, keep all other parties hereto fully and promptly informed as to any such requests, requirements, or correspondence.

Section 11.09 No Curtailment Resulting From Federal Cannabis Laws. The parties hereto agree and acknowledge that no party makes, will make, or shall be deemed to make or have made any representation or warranty of any kind regarding the compliance of this Agreement with any Federal Cannabis Laws. No party hereto shall have any right of rescission or amendment arising out of or relating to any non-compliance with Federal Cannabis Laws unless such non-compliance also constitutes a violation of applicable State Cannabis Laws as determined in accordance therewith or by the Regulator, and no party shall seek to enforce the provisions hereof in federal court unless and until the parties have mutually and reasonably determined that State Cannabis Laws are fully compliant or coextensive with Federal Cannabis Laws.

Section 11.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to constitute an original, but all of which shall constitute one and the same agreement, and may be delivered by facsimile or other electronic means intended to preserve the original graphic or pictorial appearance of a document.

Section 11.11 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found by a court or other Governmental Authority of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

Section 11.12 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all direct and indirect costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses.

Section 11.13 Attorneys’ Fees and Costs. In any action or proceeding to enforce the provisions of this Agreement, the prevailing party shall be entitled to that party’s reasonable attorneys fees and costs.

[The remainder of this page is intentionally left blank.]

64

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

UNRIVALED BRANDS, INC.

By:
Name: Francis Knuettel II
Title: Chief Executive Officer

PEOPLE’S COSTA MESA, LLC

By:	Unrivaled Brands, Inc., its manager

By:
Name: Francis Knuettel II
Title: Chief Executive Officer

[Signature Page to Secondary Membership Interest Purchase Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PEOPLE’S RIVERSIDE, LLC

By:
Name: Bernard Steimann
Title: Authorized Signatory

PEOPLE’S LOS ANGELES, LLC

By:
Name: Bernard Steimann
Title: Authorized Signatory

PEOPLE’S CALIFORNIA, LLC

By:
Name: Bernard Steimann
Title: Manager

[Signature Page to Secondary Membership Interest Purchase Agreement]

SCHEDULE I

Purchaser Pre-Closing Capital Expenditures

None.

SCHEDULE II

Third Party Consents and Required Regulatory Approvals

Initial Closing

People’s Riverside, LLC

1.	Approval to add Purchaser’s owners to the People’s Riverside, LLC Conditional Use Permit (“CUP”) and Development Agreement, along with any additional permits and consents required by the County.
2.	Landlord consent to the change in control of tenant pursuant to 125 W. Cadena Drive Commercial Lease Agreement dated September 1, 2020.

People’s Los Angeles, LLC

1.	Approval to add Purchaser’s owners to the Holistic Supplements, Inc. DCR local license, along with any additional permits and consents that may be required by the City.
2.	Landlord consent to the assignment of the LA Lease.

People’s Costa Mesa, LLC

1.	Landlord consent to the change in control of tenant pursuant to the Master Lease Agreement, dated July 6, 2021, by and between Costa M. PPLS, LLC and People’s Costa Mesa.

Second Closing and Costa Mesa Closing

People’s Riverside, LLC

1.	Approval to add Purchaser’s owners to People’s Riverside Retail License No. C10- 0000896-LIC, issued by the Department of Cannabis Control (“DCC”).
2.

Approval to remove Seller’s owners from People’s Riverside CUP and Development Agreement, along with any additional permits and consents required by the County, and issuance of revised CUP and Development Agreement.

People’s Los Angeles, LLC

1.	Approval to add Purchaser’s owners to Holistic Supplements, Inc. Retail License No. C10-0000788-LIC, issued by the DCC.
2.	Approval to remove Seller’s owners from Holistic Supplements, Inc. DCR local license, along with any additional permits and consents that may be required by the City.
3.	Approval to add Purchaser’s owners to Holistic Supplements, Inc. Distribution License No. C11-0001329-LIC, issued by the DCC.

People’s Costa Mesa, LLC

1.	Issuance of the Cannabis Business Permit by the City of Costa Mesa to People’s Costa Mesa, LLC.
2.	Approval to remove Seller’s owners from People’s Costa Mesa’s Cannabis Business Permit by the City of Costa Mesa, LLC and issuance of revised business permit.

SCHEDULE III

Purchaser Consents

1.	Conditional Consent of Noteholders, made of November 1, 2021, between Unrivaled Brands, Inc. and the holders of certain Promissory Notes (as defined therein) who are signatories thereto.

SCHEDULE IV

Special Indemnities

1.

Any Losses, Liabilities, Action or threatened Action related to, arising out of or in connection with those certain actions, affirmations and assignments of membership interests by the Companies and Bernard Steimann as described below and which are attached to this Schedule IV:

a.	Assignment of Membership Interests in People’s Costa Mesa, LLC, dated as of November 1, 2021.

b.	Assignment of Membership Interests in People’s Los Angeles, LLC, dated as of October 28, 2021.

c.	Assignment of Membership Interests in People’s Riverside, LLC, dated as of November 10, 2021.

d.	Affidavit of Unissued Stock Certificate of Holistic Supplements, dated as of November 10, 2021.

2.

Any legal expenses and costs, including without limitation, attorney’s fees, expert or advisor fees and filing fees, related to, arising out of or in connection with the matter entitled Holistic Supplements, LLC, et al. v. Stark, et al, LA Superior Court Case No. BC599796, and any Action or threatened Action, including any appeal, related thereto (the “Stark Litigation”), not to exceed $500,000 (the “Stark Litigation Expense Cap”).

3.	Any Losses or Liabilities arising out of or in connection with an Action settlement, judgment or order in the Stark Litigation, not to exceed the Stark Litigation Holdback Amount.

4.

Any Losses, Liabilities or Action related to, arising out of or in connection with the purchase of a state or local cannabis license for People’s LA, Holistic Supplements or any affiliated entity, not to exceed the Stark Litigation Holdback Amount.

5.

Any Losses, Liabilities or Action related to, arising out of or in connection with any breach or in accuracy in any representations or warranties or any breach or non- fulfillment of any covenant, agreement or obligations to be performed (including regular payments and the full satisfaction and discharge) by the Companies, Owner, its Subsidiaries, its Affiliates and Bernard Steimann in connection with that certain promissory note by and between People’s LA and Christopher Stark dated June 2, 2020 (the “Stark Note”), that certain Interest Purchase Agreement by and among Christopher Stark, People’s LA and Holistic Supplements, among others, dated June 2, 2020, including the handwritten term sheet by and among People’s Holdings, LLC, Holistic Supplements and Boyle Brothers 411, LLC(collectively, the “Stark Purchase Agreement”).

6.

Any Losses, Liabilities or Action related to, arising out of or in connection with any breach or in accuracy in any representations or warranties or any breach or non- fulfillment of any covenant, agreement or obligations to be performed by the Companies, Owner, its Subsidiaries, its Affiliates and Bernard Steimann in connection with any invoices from or amounts due to DR Welch Attorneys at Law APC or David Welch (or any of their affiliates) incurred prior to the Initial Closing, including but not limited to, Invoice #5898 from DR Welch Attorneys at Law to Holistic Supplements, LLC (collectively, the “Welch Invoice”).

7.

Any Losses, Liabilities or Action related to, arising out of or in connection with any breach or in accuracy in any representations or warranties or any breach or non- fulfillment of any covenant, agreement or obligations to be performed by the Companies, Owner, its Subsidiaries, its Affiliates and Bernard Steimann in connection with that certain Purchase Option Agreement for Purchase and Sale of Membership Interests dated August 13, 2021 (the “Corona Option Agreement”), and entered into by and between People’s Corona, People’s California, LLC, and 1301 Pomona Rd., LLC, and any amendments thereto, as well as any inability of the Owner to ensure the sale and transfer of all of 100% of the equity interests and all of the Owner’s and any other party’s right, title and interest in and to such equity interests in People’s Corona, LLC, free and clear of all Encumbrances, not to exceed $500,000 (the “Corona Option Cap”).

Exhibit B

Management Agreements

CONFIDENTIAL

MANAGEMENT AGREEMENT

This Management Agreement (this “Agreement”) is entered into as of November 22, 2021 (“Effective Date”) by and among Unrivaled Brands, Inc., a Nevada corporation, (“Purchaser”), and Holistic Supplements, a California corporation (the “Company”), and People’s California, LLC, a California limited liability company (“Owner”) (Company, Owner and Purchaser, each a “Party” and collectively, the “Parties”).

WHEREAS, Company is a licensed retailer of legal cannabis, cannabis products, cannabis- related products, and cannabis accessories (collectively, “Cannabis Products”) operating in compliance with the applicable state and local laws of the jurisdictions in which it operates;

WHEREAS, Company currently conducts or may conduct the retail of Cannabis Products to legally qualified customers (“Customers”) from the licensed premises located at 1149 S. Los Angeles Street, Los Angeles, California 90015 (the “Depot”), for which Company holds (i) a valid leasehold interest or title (“Lease”), and (ii) all cannabis-specific licenses (the “License(s)”) sufficient and necessary to operate the storefront retail and delivery business in full compliance with Law (collectively, the “Operation”);

WHEREAS, Purchaser is a management services provider specializing in the management and execution of delivery-based retail of Cannabis Products from locations similar to the Depot via one or more online retail platform(s) of Purchaser’s choice (the “Platform”);

WHEREAS, the Parties have entered into a Membership Interest Purchase Agreement (the “Membership Interest Purchase Agreement”), which provides that at the Initial Closing (as that term is defined in the Membership Interest Purchase Agreement) Purchaser shall own 80% of the issued and outstanding membership interests of the Company (hereinafter, the “MIPA Closing”); and

WHEREAS, among other things, as of the date of this Agreement and prior to the MIPA Closing, the Company wishes to engage Purchaser exclusively to manage the Operation pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements of the Parties set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Engagement and Authorization.

a. Engagement. The Company hereby engages and retains Purchaser to provide, on an exclusive basis, consulting services and to manage the Depot and the Operation, and Purchaser hereby accepts such engagement on the terms and conditions of this Agreement. For avoidance of doubt, Company agrees that during the Term, Company shall not engage any third party other than Purchaser to perform the services described in this Agreement or permit a third party other than Purchaser to operate a cannabis business at the Depot.

Management Agreement
Page | 1

CONFIDENTIAL

b. Authorization. Company and Owner hereby authorize Purchaser to take any and all actions, either directly or on behalf of Company, which Purchaser deems in its discretion to be necessary in furtherance of the Operation or of any other operations conducted at the Depot. To the extent Purchaser may not take any such action directly, it may direct Company (and the Company Representative) to take such action, and Company hereby agrees to use its best efforts to comply with any such direction, including without limitation directing the Company Representative to take such action. Furthermore, except as otherwise provided herein, Company covenants that it shall not, without the express prior approval of Purchaser, take any action with respect to the operation of the Depot without Purchaser’s express prior written consent, including, without limitation, with respect to any actions for which Purchaser is authorized to take hereunder. Without limiting the forgoing, Purchaser shall have the right to do, or instruct the Company to do, the following:

i.

Purchase on Company’s behalf all Cannabis Products inventory intended for retail at the Depot (the “Purchaser Products”) and direct the storage and management of such inventory from the time of purchase to the time of sale;

ii.

Retail the Purchaser Products including determining all aspects of the retail strategy, including but not limited to making any and all decisions regarding the Platform “menu” and the composition of all Cannabis Products which appear thereon;

iii.

Hire, terminate, direct and manage all employment-related functions regarding a team of certain Company employees located at, or delivering from, the Depot who directly facilitate the sale of the Purchaser Products and are explicitly approved in writing by Purchaser (the “Dedicated Employees”). Additionally, Purchaser may direct Company with respect to all employment-related decisions (e.g., hiring, firing, hours, roles, responsibilities, etc.) for all Dedicated Employees;

iv.	Establish, control, administer, and/or utilize one or more bank account(s) in Company’s name for use in connection with the Operation;

v.	Engage and contract with third-party vendors, service providers, and consultants for the provision of services in connection with the Operation;

vi.	Direct Company to take any reasonable action in furtherance of maintaining the status and/or validity of the License(s);

vii.

Create and/or approve all plans related to Depot security, ingress/egress, parking, shipping and receiving, and other management procedures for utilization of Depot space, in each case as it pertains to the Operation;

viii.

Take any actions directly on behalf of Company related to the maintenance of the Company’s licenses, including, but not limited to, paying rents, taxes, Company expenses, and License(s) fees, and making any administrative filings related to the License(s) to the extent necessary to preserve the status quo of the License(s);

2. Responsibilities of the Parties.

a. Obligations. In connection with the operation of the Depot and the Operation, the Parties shall perform their respective obligations set forth on Exhibit A (“Obligations”).

b. License Amendment. The Company and Owner agree to use their reasonable best efforts to, and shall direct the Company Representative to, (i) prepare and make all necessary, proper or advisable notices and filings with any governmental authority necessary and sufficient for the Operation, and (ii) obtain all necessary, proper or advisable consents, approvals, authorizations or waivers of any governmental authority in accordance with the terms of the Membership Interest Purchase Agreement.

Management Agreement
Page | 2

CONFIDENTIAL

3. Financial Terms.

a. Receipts; Banking; Payment Processing.

i.

All revenue derived from the Operation shall be paid directly into one or more bank accounts held by a bank selected by Purchaser in Purchaser’s name (such bank account, as elected by Purchaser, the “Purchaser Account”).

ii.

Without limiting the foregoing obligations, the Parties agree to use their reasonable best efforts to: (1) Take all steps reasonably required to establish a bank account as the Purchaser Account in Purchaser’s name as promptly as practicable following the Effective Date; including, without limitation, Company’s provision of the Company’s beneficial owners’ government issued identification and criminal background information; (2) establish any subsequent bank accounts as the Purchaser Account (as Purchaser may reasonably request for the operation of the Depot or the Operation). The financial institution(s) that hold the Purchaser Account be determined by Purchaser, and the Company agrees to use its best efforts to assist Purchaser in establishing or moving such account as requested by Purchaser. If Purchaser reasonably determinates that circumstances necessitate a change to the provisions set forth in this Section 3 in order to maintain the satisfactory banking operations (in Purchaser’s discretion) of the Operation, the Company agrees to use its best efforts to make any and all changes reasonably requested by Purchaser to execute an amendment to this Section to effect such changes as reasonably required to resume satisfactory operations related to the Operation and the Depot.

iii.	The Company shall provide all reasonable assistance requested by Purchaser in the establishment and maintenance of any payment processors used by Purchaser in connection with the Operation.

b. Expenses. The Parties shall be responsible for certain Depot expenses as set forth on Exhibit B attached hereto (“Expenses”). For avoidance of doubt, the Parties expressly agree that in no event shall Purchaser or any of its affiliates be responsible for any expenses or liabilities of the Company and its affiliates prior to the Effective Date except for expenses that Purchaser has incurred, at its direction, prior to the Effective Date related to the buildout and operation of the Depot and any and all liabilities that are related to those pre-Effective Date efforts.

c. Management Fee. As consideration for the services provided by Purchaser hereunder, Purchaser shall be entitled to the fees set forth on Exhibit C (the “Management Fee”).

d. Audits. From the Effective Date until the Initial Closing Date (as defined in the Membership Interest Purchase Agreement), the Company shall maintain all office records and books of account and shall record therein, and keep copies of, documents pertaining to its Expenses and obligations. Such records shall be maintained in accordance with generally accepted accounting principles (GAAP) consistently applied. Purchaser shall have access to and the right to audit and make independent examinations of such records, books and accounts and all vouchers, files and all other material pertaining directly to the Operation, the Company, the Depot and this Agreement. The Company shall provide any and all records reasonably requested by Purchaser or its auditors, or as needed in order to comply with review from regulators. All such audits shall be conducted during regular business hours, in a location chosen by the Company, in such a way that does not disrupt the Operations and only after giving the Company no less than 48 hours advance written notice.

Management Agreement
Page | 3

CONFIDENTIAL

4. Term and Termination.

a. Term. The term of this Agreement shall commence as of the Effective Date and shall continue until terminated upon the earlier of (i) written notice from an executive officer of Purchaser or (ii) concurrently with the termination of the Membership Interest Purchase Agreement (pursuant to its terms) (the “Term”).

b. Termination. Notwithstanding anything to the contrary in this Agreement, Purchaser may terminate this Agreement, at any time, for any reason or no reason, immediately upon written notice to Company.

c. Effect of Termination. On termination or expiration of this Agreement, all rights and obligations under this Agreement shall be extinguished, except that Sections 5 through 9, and all accrued payment obligations (including payment of fees and expenses), shall survive termination or expiration of this Agreement, and all accrued but unpaid payments shall be due and payable no later than thirty (30) days following such termination or expiration. This sub-section 4(c) shall survive the expiration or termination of this Agreement. Where termination of this Agreement occurs, for any reason whatsoever, prior to the MIPA Closing (and not concurrent with the MIPA Closing), Purchaser shall promptly return all Operations to Owner in the same or better condition.

5. Confidentiality.

a. Confidential Information. “Confidential Information” means: all information concerning the business or operations of any Party, including product designs, specifications, drawings, program code, mask work designs, models, documentation, components, software, test and development boards, hardware reference code and platforms, architectures, financial and pricing information, business and marketing plans, and actual and potential customers and suppliers, to which the other Party is provided access (in writing, orally or by inspection of tangible objects) by virtue of this Agreement that is either identified as such at the time of disclosure by such Party or would be understood to be of a confidential or proprietary nature by a reasonable person. Confidential Information also includes the terms of this Agreement and the discussions and negotiations between the Parties in connection with this Agreement. Confidential Information shall not include information that the receiving Party can demonstrate through written records: (i) is or becomes generally known to the public through no fault of the receiving Party; (ii) is independently developed by the receiving Party without accessing or referencing the disclosing Party’s Confidential Information; or (iii) is, or was prior to the Effective Date, lawfully obtained by the receiving Party, without restriction as to use or disclosure, from a third party not under an obligation to keep the information confidential.

b. Limitations on Use and Disclosure. The receiving Party agrees that it will not at any time: (i) use, reproduce, or copy any Confidential Information of the disclosing Party except as necessary in connection with the Agreement and as expressly permitted hereunder, or (ii) disclose Confidential Information of the disclosing Party to any third party other than its officers, directors, employees, agents, accountants, agents attorneys and employees, each on a “need to know” basis, in the normal course of business (provided such parties are professionally obligated or have committed in writing to abide by confidentiality and non-use provisions not less stringent than those set forth in this subsection) without the other Party’s prior written consent. If served with a subpoena, court order, or other compulsory process or legal requirement requiring disclosure of Confidential Information, the receiving Party shall promptly notify the disclosing Party of the demand (unless prohibited by law), take reasonable steps to protect the Confidential Information from public disclosure, and limit any such disclosure to the minimum extent necessary to comply with the legal requirement. The receiving Party agrees to reasonably cooperate with the disclosing Party at the disclosing Party’s expense if it decides to oppose production after it receives notice of such opposition, unless the receiving Party (in the opinion of its legal counsel) deems such cooperation is not legally permitted or is otherwise detrimental to it. Upon termination or expiration of this Agreement or an earlier request by the disclosing Party, the receiving Party shall destroy or return, at the other Party’s election, such other Party’s Confidential Information in its possession and certify such return or destruction upon request by such other Party; notwithstanding the foregoing, Purchaser will not be required to remove copies of any other party’s Confidential Information from any backup media or servers. Neither Party will issue or make, directly or indirectly, any press releases or other public announcements relating to the Agreement or the underlying transaction(s) without the prior written approval of the other Party.

Management Agreement
Page | 4

CONFIDENTIAL

c. Customer Data. “Customer Data” means (1) personally identifiable information such as name, address, email address, phone number, date of birth, and picture; (2) demographic information such as age, gender, or location; (3) behavioral data such as spending habits, order history, and user preferences; and (4) any other information that relates to or identifies specific Customers, in each case that is obtained, accessed, or made available in connection with this Agreement. Company and Owner each agree that it (including its respective employees and personnel) will not access or use any Customer Data. Company agrees that Customer Data is deemed and will be treated at all times during and after the Term as Purchaser Confidential Information, regardless of whether such information is or becomes public.

6. Representations and Warranties.

a. Mutual Representations and Warranties of the Parties. Each Party hereby represents and warrants to the other that as of the Effective Date, (i) it is in good standing and is authorized to conduct business in the State of California; (ii) it has the authority under all applicable laws, rules and regulations (specifically excluding 21 U.S.C. § 811, et seq., short titled the Controlled Substance Act and its implementing regulations) (collectively “Laws”) to execute, deliver, and perform this Agreement, and to incur its obligations provided for under this Agreement; (iii) its actions under this Agreement have been and will be duly and validly authorized, and it will adopt any and all further resolutions or expenditure approvals required for execution of this Agreement; (iv) it will comply with all applicable Laws in its performance of its obligations under this Agreement.

b. Representations, Warranties, and Covenants of Company. Company represents, warrants, and covenants that (i) it holds and shall maintain during the Term, all required permits, licenses, qualifications, and consents necessary to enable the Operation as contemplated by this Agreement, including having the required permits and licenses to (A) operate as a commercial cannabis delivery service in the jurisdictions in which it operates and (B) retail, sell and deliver medicinal and adult-use/recreational Cannabis Products to the extent such retail, selling and delivery is permitted under applicable Laws, including holding and maintaining the License(s).

c. Additional Post-Effective Date Operation Covenants. From the Effective Date until the Initial Closing Date (as defined in the Membership Interest Purchase Agreement), and without limiting the Owner’s and the Company’s other obligations described herein, the Owner shall appoint an individual representative of the Owner and the Company, to assist in the performance of all obligations of the Company described in this Agreement, including, without limitation, establishing the Purchaser Account (such representative, the “Company Representative”).

Management Agreement
Page | 5

CONFIDENTIAL

7. Indemnification. Company agrees to defend, indemnify and hold harmless Purchaser, its affiliates, its licensors, and each of their officers, directors, employees, attorneys and agents from and against any and all claims, costs, damages, judgments, decrees, fines, penalties, liabilities and expenses (including reasonable attorneys' fees and litigation costs) arising out of any claim brought by any third party (including, for clarity, Company’s employees or personnel (including independent contractors)) in connection with: (i) Company’s actual or alleged breach of this Agreement or violation of applicable Law; and/or (ii) Company’s (including its employees, personnel, contractors and agents) negligence or intentional misconduct, except in each case to the extent arising from Purchaser’s breach of this Agreement, negligence, or willful misconduct.

Purchaser agrees to defend, indemnify and hold harmless the Company and Owner, their affiliates, their licensors, and each of their officers, directors, employees, attorneys and agents from and against any and all claims, costs, damages, judgments, decrees, fines, penalties, liabilities and expenses (including reasonable attorneys' fees and litigation costs) arising out of any claim brought by any third party (including, for clarity, Purchaser’s employees or personnel (including independent contractors)) in connection with: (i) Purchaser’s actual or alleged breach of this Agreement or violation of applicable Law; (ii) employer obligations which Company or Owner does not expressly assume hereunder, employee(s) claims and/or employee(s) rights with respect to Purchaser’s workforce or personnel, including drivers and independent contractors which do not arise directly from the actions of the Company or Owner or Purchaser’s operation of the Operation; and/or (iii) Purchaser’s (including its employees, personnel, contractors and agents) negligence or intentional misconduct, except in each case to the extent arising from the Company or Owner’s breach of this Agreement, negligence, or willful misconduct.

8. Relationship of the Parties. The Parties are independent contractors of each other. Nothing herein shall be construed to create, evidence, or imply an employer/employee, partnership, or joint venture relationship. The Parties are not agents of each other and are not authorized to make any representation, contract, or commitment on behalf of each other, nor will the Parties or their employees, independent contractors, or other personnel be entitled to any benefits that the other Party may make available to its employees, except as otherwise explicitly set forth herein. There are no third-party beneficiaries to this Agreement. Furthermore, each Party acknowledges and agrees that except as otherwise agreed by the Parties in writing the employing Party is the sole employer of its employees (and any other personnel, including independent contractors) and the other Party is not an employer or co-employer of said employees (or any other personnel, including independent contractors).

9. Miscellaneous.

a. Entire Agreement. This Agreement contains the entire understanding and agreement of the Parties with respect to the transactions and matters contemplated by this Agreement, supersedes all previous Agreements or negotiations between the Parties concerning the subject matter of this Agreement, and cannot be amended except by a writing signed by both Parties. This Agreement may be executed in one or more counterparts, including facsimile signatures, each of which is deemed an original, and all of which, taken together, shall constitute one and the same Agreement.

b. Non-Waiver. No waiver of any provision, or of any breach of any provision, of this Agreement shall be effective unless made in writing and signed by an authorized representative of the waiving party. No waiver of a breach shall be deemed a continuing waiver of said breach or of any prior or subsequent breach, unless otherwise expressly set forth in such signed written waiver.

Management Agreement
Page | 6

CONFIDENTIAL

c. Severability. If any provision of this Agreement is illegal or invalid for any reason whatsoever as determined by a court of competent jurisdiction, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement and such provision will be replaced by a valid provision that has a similar economic effect. Each party waives any and all claims or contests it has, based on Laws proposed or in effect as of the Effective Date of this Agreement, which would or could challenge the existence, validity or enforceability of this Agreement.

d. Choice of Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of California without reference to its choice of law rules. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

e. ARBITRATION. EXCEPT AS PROVIDED BELOW, ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH THEREOF, THE CONSTRUCTION, VALIDITY, ENFORCEABILITY, OR INTERPRETATION OF THIS AGREEMENT OR ANY PROVISION HEREIN, INCLUDING THIS ARBITRATION PROVISION, THE PARTIES’ RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT, OR ANY TRANSACTION ARISING FROM OR CONNECTED TO THIS AGREEMENT, SHALL BE RESOLVED BY ARBITRATION ADMINISTERED BY JUDICIAL ARBITRATION & MEDIATION SERVICES (“JAMS”), PURSUANT TO ITS STREAMLINED ARBITRATION RULES AND PROCEDURES. ALL CLAIMS SHALL BE HEARD BY A SINGLE ARBITRATOR WHO IS A RETIRED JUDGE OR JUSTICE, AGREED UPON BY THE PARTIES OR SELECTED PURSUANT TO JAMS RULES. THE PLACE OF ARBITRATION SHALL BE ORANGE COUNTY, CALIFORNIA. THE ARBITRATOR SHALL APPLY CALIFORNIA SUBSTANTIVE LAW IN THE ADJUDICATION OF ALL CLAIMS. THE ARBITRATOR MAY AWARD THE PREVAILING PARTY IN THE ARBITRATION ITS REASONABLE ATTORNEYS’ FEES AND EXPENSES. JUDGMENT ON THE ARBITRATOR’S AWARD MAY BE ENTERED BY ANY STATE COURT IN CALIFORNIA. EACH PARTY UNDERSTANDS THAT BY ENTERING INTO THIS AGREEMENT THEY ARE WAIVING THE RIGHT TO A JURY TRIAL. NOTWITHSTANDING THE ABOVE, THE PARTIES AGREE THAT THIS SUBSECTION SHALL NOT PRECLUDE A PARTY FROM APPLYING IN THE SUPERIOR COURT IN ORANGE COUNTY FOR ANY PRELIMINARY OR EMERGENCY INJUNCTIVE RELIEF AVAILABLE UNDER APPLICABLE LAWS FOR ANY PURPOSE, THE APPLICATION FOR OR ENFORCEMENT OF WHICH SHALL NOT CONSTITUTE A WAIVER OF THE AGREEMENT TO SUBMIT TO ARBITRATION PURSUANT TO THIS PROVISION.

f. Force Majeure. No Party shall be deemed to be in default of or to have breached any provision of this Agreement as a result of any delay, failure in performance, or interruption of service, to the extent resulting directly or indirectly from any act of God, act of nature, terrorism, act of civil or military authorities, civil disturbance, war (declared or undeclared), Pandemic Delay (defined herein) or other catastrophe or occurrence, in each case that is beyond that Party’s reasonable control. The term “Pandemic Delay” shall mean delays resulting from any decree, order, ordinance, statute, moratorium, or other governmental action or proceeding relating to the COVID-19 outbreak or other pandemic, illness, or communicable disease, which prohibits, restricts or materially delays the Operation or the Obligations.

Management Agreement
Page | 7

CONFIDENTIAL

g. Notices. Any notice or other communication required or permitted to be given under this Agreement shall be given in writing and delivered by first class mail (return receipt requested), in person, by facsimile or e-mail, or by courier service, properly addressed and with all applicable delivery charges prepaid, to the contact and address listed in this Section (in the case of Purchaser) or the contact and address indicated in the preamble of this Agreement (in the case of Company), and shall be deemed effective on (i) delivery if sent by courier, facsimile, email, or in person, or (ii) receipt if sent by mail. Either Party may from time to time change such contact information by giving the other Party notice of the change in accordance with this Section. Company will ensure its billing and contact information is current and correct and notify Purchaser in accordance with this Section of any changes.

to the Company (prior to the MIPA Closing):

Holistic Supplements

Attn: Bernard Steimann

1135 S. Los Angeles Street

Los Angeles, CA 90015

with a copy (which shall not constitute notice to the Company for the purposes of this Section 9(g)) to:

Janus Capital Law Group

22 Executive Park, Suite 250

Irvine, California 92614

Email: dcolby@januscapitallaw.com

Attention: Deron M. Colby, Esq.

to Purchaser or, following the MIPA Closing, the Company:

Unrivaled Brands, Inc.

3242 S. Halladay St., Suite 202

Santa Ana, CA 92705

Email:

Attention: Joseph E. Segilia; Frank Knuettel

with a copy (which shall not constitute notice to Purchaser or the Company for the purposes of this Section 9(g)) to:

Thompson Hine LLP

3560 Lenox Rd NE Ste 1600

Atlanta, GA 30326

Email: Faith.Charles@thompsonhine.com;

Naveen.Pogula@thompsonhine.com

Attention: Faith Charles; Naveen Pogula

to the Owner:

People’s California, LLC

Attn: Bernard Steimann

3843 S. Bristol St., #614

Santa Ana, CA 92704

Management Agreement
Page | 8

CONFIDENTIAL

with a copy (which shall not constitute notice to the Owner for the purposes of this Section 9(g)) to:

Janus Capital Law Group

22 Executive Park, Suite 250

Irvine, California 92614

Email: dcolby@januscapitallaw.com

Attention: Deron M. Colby, Esq.

h. No Assignment; Successors. Company may not assign this Agreement or assign any rights or delegate any duties under it without the prior written consent of Purchaser. Purchaser may not assign this Agreement or assign any rights or delegate any duties under it without the prior written consent of Company. Notwithstanding the foregoing, Purchaser may assign this Agreement or assign any rights or delegate any duties under this Agreement to any corporate affiliate or to any purchaser of all or substantially all of its assets which relate to this Agreement or to any successor by way of merger, consolidation, or any similar transaction without the written consent of the Company but only after giving the Company written notice of such assignment. Any purported transfer in violation of this Section will be void. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns and is not intended to confer upon any other person or entity any rights or remedies under this Agreement.

[Signatures appear on following page]

Management Agreement
Page | 9

CONFIDENTIAL

Agreed as of the Effective Date,

Unrivaled Brands, Inc.

Name: Francis Knuettel II
Title: Chief Executive Officer

[Signature Page to Management Agreement]

CONFIDENTIAL

Agreed as of the Effective Date,

Holistic Supplements

Name: Bernard Steimann
Title: Manager

People’s California, LLC

Name: Bernard Steimann
Title: Manager

[Signature Page to Management Agreement]

EXHIBIT A

OBLIGATIONS

1. Purchaser shall be entitled to perform the following services in connection with the Depot and the Operation:

a.

Operation Management and Management Support. Except as otherwise set forth in Section 2 of this Exhibit A, Purchaser shall be exclusively responsible for performing, pursuant to the authorization granted by Company in Section 1(b), all of Company’s management services and management support services and rights related to the Operation and the operation of the Depot, including but not limited to recruiting and employees and officers, negotiating employment agreements and terms and developing management protocol consistent with industry standards. Management and management support personnel may be employees of Purchaser (or its affiliates) and may participate in Purchaser’s (or its affiliates’) benefits programs, including equity compensation plans, in Purchaser’s sole discretion.

b.

Inventory Management. Purchaser shall be solely responsible for the purchasing and management of all Purchaser Products inventory, from original wholesale purchase through retail disposition, including but not limited to the selection and administration of ERP, inventory tracking, and other logistics systems.

c.

Legal Support. Purchaser may at its discretion provide legal services in connection with the day-to-day operations of the Depot, to ensure compliance with applicable law and the representation of the Company’s legal interests as holder of the Licenses. Legal support personnel may be employees of Purchaser (or its affiliates) and may participate in Purchaser’s (or its affiliates’) benefits programs, including equity compensation plans, in Purchaser’s sole discretion.

d.

Labor Administration. Purchaser shall be exclusively responsible for hiring and terminating the Dedicated Employees on behalf of the Company and maintaining required employment records. Purchaser shall have the right to be involved in and/or approve of any labor negotiations and planning sessions which relate to the Operation, including any interactions or communications with labor unions.

e.

Employees. Purchaser may provide permanent and/or temporary employees to support the operations of the Operation. The employees may be employees of Purchaser (or its affiliates) and may participate in Purchaser’s (or its affiliates’) benefits programs, including equity compensation plans, in Purchaser’s sole discretion.

f.	Payroll and Benefits Services. Purchaser shall be exclusively responsible for payroll, benefits, and related matters for all Dedicated Employees.

g.	Vendor Relations. Purchaser shall be exclusively responsible for maintaining all vendor relationships related to the Operation.

h.	Customer Service. Purchaser shall be exclusively responsible for interacting with all Customers in connection with the Operation.

i.	Marketing and Branding. Purchaser shall be exclusively responsible for creating and maintaining marketing and branding systems in connection with the Operation.

j.

Professional Services. Purchaser shall be exclusively responsible for hiring outside counsel, accountants, and securing any additional outside professional services as may be needed from time to time in furtherance of the Operation, but in no event shall Purchaser be obligated to do so in connection with the internal operations of Company or Company’s related businesses (e.g., retail storefront operating from the Depot).

k.

Banking. Purchaser, in collaboration with Company as necessary or as required by applicable law or the pertinent banks or other financial institutions, shall be responsible for obtaining and maintaining banking relationships in connection with the Operation. The Company will provide all assistance reasonably requested by Purchaser related to the creation and maintenance of these banking relationships and related bank accounts.

l.

Filings. Purchaser, in collaboration with Company as necessary or as required by applicable law or the pertinent regulators, shall be responsible for all of the regulatory and other filings that are required or otherwise necessary in connection with the Operation and the relevant License(s). The Company will provide all assistance reasonably requested by Purchaser related to filings and other similar actions.

2. Without limiting the Company’s obligations as otherwise set forth in this Agreement, Company shall perform the following services in connection with the Operation:

a.	License(s) Maintenance. During the Term, Company shall take all reasonable actions required, or requested by Purchaser, in furtherance of preserving the status and validity of the License(s).

b.	Depot Space. At all times, dedicate all Depot space for the Operation as operated by Purchaser.

c.

Utilities and Maintenance: At all times, provide adequate utilities and physical conditions for the operation of the Operation, including ensuring that the Depot is in compliance with all terms and conditions of the Lease and any applicable state and local regulations.

d.

Security: Subject to all direction provided by Purchaser pursuant to this Agreement and its approval in all respects, provide adequate security and Depot access control (including key cards and/or badges) as mutually agreed by the Parties.

e.

Banking. Company shall cooperate with Purchaser in order to establish and maintain the Purchaser Account, and the relevant banking and payment processing relationships as set forth in this Agreement, and shall provide all documentation, assistance, and approvals reasonably requested by Purchaser in furtherance thereof.

EXHIBIT B

EXPENSES

1.

During the Term, the following expenses to the extent incurred after the Effective Date shall be the sole responsibility of Purchaser and shall be timely paid directly from the Purchaser Account (“Purchaser Expenses”) or any other account of Purchaser’s choosing:

a.	COGS. All actual costs of goods sold for all Purchaser Products inventory.

b.

Dedicated Employees. All actual expenses related to the employment of the Dedicated Employees, including salaries, wages, benefits, and mileage reimbursements for drivers. To the extent any such costs are shared with other Company employees, Purchaser’s responsibility shall be on a pro rata basis.

c.	Incremental Licensing Fees. Any incremental increase in the annual cannabis licensing fees associated with the Licenses which is the direct result of revenues derived solely by the Operation.

d.	Purchaser Taxes. The actual sales, excise, and other taxes payable by Purchaser directly arising from the sale of Purchaser Products to Customers in connection with the Operation.

e.	Purchaser Insurance. All actual costs of insurance policies maintained by Purchaser which are related to the operation of the Operation.

f.

Payment Equipment Service; Payment Processing Fees. All actual costs associated with the equipment and service (e.g., payment terminals, networks, and connectivity) utilized by Purchaser or the Dedicated Employees in connection with the Operation, including all fees and expenses associated with payment processing and utilization of the equipment.

g.

Back Office Expenses. All actual costs associated with payroll, accounting, timecards, business software, and other miscellaneous office expenses to the extent directly arising from the operation of the Operation.

h.	Banking Fees. All standard fees imposed by banking institutions associated with the Purchaser Account and/or payment processing to the extent such fees arise directly from the Operation.

1.	Security. All incremental increases in actual costs of security services at the Depot that result directly from the operation of the Operation.

2.

Auto Insurance: All costs related to auto insurance to be purchased by Purchaser covering the hired and a non-owned auto exposure for Dedicated Employees use of their own automobiles for the Operation.

i	Rent. Rent owed by Company under the Lease (or any sublease) associated with the Depot for the period after the Effective Date.

j	Utilities. Utility expenses attributable to the operation of the Depot or Operation, including but not limited to electricity, water, gas, and internet.

k.	Company Insurance. All actual costs of any insurance policy maintained in connection with the Depot (e.g., which may be required by the Depot lease) or the Operation.
l.	Security. All actual costs of security services at the Depot.
m.

Licensing Fees. Except as otherwise set forth in the Agreement or as otherwise agreed between the Parties in the Membership Interest Purchase Agreement, all expenses arising from the maintenance of the License(s), including any renewal fees, filing fees, legal fees, and other administrative fees.

n.	Other Expenses. Such other unreimbursed, reasonable out-of-pocket costs associated with the Operation which are agreed to in writing by the Parties prior to Company incurring such expenses.

EXHIBIT C

MANAGEMENT FEE

1.	Fees. As Management Fees Purchaser shall be entitled to retain One Hundred Percent (100%) of the revenue derived from the Operation.

CONFIDENTIAL

MANAGEMENT AGREEMENT

This Management Agreement (this “Agreement”) is entered into as of [●], 2021 (“Effective Date”) by and among Unrivaled Brands, Inc., a Nevada corporation, (“Purchaser”), and People’s Riverside, LLC, a California limited liability company (the “Company”), and People’s California, LLC, a California limited liability company (“Owner”) (Company, Owner and Purchaser, each a “Party” and collectively, the “Parties”).

WHEREAS, Company is a licensed retailer of legal cannabis, cannabis products, cannabis- related products, and cannabis accessories (collectively, “Cannabis Products”) operating in compliance with the applicable state and local laws of the jurisdictions in which it operates;

WHEREAS, Company currently conducts or may conduct the retail of Cannabis Products to legally qualified customers (“Customers”) from the licensed premises located at 125 West La Cadena Dr. Riverside, California 92501 (the “Depot”), for which Company holds (i) a valid leasehold interest or title (“Lease”), and (ii) all cannabis-specific licenses (the “License(s)”) sufficient and necessary to operate the storefront retail and delivery business in full compliance with Law (collectively, the “Operation”);

WHEREAS, Purchaser is a management services provider specializing in the management and execution of delivery-based retail of Cannabis Products from locations similar to the Depot via one or more online retail platform(s) of Purchaser’s choice (the “Platform”);

WHEREAS, the Parties have entered into a Membership Interest Purchase Agreement (the “Membership Interest Purchase Agreement”), which provides that at the Initial Closing (as that term is defined in the Membership Interest Purchase Agreement) Purchaser shall own 80% of the issued and outstanding membership interests of the Company (hereinafter, the “MIPA Closing”); and

WHEREAS, among other things, as of the date of this Agreement and prior to the MIPA Closing, the Company wishes to engage Purchaser exclusively to manage the Operation pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements of the Parties set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Engagement and Authorization.

a. Engagement. The Company hereby engages and retains Purchaser to provide, on an exclusive basis, consulting services and to manage the Depot and the Operation, and Purchaser hereby accepts such engagement on the terms and conditions of this Agreement. For avoidance of doubt, Company agrees that during the Term, Company shall not engage any third party other than Purchaser to perform the services described in this Agreement or permit a third party other than Purchaser to operate a cannabis business at the Depot.

Management Agreement
Page | 1

CONFIDENTIAL

b. Authorization. Company and Owner hereby authorize Purchaser to take any and all actions, either directly or on behalf of Company, which Purchaser deems in its discretion to be necessary in furtherance of the Operation or of any other operations conducted at the Depot. To the extent Purchaser may not take any such action directly, it may direct Company (and the Company Representative) to take such action, and Company hereby agrees to use its best efforts to comply with any such direction, including without limitation directing the Company Representative to take such action. Furthermore, except as otherwise provided herein, Company covenants that it shall not, without the express prior approval of Purchaser, take any action with respect to the operation of the Depot without Purchaser’s express prior written consent, including, without limitation, with respect to any actions for which Purchaser is authorized to take hereunder. Without limiting the forgoing, Purchaser shall have the right to do, or instruct the Company to do, the following:

i.

Purchase on Company’s behalf all Cannabis Products inventory intended for retail at the Depot (the “Purchaser Products”) and direct the storage and management of such inventory from the time of purchase to the time of sale;

ii.

Retail the Purchaser Products including determining all aspects of the retail strategy, including but not limited to making any and all decisions regarding the Platform “menu” and the composition of all Cannabis Products which appear thereon;

iii.

Hire, terminate, direct and manage all employment-related functions regarding a team of certain Company employees located at, or delivering from, the Depot who directly facilitate the sale of the Purchaser Products and are explicitly approved in writing by Purchaser (the “Dedicated Employees”). Additionally, Purchaser may direct Company with respect to all employment-related decisions (e.g., hiring, firing, hours, roles, responsibilities, etc.) for all Dedicated Employees;

iv.	Establish, control, administer, and/or utilize one or more bank account(s) in Company’s name for use in connection with the Operation;

v.	Engage and contract with third-party vendors, service providers, and consultants for the provision of services in connection with the Operation;

vi.	Direct Company to take any reasonable action in furtherance of maintaining the status and/or validity of the License(s);

vii.

Create and/or approve all plans related to Depot security, ingress/egress, parking, shipping and receiving, and other management procedures for utilization of Depot space, in each case as it pertains to the Operation;

viii.

Take any actions directly on behalf of Company related to the maintenance of the Company’s licenses, including, but not limited to, paying rents, taxes, Company expenses, and License(s) fees, and making any administrative filings related to the License(s) to the extent necessary to preserve the status quo of the License(s);

2. Responsibilities of the Parties.

a. Obligations. In connection with the operation of the Depot and the Operation, the Parties shall perform their respective obligations set forth on Exhibit A (“Obligations”).

b. License Amendment. The Company and Owner agree to use their reasonable best efforts to, and shall direct the Company Representative to, (i) prepare and make all necessary, proper or advisable notices and filings with any governmental authority necessary and sufficient for the Operation, and (ii) obtain all necessary, proper or advisable consents, approvals, authorizations or waivers of any governmental authority in accordance with the terms of the Membership Interest Purchase Agreement.

Management Agreement
Page | 2

CONFIDENTIAL

3. Financial Terms.

a. Receipts; Banking; Payment Processing.

i. All revenue derived from the Operation shall be paid directly into one or more bank accounts held by a bank selected by Purchaser in Purchaser’s name (such bank account, as elected by Purchaser, the “Purchaser Account”).

ii. Without limiting the foregoing obligations, the Parties agree to use their reasonable best efforts to: (1) Take all steps reasonably required to establish a bank account as the Purchaser Account in Purchaser’s name as promptly as practicable following the Effective Date; including, without limitation, Company’s provision of the Company’s beneficial owners’ government issued identification and criminal background information; (2) establish any subsequent bank accounts as the Purchaser Account (as Purchaser may reasonably request for the operation of the Depot or the Operation). The financial institution(s) that hold the Purchaser Account be determined by Purchaser, and the Company agrees to use its best efforts to assist Purchaser in establishing or moving such account as requested by Purchaser. If Purchaser reasonably determinates that circumstances necessitate a change to the provisions set forth in this Section 3 in order to maintain the satisfactory banking operations (in Purchaser’s discretion) of the Operation, the Company agrees to use its best efforts to make any and all changes reasonably requested by Purchaser to execute an amendment to this Section to effect such changes as reasonably required to resume satisfactory operations related to the Operation and the Depot.

iii. The Company shall provide all reasonable assistance requested by Purchaser in the establishment and maintenance of any payment processors used by Purchaser in connection with the Operation.

b. Expenses. The Parties shall be responsible for certain Depot expenses as set forth on Exhibit B attached hereto (“Expenses”). For avoidance of doubt, the Parties expressly agree that in no event shall Purchaser or any of its affiliates be responsible for any expenses or liabilities of the Company and its affiliates prior to the Effective Date except for expenses that Purchaser has incurred, at its direction, prior to the Effective Date related to the buildout and operation of the Depot and any and all liabilities that are related to those pre-Effective Date efforts.

c. Management Fee. As consideration for the services provided by Purchaser hereunder, Purchaser shall be entitled to the fees set forth on Exhibit C (the “Management Fee”).

d. Audits. From the Effective Date until the Initial Closing Date (as defined in the Membership Interest Purchase Agreement), the Company shall maintain all office records and books of account and shall record therein, and keep copies of, documents pertaining to its Expenses and obligations. Such records shall be maintained in accordance with generally accepted accounting principles (GAAP) consistently applied. Purchaser shall have access to and the right to audit and make independent examinations of such records, books and accounts and all vouchers, files and all other material pertaining directly to the Operation, the Company, the Depot and this Agreement. The Company shall provide any and all records reasonably requested by Purchaser or its auditors, or as needed in order to comply with review from regulators. All such audits shall be conducted during regular business hours, in a location chosen by the Company, in such a way that does not disrupt the Operations and only after giving the Company no less than 48 hours advance written notice.

Management Agreement
Page | 3

CONFIDENTIAL

4. Term and Termination.

a. Term. The term of this Agreement shall commence as of the Effective Date and shall continue until terminated upon the earlier of (i) written notice from an executive officer of Purchaser or (ii) concurrently with the termination of the Membership Interest Purchase Agreement (pursuant to its terms) (the “Term”).

b. Termination. Notwithstanding anything to the contrary in this Agreement, Purchaser may terminate this Agreement, at any time, for any reason or no reason, immediately upon written notice to Company.

c. Effect of Termination. On termination or expiration of this Agreement, all rights and obligations under this Agreement shall be extinguished, except that Sections 5 through 9, and all accrued payment obligations (including payment of fees and expenses), shall survive termination or expiration of this Agreement, and all accrued but unpaid payments shall be due and payable no later than thirty (30) days following such termination or expiration. This sub-section 4(c) shall survive the expiration or termination of this Agreement. Where termination of this Agreement occurs, for any reason whatsoever, prior to the MIPA Closing (and not concurrent with the MIPA Closing), Purchaser shall promptly return all Operations to Owner in the same or better condition.

5. Confidentiality.

a. Confidential Information. “Confidential Information” means: all information concerning the business or operations of any Party, including product designs, specifications, drawings, program code, mask work designs, models, documentation, components, software, test and development boards, hardware reference code and platforms, architectures, financial and pricing information, business and marketing plans, and actual and potential customers and suppliers, to which the other Party is provided access (in writing, orally or by inspection of tangible objects) by virtue of this Agreement that is either identified as such at the time of disclosure by such Party or would be understood to be of a confidential or proprietary nature by a reasonable person. Confidential Information also includes the terms of this Agreement and the discussions and negotiations between the Parties in connection with this Agreement. Confidential Information shall not include information that the receiving Party can demonstrate through written records: (i) is or becomes generally known to the public through no fault of the receiving Party; (ii) is independently developed by the receiving Party without accessing or referencing the disclosing Party’s Confidential Information; or (iii) is, or was prior to the Effective Date, lawfully obtained by the receiving Party, without restriction as to use or disclosure, from a third party not under an obligation to keep the information confidential.

b. Limitations on Use and Disclosure. The receiving Party agrees that it will not at any time: (i) use, reproduce, or copy any Confidential Information of the disclosing Party except as necessary in connection with the Agreement and as expressly permitted hereunder, or (ii) disclose Confidential Information of the disclosing Party to any third party other than its officers, directors, employees, agents, accountants, agents attorneys and employees, each on a “need to know” basis, in the normal course of business (provided such parties are professionally obligated or have committed in writing to abide by confidentiality and non-use provisions not less stringent than those set forth in this subsection) without the other Party’s prior written consent. If served with a subpoena, court order, or other compulsory process or legal requirement requiring disclosure of Confidential Information, the receiving Party shall promptly notify the disclosing Party of the demand (unless prohibited by law), take reasonable steps to protect the Confidential Information from public disclosure, and limit any such disclosure to the minimum extent necessary to comply with the legal requirement. The receiving Party agrees to reasonably cooperate with the disclosing Party at the disclosing Party’s expense if it decides to oppose production after it receives notice of such opposition, unless the receiving Party (in the opinion of its legal counsel) deems such cooperation is not legally permitted or is otherwise detrimental to it. Upon termination or expiration of this Agreement or an earlier request by the disclosing Party, the receiving Party shall destroy or return, at the other Party’s election, such other Party’s Confidential Information in its possession and certify such return or destruction upon request by such other Party; notwithstanding the foregoing, Purchaser will not be required to remove copies of any other party’s Confidential Information from any backup media or servers. Neither Party will issue or make, directly or indirectly, any press releases or other public announcements relating to the Agreement or the underlying transaction(s) without the prior written approval of the other Party.

Management Agreement
Page | 4

 CONFIDENTIAL

c. Customer Data. “Customer Data” means (1) personally identifiable information such as name, address, email address, phone number, date of birth, and picture; (2) demographic information such as age, gender, or location; (3) behavioral data such as spending habits, order history, and user preferences; and (4) any other information that relates to or identifies specific Customers, in each case that is obtained, accessed, or made available in connection with this Agreement. Company and Owner each agree that it (including its respective employees and personnel) will not access or use any Customer Data. Company agrees that Customer Data is deemed and will be treated at all times during and after the Term as Purchaser Confidential Information, regardless of whether such information is or becomes public.

6. Representations and Warranties.

a. Mutual Representations and Warranties of the Parties. Each Party hereby represents and warrants to the other that as of the Effective Date, (i) it is in good standing and is authorized to conduct business in the State of California; (ii) it has the authority under all applicable laws, rules and regulations (specifically excluding 21 U.S.C. § 811, et seq., short titled the Controlled Substance Act and its implementing regulations) (collectively “Laws”) to execute, deliver, and perform this Agreement, and to incur its obligations provided for under this Agreement; (iii) its actions under this Agreement have been and will be duly and validly authorized, and it will adopt any and all further resolutions or expenditure approvals required for execution of this Agreement; (iv) it will comply with all applicable Laws in its performance of its obligations under this Agreement.

b. Representations, Warranties, and Covenants of Company. Company represents, warrants, and covenants that (i) it holds and shall maintain during the Term, all required permits, licenses, qualifications, and consents necessary to enable the Operation as contemplated by this Agreement, including having the required permits and licenses to (A) operate as a commercial cannabis delivery service in the jurisdictions in which it operates and (B) retail, sell and deliver medicinal and adult-use/recreational Cannabis Products to the extent such retail, selling and delivery is permitted under applicable Laws, including holding and maintaining the License(s).

c. Additional Post-Effective Date Operation Covenants. From the Effective Date until the Initial Closing Date (as defined in the Membership Interest Purchase Agreement), and without limiting the Owner’s and the Company’s other obligations described herein, the Owner shall appoint an individual representative of the Owner and the Company, to assist in the performance of all obligations of the Company described in this Agreement, including, without limitation, establishing the Purchaser Account, (such representative, the “Company Representative”).

Management Agreement
Page | 5

CONFIDENTIAL

7. Indemnification. Company agrees to defend, indemnify and hold harmless Purchaser, its affiliates, its licensors, and each of their officers, directors, employees, attorneys and agents from and against any and all claims, costs, damages, judgments, decrees, fines, penalties, liabilities and expenses (including reasonable attorneys’ fees and litigation costs) arising out of any claim brought by any third party (including, for clarity, Company’s employees or personnel (including independent contractors)) in connection with: (i) Company’s actual or alleged breach of this Agreement or violation of applicable Law; and/or (ii) Company’s (including its employees, personnel, contractors and agents) negligence or intentional misconduct, except in each case to the extent arising from Purchaser’s breach of this Agreement, negligence, or willful misconduct.

Purchaser agrees to defend, indemnify and hold harmless the Company and Owner, their affiliates, their licensors, and each of their officers, directors, employees, attorneys and agents from and against any and all claims, costs, damages, judgments, decrees, fines, penalties, liabilities and expenses (including reasonable attorneys’ fees and litigation costs) arising out of any claim brought by any third party (including, for clarity, Purchaser’s employees or personnel (including independent contractors)) in connection with: (i) Purchaser’s actual or alleged breach of this Agreement or violation of applicable Law; (ii) employer obligations which Company or Owner does not expressly assume hereunder, employee(s) claims and/or employee(s) rights with respect to Purchaser’s workforce or personnel, including drivers and independent contractors which do not arise directly from the actions of the Company or Owner or Purchaser’s operation of the Operation; and/or (iii) Purchaser’s (including its employees, personnel, contractors and agents) negligence or intentional misconduct, except in each case to the extent arising from the Company or Owner’s breach of this Agreement, negligence, or willful misconduct.

8. Relationship of the Parties. The Parties are independent contractors of each other. Nothing herein shall be construed to create, evidence, or imply an employer/employee, partnership, or joint venture relationship. The Parties are not agents of each other and are not authorized to make any representation, contract, or commitment on behalf of each other, nor will the Parties or their employees, independent contractors, or other personnel be entitled to any benefits that the other Party may make available to its employees, except as otherwise explicitly set forth herein. There are no third-party beneficiaries to this Agreement. Furthermore, each Party acknowledges and agrees that except as otherwise agreed by the Parties in writing the employing Party is the sole employer of its employees (and any other personnel, including independent contractors) and the other Party is not an employer or co-employer of said employees (or any other personnel, including independent contractors).

9. Miscellaneous.

a. Entire Agreement. This Agreement contains the entire understanding and agreement of the Parties with respect to the transactions and matters contemplated by this Agreement, supersedes all previous Agreements or negotiations between the Parties concerning the subject matter of this Agreement, and cannot be amended except by a writing signed by both Parties. This Agreement may be executed in one or more counterparts, including facsimile signatures, each of which is deemed an original, and all of which, taken together, shall constitute one and the same Agreement.

b. Non-Waiver. No waiver of any provision, or of any breach of any provision, of this Agreement shall be effective unless made in writing and signed by an authorized representative of the waiving party. No waiver of a breach shall be deemed a continuing waiver of said breach or of any prior or subsequent breach, unless otherwise expressly set forth in such signed written waiver.

Management Agreement
Page | 6

CONFIDENTIAL

c. Severability. If any provision of this Agreement is illegal or invalid for any reason whatsoever as determined by a court of competent jurisdiction, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement and such provision will be replaced by a valid provision that has a similar economic effect. Each party waives any and all claims or contests it has, based on Laws proposed or in effect as of the Effective Date of this Agreement, which would or could challenge the existence, validity or enforceability of this Agreement.

d. Choice of Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of California without reference to its choice of law rules. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

e. ARBITRATION. EXCEPT AS PROVIDED BELOW, ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH THEREOF, THE CONSTRUCTION, VALIDITY, ENFORCEABILITY, OR INTERPRETATION OF THIS AGREEMENT OR ANY PROVISION HEREIN, INCLUDING THIS ARBITRATION PROVISION, THE PARTIES’ RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT, OR ANY TRANSACTION ARISING FROM OR CONNECTED TO THIS AGREEMENT, SHALL BE RESOLVED BY ARBITRATION ADMINISTERED BY JUDICIAL ARBITRATION & MEDIATION SERVICES (“JAMS”), PURSUANT TO ITS STREAMLINED ARBITRATION RULES AND PROCEDURES. ALL CLAIMS SHALL BE HEARD BY A SINGLE ARBITRATOR WHO IS A RETIRED JUDGE OR JUSTICE, AGREED UPON BY THE PARTIES OR SELECTED PURSUANT TO JAMS RULES. THE PLACE OF ARBITRATION SHALL BE ORANGE COUNTY, CALIFORNIA. THE ARBITRATOR SHALL APPLY CALIFORNIA SUBSTANTIVE LAW IN THE ADJUDICATION OF ALL CLAIMS. THE ARBITRATOR MAY AWARD THE PREVAILING PARTY IN THE ARBITRATION ITS REASONABLE ATTORNEYS’ FEES AND EXPENSES. JUDGMENT ON THE ARBITRATOR’S AWARD MAY BE ENTERED BY ANY STATE COURT IN CALIFORNIA. EACH PARTY UNDERSTANDS THAT BY ENTERING INTO THIS AGREEMENT THEY ARE WAIVING THE RIGHT TO A JURY TRIAL. NOTWITHSTANDING THE ABOVE, THE PARTIES AGREE THAT THIS SUBSECTION SHALL NOT PRECLUDE A PARTY FROM APPLYING IN THE SUPERIOR COURT IN ORANGE COUNTY FOR ANY PRELIMINARY OR EMERGENCY INJUNCTIVE RELIEF AVAILABLE UNDER APPLICABLE LAWS FOR ANY PURPOSE, THE APPLICATION FOR OR ENFORCEMENT OF WHICH SHALL NOT CONSTITUTE A WAIVER OF THE AGREEMENT TO SUBMIT TO ARBITRATION PURSUANT TO THIS PROVISION.

f. Force Majeure. No Party shall be deemed to be in default of or to have breached any provision of this Agreement as a result of any delay, failure in performance, or interruption of service, to the extent resulting directly or indirectly from any act of God, act of nature, terrorism, act of civil or military authorities, civil disturbance, war (declared or undeclared), Pandemic Delay (defined herein) or other catastrophe or occurrence, in each case that is beyond that Party’s reasonable control. The term “Pandemic Delay” shall mean delays resulting from any decree, order, ordinance, statute, moratorium, or other governmental action or proceeding relating to the COVID-19 outbreak or other pandemic, illness, or communicable disease, which prohibits, restricts or materially delays the Operation or the Obligations.

Management Agreement
Page | 7

CONFIDENTIAL

g. Notices. Any notice or other communication required or permitted to be given under this Agreement shall be given in writing and delivered by first class mail (return receipt requested), in person, by facsimile or e-mail, or by courier service, properly addressed and with all applicable delivery charges prepaid, to the contact and address listed in this Section (in the case of Purchaser) or the contact and address indicated in the preamble of this Agreement (in the case of Company), and shall be deemed effective on (i) delivery if sent by courier, facsimile, email, or in person, or (ii) receipt if sent by mail. Either Party may from time to time change such contact information by giving the other Party notice of the change in accordance with this Section. Company will ensure its billing and contact information is current and correct and notify Purchaser in accordance with this Section of any changes.

to the Company (prior to the MIPA Closing):

People’s Riverside, LLC

Attn: Bernard Steimann

125 West La Cadena Dr.

Riverside, CA 92501

with a copy (which shall not constitute notice to the Company for the purposes of this Section 9(g)) to:

Janus Capital Law Group

22 Executive Park, Suite 250

Irvine, California 92614

Email: dcolby@januscapitallaw.com

Attention: Deron M. Colby, Esq.

to Purchaser or, following the MIPA Closing, the Company:

Unrivaled Brands, Inc.

3242 S. Halladay St., Suite 202

Santa Ana, CA 92705

Email:

Attention: Joseph E. Segilia; Frank Knuettel

with a copy (which shall not constitute notice to Purchaser or the Company for the purposes of this Section 9(g)) to:

Thompson Hine LLP

3560 Lenox Rd NE Ste 1600

Atlanta, GA 30326

Email: Faith.Charles@thompsonhine.com;

Naveen.Pogula@thompsonhine.com

Attention: Faith Charles; Naveen Pogula

 to the Owner:

People’s California, LLC

Attn: Bernard Steimann

3843 S. Bristol St., #614

Santa Ana, CA 92704

Management Agreement
Page | 8

CONFIDENTIAL

with a copy (which shall not constitute notice to the Owner for the purposes of this Section 9(g)) to:

Janus Capital Law Group

22 Executive Park, Suite 250

Irvine, California 92614

Email: dcolby@januscapitallaw.com

Attention: Deron M. Colby, Esq.

h. No Assignment; Successors. Company may not assign this Agreement or assign any rights or delegate any duties under it without the prior written consent of Purchaser. Purchaser may not assign this Agreement or assign any rights or delegate any duties under it without the prior written consent of Company. Notwithstanding the foregoing, Purchaser may assign this Agreement or assign any rights or delegate any duties under this Agreement to any corporate affiliate or to any purchaser of all or substantially all of its assets which relate to this Agreement or to any successor by way of merger, consolidation, or any similar transaction without the written consent of the Company but only after giving the Company written notice of such assignment. Any purported transfer in violation of this Section will be void. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns and is not intended to confer upon any other person or entity any rights or remedies under this Agreement.

[Signatures appear on following page]

Management Agreement
Page | 9

CONFIDENTIAL

Agreed as of the Effective Date, Unrivaled Brands, Inc.

Name: Francis Knuettel II
Title: Chief Executive Officer

[Signature Page to Management Agreement]

CONFIDENTIAL

Agreed as of the Effective Date, People’s Riverside, LLC

Name: Bernard Steimann
Title: Manager

People’s California, LLC

Name: Bernard Steimann
Title: Manager

EXHIBIT A

OBLIGATIONS

1.	Purchaser shall be entitled to perform the following services in connection with the Depot and the Operation:

a.

Operation Management and Management Support. Except as otherwise set forth in Section 2 of this Exhibit A, Purchaser shall be exclusively responsible for performing, pursuant to the authorization granted by Company in Section 1(b), all of Company’s management services and management support services and rights related to the Operation and the operation of the Depot, including but not limited to recruiting and employees and officers, negotiating employment agreements and terms and developing management protocol consistent with industry standards. Management and management support personnel may be employees of Purchaser (or its affiliates) and may participate in Purchaser’s (or its affiliates’) benefits programs, including equity compensation plans, in Purchaser’s sole discretion.

b.

Inventory Management. Purchaser shall be solely responsible for the purchasing and management of all Purchaser Products inventory, from original wholesale purchase through retail disposition, including but not limited to the selection and administration of ERP, inventory tracking, and other logistics systems.

c.

Legal Support. Purchaser may at its discretion provide legal services in connection with the day-to-day operations of the Depot, to ensure compliance with applicable law and the representation of the Company’s legal interests as holder of the Licenses. Legal support personnel may be employees of Purchaser (or its affiliates) and may participate in Purchaser’s (or its affiliates’) benefits programs, including equity compensation plans, in Purchaser’s sole discretion.

d.

Labor Administration. Purchaser shall be exclusively responsible for hiring and terminating the Dedicated Employees on behalf of the Company and maintaining required employment records. Purchaser shall have the right to be involved in and/or approve of any labor negotiations and planning sessions which relate to the Operation, including any interactions or communications with labor unions.

e.

Employees. Purchaser may provide permanent and/or temporary employees to support the operations of the Operation. The employees may be employees of Purchaser (or its affiliates) and may participate in Purchaser’s (or its affiliates’) benefits programs, including equity compensation plans, in Purchaser’s sole discretion.

f.	Payroll and Benefits Services. Purchaser shall be exclusively responsible for payroll, benefits, and related matters for all Dedicated Employees.

	g.	Vendor Relations. Purchaser shall be exclusively responsible for maintaining all vendor relationships related to the Operation.

	h.	Customer Service. Purchaser shall be exclusively responsible for interacting with all Customers in connection with the Operation.

	i.	Marketing and Branding. Purchaser shall be exclusively responsible for creating and maintaining marketing and branding systems in connection with the Operation.

j.

Professional Services. Purchaser shall be exclusively responsible for hiring outside counsel, accountants, and securing any additional outside professional services as may be needed from time to time in furtherance of the Operation, but in no event shall Purchaser be obligated to do so in connection with the internal operations of Company or Company’s related businesses (e.g., retail storefront operating from the Depot).

k.

Banking. Purchaser, in collaboration with Company as necessary or as required by applicable law or the pertinent banks or other financial institutions, shall be responsible for obtaining and maintaining banking relationships in connection with the Operation. The Company will provide all assistance reasonably requested by Purchaser related to the creation and maintenance of these banking relationships and related bank accounts.

l.

Filings. Purchaser, in collaboration with Company as necessary or as required by applicable law or the pertinent regulators, shall be responsible for all of the regulatory and other filings that are required or otherwise necessary in connection with the Operation and the relevant License(s). The Company will provide all assistance reasonably requested by Purchaser related to filings and other similar actions.

2.	Without limiting the Company’s obligations as otherwise set forth in this Agreement, Company shall perform the following services in connection with the Operation:

a.	License(s) Maintenance. During the Term, Company shall take all reasonable actions required, or requested by Purchaser, in furtherance of preserving the status and validity of the License(s).

b.	Depot Space. At all times, dedicate all Depot space for the Operation as operated by Purchaser.

c.

Utilities and Maintenance: At all times, provide adequate utilities and physical conditions for the operation of the Operation, including ensuring that the Depot is in compliance with all terms and conditions of the Lease and any applicable state and local regulations.

d.

Security: Subject to all direction provided by Purchaser pursuant to this Agreement and its approval in all respects, provide adequate security and Depot access control (including key cards and/or badges) as mutually agreed by the Parties.

e.

Banking. Company shall cooperate with Purchaser in order to establish and maintain the Purchaser Account, and the relevant banking and payment processing relationships as set forth in this Agreement, and shall provide all documentation, assistance, and approvals reasonably requested by Purchaser in furtherance thereof.

EXHIBIT B

EXPENSES

1. During the Term, the following expenses to the extent incurred after the Effective Date shall be the sole responsibility of Purchaser and shall be timely paid directly from the Purchaser Account (“Purchaser Expenses”) or any other account of Purchaser’s choosing:

a.	COGS. All actual costs of goods sold for all Purchaser Products inventory.

b.

Dedicated Employees. All actual expenses related to the employment of the Dedicated Employees, including salaries, wages, benefits, and mileage reimbursements for drivers. To the extent any such costs are shared with other Company employees, Purchaser’s responsibility shall be on a pro rata basis.

c.	Incremental Licensing Fees. Any incremental increase in the annual cannabis licensing fees associated with the Licenses which is the direct result of revenues derived solely by the Operation.

d.	Purchaser Taxes. The actual sales, excise, and other taxes payable by Purchaser directly arising from the sale of Purchaser Products to Customers in connection with the Operation.

e.	Purchaser Insurance. All actual costs of insurance policies maintained by Purchaser which are related to the operation of the Operation.

f.

Payment Equipment Service; Payment Processing Fees. All actual costs associated with the equipment and service (e.g., payment terminals, networks, and connectivity) utilized by Purchaser or the Dedicated Employees in connection with the Operation, including all fees and expenses associated with payment processing and utilization of the equipment.

g.

Back Office Expenses. All actual costs associated with payroll, accounting, timecards, business software, and other miscellaneous office expenses to the extent directly arising from the operation of the Operation.

h.	Banking Fees. All standard fees imposed by banking institutions associated with the Purchaser Account and/or payment processing to the extent such fees arise directly from the Operation.

1.	Security. All incremental increases in actual costs of security services at the Depot that result directly from the operation of the Operation.

2.

Auto Insurance: All costs related to auto insurance to be purchased by Purchaser covering the hired and a non-owned auto exposure for Dedicated Employees use of their own automobiles for the Operation.

i.	Rent. Rent owed by Company under the Lease (or any sublease) associated with the Depot for the period after the Effective Date.

j.	Utilities. Utility expenses attributable to the operation of the Depot or Operation, including but not limited to electricity, water, gas, and internet.

k.	Company Insurance. All actual costs of any insurance policy maintained in connection with the Depot (e.g., which may be required by the Depot lease) or the Operation.

l.	Security. All actual costs of security services at the Depot.

m.

Licensing Fees. Except as otherwise set forth in the Agreement or as otherwise agreed between the Parties in the Membership Interest Purchase Agreement, all expenses arising from the maintenance of the License(s), including any renewal fees, filing fees, legal fees, and other administrative fees.

n.	Other Expenses. Such other unreimbursed, reasonable out-of-pocket costs associated with the Operation which are agreed to in writing by the Parties prior to Company incurring such expenses.

EXHIBIT C

MANAGEMENT FEE

1.	Fees. As Management Fees Purchaser shall be entitled to retain One Hundred Percent (100%) of the revenue derived from the Operation.